Exhibit 10.1
Execution Version

_______________________________________

$425,000,000

CREDIT AGREEMENT

Dated as of June 26, 2019

by and among

R1 RCM INC.,
as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,

BANK OF AMERICA, N.A.,
as Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
as Lenders,
and
BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
WELLS FARGO BANK, NATIONAL ASSOCIATION, and
CAPITAL ONE, NATIONAL ASSOCIATION,
as Joint Lead Arrangers,

BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A., and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Bookrunners

and

CAPITAL ONE, NATIONAL ASSOCIATION, and
KEYBANC CAPITAL MARKETS INC.,
as Co-Syndication Agents

_______________________________________

US-DOCS\107839297.14

i

SCHEDULES
Schedule 1.1(a)        Initial Term Loan Commitments
Schedule 1.1(b)        Revolving Loan Commitments
Schedule 3.6        Litigation
Schedule 3.11        Subsidiaries and Stock and Stock Equivalents
Schedule 4.12        Post-Closing Requirements
Schedule 5.1(b)        Existing Liens
Schedule 5.2(f)        Existing Investments
Schedule 5.3(c)        Surviving Indebtedness
Schedule 5.7        Transactions with Affiliates
Schedule 5.12(b)    Negative Pledge
Schedule 9.2        Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Exhibit 1.1(d)        Form of Swing Loan Request
Exhibit 1.6        Form of Notice of Conversion/Continuation
Exhibit 1.7        Form of Notice of Prepayment
Exhibit 2.1(f)        Form of Solvency Certificate
Exhibit 4.2(b)        Form of Compliance Certificate
Exhibit 9.9(g)(i)(A)    Form of Affiliated Lender Assignment and Assumption
Exhibit 11.1(a)        Form of Assignment
Exhibit 11.1(c)        Form of Notice of Borrowing
Exhibit 11.1(d)        Form of Revolving Note
Exhibit 11.1(e)        Form of Swingline Note
Exhibit 11.1(f)        Form of Term Note

v

CREDIT AGREEMENT
This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of June 26, 2019, by and among R1 RCM Inc., a Delaware corporation (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, Bank of America, N.A. (in its individual capacity, “Bank of America”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and such Lenders.
W I T N E S S E T H:
WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, (x) Revolving Loan Commitments (which Revolving Loan Commitments shall include a letter of credit sub-facility and swingline sub-facility) in an aggregate principal amount of $100,000,000 and (y) Initial Term Loans in an aggregate principal amount of $325,000,000, in each case, upon and subject to the terms and conditions set forth in this Agreement (together such facilities as set forth herein, the “Facilities”) to (a) refinance, in full, all existing Indebtedness under the Existing Credit Agreement (and permanently terminate all commitments thereunder) and release and terminate all liens securing such Indebtedness and discharge all guarantees thereunder, (b) repurchase or redeem, in full, the Subordinated Notes issued under that Subordinated Note Purchase Agreement and discharge all guarantees thereunder and under the Subordinated Notes Indebtedness Documents (the refinancing and repurchase or redemption and related releases, termination and discharges described in clauses (a) and (b), the “Refinancing”), (c) provide for working capital, Capital Expenditures, Permitted Acquisitions, Investments and other general corporate purposes of the Borrower and its Restricted Subsidiaries, and (d) fund the Transaction Expenses;
WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;
WHEREAS, subject to the terms hereof, the Borrower is willing to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property; and
WHEREAS, subject to the terms hereof, each Credit Party (other than the Borrower) is willing to guaranty all of the Obligations of the Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

Article I.

THE CREDITS
1.1    Amounts and Terms of Commitments.
(a)    The Initial Term Loan.
(i)    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with an Initial Term Loan Commitment severally and not jointly agrees to lend to the Borrower in a single loan on the Closing Date in Dollars, the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Initial Term Loan Commitment” (such amount being referred to herein as such Lender’s “Initial Term Loan Commitment”). Amounts borrowed under this Section 1.1(a)(i) are referred to as the “Initial Term Loan.”
(ii)    Amounts borrowed as a Term Loan that are repaid or prepaid may not be re-borrowed.
(b)    The Revolving Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Revolving Loans to the Borrower from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in Dollars, in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Loan Commitment, which Revolving Loan Commitments, as of the Closing Date, are set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitments”; provided, however, that (i) after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance and (ii) Revolving Loans borrowed on the Closing Date shall not exceed an aggregate principal amount equal to $60,000,000. Subject to the other terms and conditions hereof, amounts borrowed under this Section 1.1(b) may be repaid and re-borrowed from time to time. The “Maximum Revolving Loan Balance” from time to time equals (i) the Aggregate Revolving Loan Commitment then in effect less (ii) the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) the aggregate principal amount of outstanding Swing Loans.
(c)    Letters of Credit.
(i)    Conditions. On the terms and subject to the conditions contained herein, the Borrower (on behalf of itself or any of its Restricted Subsidiaries) may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices (including the provision of required Issuer Documents), and for the account of any Credit Party, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Availability Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:
(A)    (i) Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $15,000,000 (the “L/C Sublimit”);

(B)    the expiration date of such Letter of Credit (i) is not a Business Day, (ii) unless consented to by the L/C Issuer, is more than one year after the date of Issuance thereof (or, in the case of trade Letters of Credit, 180 days) or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date (unless cash collateralized or backstopped in a manner reasonably satisfactory to the Agent); provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower (or the applicable Restricted Subsidiary) and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period, (y) neither such L/C Issuer nor the Borrower (or the applicable Restricted Subsidiary) shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above, and (z) and complies with the other requirements set forth in clause (ii)(B) below; or
(C)    (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not reasonably acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower (or the applicable Restricted Subsidiary) on behalf of the Credit Parties, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”);
provided, further, that no L/C Issuer shall be under any obligation to Issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Requirement of Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)    the Issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $250,000;
(D)    unless otherwise agreed by the L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars; or

(E)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Revolving Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 1.11(e)(iv), or (z) the applicable L/C Issuer has entered into arrangements, including the delivery of cash collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 1.11(e)(iv) with respect to the Non-Funding Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion).
(ii)    Notice of Issuance and Letter of Credit Application.
(A)    The Borrower (or the applicable Restricted Subsidiary) shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, appropriately completed and signed by a Responsible Officer of the Borrower, which shall be effective only if received by such L/C Issuer and Agent not later than 1:00 p.m. on the third (3rd) Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing in the form of an application and agreement for the issuance or amendment of a Letter of Credit from time to time in use by such L/C Issuer, appropriately completed and signed by a Responsible Officer of the Borrower (an “L/C Request”). In the case of a request for an initial issuance of a Letter of Credit, such L/C Request shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C request shall specify in form and detail satisfactory to such L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment;

and (4) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to such L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or Agent may reasonably require.
(B)    If the Borrower so requests in any applicable L/C Request, the applicable L/C Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date (unless cash collateralized in a manner reasonably satisfactory to such L/C Issuer); provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (i) of Section 1.1(c) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 2.2 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(C)    To the extent that any provision of any L/C Request or any Issuer Documents related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.
(iii)    Reporting Obligations of L/C Issuers. Promptly after receipt of any L/C Request, the applicable L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Request from the Borrower and, if not, such L/C Issuer will provide Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving Lender, Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article II shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Each L/C Issuer agrees to provide Agent, in form and substance reasonably satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower (or the applicable Restricted Subsidiary) of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.
(iv)    Acquisition of Participations. Immediately upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer, without recourse or warranty, an undivided interest and risk participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to such Lender’s Commitment Percentage of such Letter of Credit Obligations.
(v)    Reimbursement Obligations of the Borrower. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and Agent thereof. The Borrower (on behalf of itself or the applicable Restricted Subsidiary) agrees to pay (and cause the applicable Restricted Subsidiary to pay) to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower (or the applicable Restricted Subsidiary) receives notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower (or the applicable Restricted Subsidiary) as provided in this clause (v) (or any such payment by the Borrower (or the applicable Restricted Subsidiary) is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be deemed to be a request of Revolving Loans consisting of Base Rate Loans in an amount equal to such L/C Reimbursement Obligation, and shall be payable on demand by the Borrower (or the applicable Restricted Subsidiary) with, interest thereon computed, (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans (provided, no interest shall accrue with respect to the day upon which Borrower (or the applicable Restricted Subsidiary) receives notice of such L/C Reimbursement Obligation to the extent Borrower (or the applicable Restricted Subsidiary) makes payment to Agent or the L/C Issuer, as applicable, in respect of such L/C Reimbursement Obligation on the date the Borrower receives such notice) and (B) thereafter until payment in full, at the interest rate specified in Section 1.3(c) to past due Revolving

Loans that are Base Rate Loans (regardless of whether or not an election is made under such Section). The Borrowing deemed to occur pursuant to this clause (v) shall be subject to the amount of the unutilized portion of the Revolving Loan Commitments and the conditions set forth in Section 2.2 (other than the delivery of a Notice of Borrowing). Any notice given by the applicable L/C Issuer or Agent pursuant to this clause (v) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(vi)    Reimbursement Obligations of the Revolving Lenders.
(A)    Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 1.11(e)(iv)) not later than 1:00 p.m. on the Business Day specified in such notice by Agent.
(B)    By making any payment described in clause (A) above (other than during the continuation of an Event of Default under Section 7.1(f) or 7.1(g)), such Lender shall be deemed to have made (whether or not the conditions in Section 2.2 have been satisfied) a Revolving Loan in form of a Base Rate Loan to the Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, Agent shall remit the funds so received to such L/C Issuer. With respect to any unreimbursed L/C Reimbursement Obligation that is not fully refinanced by a Revolving Loan of Base Rate Loans because the conditions set forth in Section 2.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from such L/C Issuer a Letter of Credit Obligation in the amount of such unreimbursed L/C Reimbursement Obligation that is not so refinanced, which Letter of Credit Obligations shall be due and payable on demand (together with interest) and shall bear interest at the default rate specified in Section 1.3(c). Any such payment by a Revolving Lender that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion. Until each Revolving Lender funds its Revolving Loan or participation in the Letter of Credit Obligations pursuant to this clause (vi) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.
(C)    If any Revolving Lender fails to make available to Agent for the account of such L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this clause (vi) by the time specified in Section clause (vi)(A), then, without limiting the other provisions of this Agreement, such L/C

Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Loan or participation in the Letter of Credit Obligations as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(vii)    Obligations Absolute. The obligations of the Borrower and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any Letter of Credit, any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any draft, demand, certificate or other document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient, untrue or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, counterclaim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit, any L/C Issuer, the Borrower or any other Person for any reason whatsoever, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) waiver by a L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by a L/C Issuer which does not in fact materially prejudice the Borrower (D) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party, (E) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft, (F) any payment made by a L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable, (G) any payment by a L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as the L/C Issuer shall have determined that the documents appear on their face to be in conformity with such Letter of Credit; or any payment made by a L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law, (H) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder other than payment thereof in full in cash, and (I) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the applicable L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law. Nothing herein shall excuse a L/C Issuer for liability for direct, as opposed to special, indirect, punitive consequential or exemplary, damages to the extent such liability has resulted from the bad faith, gross negligence or willful misconduct of such L/C Issuer under the terms of the applicable L/C Reimbursement Agreement as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.
(viii)    Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any Requirement of Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(ix)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, Agent, any of their respective Related Persons nor any correspondent, participant or assignee of a L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, Agent, any of their respective Related Persons nor any correspondent, participant or assignee of a L/C Issuer shall be liable or responsible for any of the matters described in Section 1.1(c)(vii); provided, however, that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, punitive consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment or order). In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(x)    [Reserved].
(xi)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(xii)    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the Issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
(d)    Swing Loans.
(i)    Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrower under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided that the Borrower shall not use the proceeds of any Swing Loan to refinance any outstanding Swing Loan; provided, further, that the Swingline Lender shall not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance, (y) if it shall determine with respect to any Swing Loan (which determination shall be conclusive and binding absent manifest error) that it has, or by such Swing Loan may have, Fronting Exposure or (z) during the period commencing on the first Business Day after it receives notice from Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be re-borrowed under this clause (i). For the avoidance of doubt, Swing Loans, pursuant to the terms hereof, shall be available on the Closing Date. Immediately upon the making of a Swing Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swing Loan in an amount equal to the product of such Revolving Lender’s Commitment Percentage times the amount of such Swing Loan.
(ii)    Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to Agent a notice to be received not later than 11:00 a.m. on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or such other form as approved by Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Agent), appropriately completed and signed by a Responsible Officer of the Borrower (a “Swingline Request”). Each Swingline Request shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such Swingline Request and subject to the terms of this Agreement, the Swingline Lender will confirm with Agent (by telephone or in writing) that Agent has also received such Swingline Request and, if not, the Swingline Lender will notify Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Loans (A) directing the Swingline Lender not to make such Swing Loan as a result of the limitations set forth in clause (d)(i)(x) above, or (B) that one or more of the applicable conditions specified in Article II is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing (which date may be the same date of the Swingline Request).
(iii)    Refinancing Swing Loans.
(A)    The Swingline Lender may at any time (and shall no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to Section 1.11(e)(iv)).
(B)    Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 12:00 p.m. may, in Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under Section 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.
(iv)    Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Article II to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing or Swingline Request (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.
(e)    Incremental Facilities.
(i)    Requests. After the Closing Date, the Borrower may, by written notice to Agent (each, an “Incremental Facility Request”), request increases in the Term Loans or additional term loan facilities to be incurred hereunder and under the other Loan Documents (each, whether or not a separate tranche, an “Incremental Term Loan Commitment” and the term loans thereunder, an “Incremental Term Loan”) or request to add one or more series of junior lien term loans or notes, subordinated term loans or notes or senior unsecured term loans or notes, or any bridge facility, in each case, issued in (x) a public offering, Rule 144A or other private placement or (y) a bridge facility or in a syndicated loan financing or otherwise, in all cases, in lieu of Incremental Term Loans and to be incurred under separate documentation from this Agreement and the other Loan Documents (the “Incremental Equivalent Indebtedness”) and/or, prior to the Revolving Termination Date, increases in the Revolving Loan Commitments or additional revolving credit facilities to be incurred hereunder and under the other Loan Documents (each, an “Incremental Revolving Loan Commitment” and the loans thereunder, “Incremental Revolving Loans”; each Incremental Term Loan Commitment and each Incremental Revolving Loan Commitment are each sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”), in Dollars; provided that the aggregate principal amount of Incremental Facilities and Incremental Equivalent Indebtedness shall not exceed (x) $115,000,000 (the “Fixed Incremental Amount”) plus (y) an unlimited additional amount (the “Unlimited Incremental Amount”) determined in accordance with Section 1.1(e)(ii)(B) below; and provided further that (x) no commitment of any Lender shall be increased without the consent of such Lender and (y) in no event, for the avoidance of doubt, shall any Incremental Equivalent Indebtedness be secured on an equal and ratable basis with the Obligations. Such notice shall set forth (A) the amount of the Incremental Term Loan Commitment, Incremental Equivalent Indebtedness or Incremental Revolving Loan Commitment being requested, (B) the date (an “Incremental Effective Date”) on which such Incremental Facility and/or Incremental Equivalent Indebtedness is requested to become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to Agent, (C) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Facility and/or Incremental Equivalent Indebtedness be allocated and the amounts of such allocations, each of which shall be reasonably satisfactory to Agent and, in the case of any Incremental Revolving Loan Commitment, each L/C Issuer and the Swingline Lender to the extent required under Section 9.9; provided that any existing Lender approached to provide all or a portion of such Incremental Facility and/or Incremental Equivalent Indebtedness may elect or decline, in its sole discretion, to provide such Incremental Facility and/or Incremental Equivalent Indebtedness, and (D) if an Incremental Term Loan Commitment, whether the related Incremental Term Loan is to be a LIBOR Rate Loan or a Base Rate Loan (and, if a LIBOR Rate Loan, the Interest Period therefor). Each Incremental Term Loan Commitment, Incremental Revolving Loan Commitment and/or Incremental Equivalent Indebtedness shall be in a minimum principal amount of not less than $5,000,000 or any whole multiple of $500,000 in excess thereof (provided that such principal amount may be less than $5,000,000 if such amount represents all remaining availability under the aggregate limit in respect of the Incremental Facilities and/or Incremental Equivalent Indebtedness set forth above).
(ii)    Conditions. No Incremental Facility or Incremental Equivalent Indebtedness shall become effective under this Section 1.1(e) unless, after giving effect to such Incremental Facility or Incremental Equivalent Indebtedness and to any Specified Transaction consummated in connection therewith, the Loans to be made thereunder (assuming (1) that the full committed amount of any Incremental Revolving Loan shall be treated as outstanding for such purpose, and (2) cash proceeds of any such Incremental Facilities or Incremental Equivalent Indebtedness shall not be netted from Indebtedness for purposes of calculating compliance with the First Lien Net Leverage Ratio or the Total Net Leverage Ratio; provided that to the extent the proceeds of any such Incremental Facility or Incremental Equivalent Indebtedness are to be used to repay Indebtedness, it shall not limit the Borrower’s ability to give Pro Forma effect to such repayment of Indebtedness and all other appropriate pro forma adjustments) and the application of the proceeds therefrom:
(A)    no Event of Default shall exist at the time of funding (assuming, in the case of any Incremental Revolving Loan, that the entire amount of such increase is funded); provided, that solely with respect to an Incremental Term Loan or Incremental Equivalent Indebtedness the proceeds of which are intended to and shall be used to finance substantially contemporaneously a Permitted Acquisition that is a Limited Condition Transaction, to the extent agreed by the lenders providing such Incremental Term Loan or Incremental Equivalent Indebtedness, such Incremental Term Loan or Incremental Equivalent Indebtedness shall be subject to a customary “funds certain provision” that does not impose as a condition to funding thereof that no Event of Default exists at the time such Limited Condition Transaction is consummated, in which event, the condition shall be that no Event of Default shall exist on the date on which the definitive acquisition agreement with respect to such Permitted Acquisition is executed and delivered by the parties thereto and that no Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) shall exist immediately before or after giving effect to such Permitted Acquisition and the related Incremental Term Loan or Incremental Equivalent Indebtedness;
(B)    solely with respect to the Unlimited Incremental Amount, (i) in the case of Incremental Facilities secured by a lien on the Collateral ranking pari passu with the lien on the Collateral securing the Initial Term Loan, the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recently ended Test Period shall not exceed 3.25:1.00 (other than to the extent of amounts incurred concurrently with the incurrence of such Incremental Facilities in reliance on the Fixed Incremental Amount, in which case the First Lien Net Leverage Ratio shall be permitted to exceed such level to the extent of such amounts incurred in reliance on the Fixed Incremental Amount) and (ii) in the case of Incremental Facilities that are unsecured or that are secured by a lien on the Collateral ranking junior to the liens on the Collateral securing the Initial Term Loan and/or Incremental Equivalent Indebtedness, the Borrower shall be in compliance with the Financial Covenants (calculated on a Pro Forma Basis) as of the end of the most recently ended Test Period; provided solely with respect to an Incremental Term Loan or Incremental Equivalent Indebtedness the proceeds of which are intended to and shall be used to finance substantially contemporaneously a Permitted Acquisition, such Permitted Acquisition may be consummated notwithstanding the failure to comply with the applicable ratio set forth in this clause (B) if such Permitted Acquisition is a Limited Condition Transaction and the Borrower was in compliance with such ratio on a Pro Forma Basis (giving effect to such Permitted Acquisition and the related Incremental Term Loan or Incremental Equivalent Indebtedness, in addition to any other applicable transactions), and assuming, in the case of each of clauses (B)(i) and (B)(ii), any Incremental Revolving Loans are fully funded on the date that a legally binding commitment was entered into with respect to such Permitted Acquisition; and provided further that for purposes of this clause (B), the proceeds from any such Incremental Facility or Incremental Equivalent Indebtedness shall not be netted against, as applicable, Consolidated First Lien Net Debt or Consolidated Net Debt for purposes of calculating the First Lien Net Leverage Ratio or, as applicable, the Total Net Leverage Ratio;
(C)    the representations and warranties contained in Article III shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of funding such Incremental Facility or Incremental Equivalent Indebtedness, with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects (without duplication of any materiality qualifier contained therein) in each case as of such earlier date), provided that solely with respect to an Incremental Term Loan or Incremental Equivalent Indebtedness the proceeds of which are intended to and shall be used to finance substantially contemporaneously a Permitted Acquisition that is a Limited Condition Transaction, to the extent agreed by the lenders providing such Incremental Term Loan or Incremental Equivalent Indebtedness, this condition to such Incremental Term Loan or Incremental Equivalent Indebtedness may be limited to a customary “funds certain provision” with respect to the representations and warranties that are required to be true and correct at the time the Permitted Acquisition and the related Incremental Term Loan or Incremental Equivalent Indebtedness are consummated;
(D)    proceeds of such Incremental Facility or Incremental Equivalent Indebtedness shall be used solely as permitted by Section 4.11; and
(E)    Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the foregoing and, to the extent applicable, demonstrating that the Borrower and its Restricted Subsidiaries are in compliance with the First Lien Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio requirements, as applicable, set forth in Section 1.1(e)(ii)(B) above, in form and substance reasonably satisfactory to Agent.
(iii)    Terms.
(A)    (I) (x) The final maturity date of any Incremental Term Loan secured by a lien on the Collateral ranking pari passu with the lien on the Collateral securing the Initial Term Loans that is a separate Class shall be no earlier (but may be later) than the maturity date of the Initial Term Loans and (y) the final maturity date of any Incremental Term Loan that is unsecured or that is secured by a lien on the Collateral ranking junior to the liens on the Collateral securing the Initial Term Loan and/or the final maturity date of any Incremental Equivalent Indebtedness shall be no earlier (but may be later) than the date that is ninety-one (91) days after the maturity date of the Initial Term Loans and (II) the Weighted Average Life to Maturity of (x) any such Incremental Term Loan secured by a lien on the Collateral ranking pari passu with the lien on the Collateral securing the Initial Term Loans shall not be shorter (but may be longer) than the Weighted Average Life to Maturity of the Initial Term Loans (measured without giving effect to any prepayments of the Initial Term Loans) and (y) any such Incremental Term Loan that is unsecured or that is secured by a lien on the Collateral ranking junior to the liens on the Collateral securing the Initial Term Loan and/or any Incremental Equivalent Indebtedness shall not, in each case, be shorter (but may be longer) than the Weighted Average Life to Maturity of the Initial Term Loans (measured without giving effect to any prepayments of the Initial Term Loans), plus ninety-one (91) days.
(B)    If the initial All-In Yield applicable to any Incremental Term Loan exceeds by more than 0.50% per annum the corresponding All-In Yield applicable to the then outstanding Initial Term Loans (the amount of such excess above 0.50% being referred to herein as the “Yield Differential”), then the Applicable Margin with respect to the Initial Term Loan shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Term Loan (it being agreed that to the extent the All-In Yield with respect to such Incremental Term

Loan is greater than the All-In Yield of the Initial Term Loans solely as a result of a higher LIBOR floor, then the increased interest rate applicable to the Initial Term Loans shall be effected solely by increasing the LIBOR floor applicable thereto).
(C)    (1) Except as otherwise set forth in this Section 1.1(e), the covenants, events of default and guarantees of such Incremental Term Loan, if not consistent with the terms of the Initial Term Loans, shall be on terms agreed by the Borrower and the Lenders providing such Incremental Term Loan, (2) (x) all Incremental Term Loans secured by a lien on the Collateral ranking pari passu with the lien on the Collateral securing all other Initial Term Loans, Revolving Loan Borrowings and other applicable Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be secured by the relevant Collateral Documents (and not secured by any collateral other than the Collateral) and guaranteed under each relevant Guaranty (and not guaranteed by any Person who is not a Guarantor), (y) all Incremental Term Loans secured by a lien on the Collateral ranking junior to the liens on the Collateral securing all other Initial Term Loans (and all interest, fees and other amounts payable thereon) shall not be secured by any collateral other than the Collateral on a junior basis to the liens on the Collateral securing all other Initial Term Loans, Revolving Loan Borrowings and other applicable Incremental Term Loans and (z) in no event shall any Incremental Term Loans be guaranteed by any Person that is not Guarantor and (3) in no event shall any Incremental Term Loans be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of the then outstanding Term Loans unless accompanied by at least a ratable payment of such Term Loans (other than any customary bridge facility).
(D)    (x) Any Incremental Revolving Loans that are made as an increase in the initial Revolving Credit Commitment shall be on the same terms (as amended from time to time) (including all-in pricing and maturity date) as, and pursuant to documentation applicable to, the initial Revolving Loans and (y) any Incremental Revolving Loans that are made as a separate tranche to the existing Revolving Credit Commitments shall mature no earlier than, and will require no scheduled amortization or mandatory commitment reduction prior to, the maturity of the then existing Revolving Credit Commitments and all other material terms (other than pricing, maturity, and fees) shall be substantially identical to the then existing Revolving Credit Commitments.
(E)    (1) any Affiliated Lender providing any Incremental Term Loan Commitment, any Incremental Term Loans or any Incremental Equivalent Indebtedness shall be subject to the same restrictions set forth in Section 9.9(g) as it would otherwise be subject to with respect to any purchase by or assignment of Term Loans to such Affiliated Lender and no Affiliated Lender may provide any Incremental Revolving Loan Commitment or Incremental Revolving Loan and (2) any Debt Fund Affiliate providing an Incremental Term Loan Commitment, any Incremental Term Loans or any commitment with respect to Incremental Equivalent Indebtedness shall be subject to the same restrictions set forth in Section 9.9(h) as it would otherwise be subject to with respect to any purchase by or assignment of Term Loans to such Debt Fund Affiliate and no Debt Fund Affiliate may provide any Incremental Revolving Loan Commitment or Incremental Revolving Loan.

(F)    Incremental Equivalent Indebtedness, to the extent secured, shall be subject to customary intercreditor terms to be reasonably acceptable to Agent and the Borrower; provided that (1) all Incremental Equivalent Indebtedness, to the extent secured, shall not be secured by any collateral other than the Collateral and in any event not guaranteed by any Person who is not a Guarantor, (2) in no event shall any Incremental Equivalent Indebtedness be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of the then outstanding Term Loans unless accompanied by at least a ratable payment of such Term Loans (other than any customary bridge facility), (3) for the avoidance of doubt and to the extent secured, in no event shall any Incremental Equivalent Indebtedness be secured by a lien on the Collateral ranking pari passu with the lien on the Collateral securing the then outstanding Term Loans, (4) all Incremental Equivalent Indebtedness shall be documented separately from this Agreement and the other Loan Documents and (5) all Incremental Facilities that are unsecured or secured on a junior basis to Loans hereunder shall be documented separately from this Agreement and the other Loan Documents.
(iv)    Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and the Borrower, to effect the provisions of this Section 1.1(e). For the avoidance of doubt, this Section 1.1(e) shall supersede any provisions in Section 9.1. From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 1.1(e) (other than with respect to any Incremental Facility that is unsecured or that is secured by a lien on the Collateral ranking junior to the liens on the Collateral securing the then outstanding Term Loans and Incremental Equivalent Indebtedness) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments, including compliance with Section 4.12(a). Each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans which are not separate Classes, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of Term Loans that are LIBOR Rate Loans to be converted into a Borrowing of Term Loans that are Base Rate Loans on the date of each such Incremental Term Loan, or by allocating a portion of each such Incremental Term Loan to each outstanding Borrowing of Term Loans that are LIBOR Rate Loans on a pro rata basis. Any conversion of LIBOR Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 10.4. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Borrowing of LIBOR Rate Loans, then the interest rate thereon for such Interest Period shall be as set forth in the applicable Incremental Term Loan joinder agreement or amendment. In addition the scheduled amortization payments under

Section 1.8(a) required to be made after the making of any Incremental Term Loans which are not separate Classes shall be ratably increased by the aggregate principal amount of such Incremental Term Loans for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation. Notwithstanding any other provision of this Agreement to the contrary, each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that, (x) upon the effectiveness of each Incremental Revolving Loan Commitment that is an increase in the existing Revolving Loan Commitments, (i) Revolving Loans made under such Incremental Revolving Loan Commitment are included in each Borrowing of outstanding Revolving Loans on a pro rata basis and (ii) the Lender providing each Incremental Revolving Loan Commitment shares ratably in the aggregate principal amount of all outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations, (y) upon the effectiveness of each Incremental Revolving Loan Commitment that establishes Revolving Loan Commitments of a new Class, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on the Revolving Loan Commitments (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Loan, and (C) repayments made in connection with a permanent repayment and termination of the Revolving Loans or Revolving Loan Commitments (subject to subclause (3) below)) of Revolving Loans after the effective date of such Incremental Revolving Loan Commitment shall be made on a pro rata basis with all other Revolving Loans, (2) all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Loan Commitments after the effective date of such Incremental Revolving Loan Commitments shall be made on a pro rata basis with all other Revolving Loans, except that the Borrower shall be permitted to permanently repay the Revolving Loans of any Class and reduce or terminate the Revolving Loan Commitments of any Class on a greater than pro rata basis as compared to the Revolving Loans of any other Class or Revolving Loan Commitments of any other Class with a later Maturity Date than such Revolving Loans of such Class or such Revolving Credit Commitments of such Class.
1.2    Evidence of Loans; Notes.
(a)    The Term Loans made by each Lender with a Term Loan Commitment are evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender in an amount equal to the unpaid balance of such Term Loan held by such Lender.
(b)    The Revolving Loans made by each Revolving Lender are evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment.
(c)    Swing Loans made by the Swingline Lender are evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.
1.3    Interest.
(a)    Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided that Swing Loans may not be LIBOR Rate Loans.

Each determination of an interest rate by Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
(b)    Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Term Loans in full and Revolving Loans on the Revolving Termination Date.
(c)    While any Specified Event of Default has occurred and is continuing, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans and, to the extent permitted by applicable law, past due interest thereon, if any, from and after the date of occurrence of such Specified Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be), which such interest, for the avoidance of doubt, shall not be duplicative (to the extent applicable) of interest charged pursuant to Section 1.3(a). All such interest shall be payable in cash on demand of Agent or the Required Lenders.
(d)    Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
1.4    Loan Accounts.
(a)    Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.
(b)    Agent, acting as a non-fiduciary agent of the Borrower and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which

Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Term Loans, Revolving Loans, Swing Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from the Borrower and its application to the Obligations.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Section 1.163-5(b) of the Proposed Treasury Regulations.
(d)    The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.
1.5    Procedure for Borrowing.
(a)    Each Borrowing of a Revolving Loan or of the Initial Term Loan on the Closing Date shall be made upon the Borrower’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing, which may be given by (A) telephone, or (B) a Notice of Borrowing; provided that any telephone notice must be confirmed immediately by delivery to Agent of a Notice of Borrowing. Each Notice of Borrowing must be received by Agent prior to 11:00 a.m. (i) on the Closing Date, with respect to Borrowings of Base Rate Loans to be made on the Closing Date, (ii) on the date which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan (including with respect to any Borrowings of LIBOR Rate Loans to be made on the Closing Date, if any, but any such notice prior to the Closing Date shall also require a funding indemnity agreement to be provided to Agent by the Borrower in form and substance reasonably acceptable to Agent), and (iii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan made after the Closing Date; provided, however, that if the Borrower wishes to request LIBOR Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, whereupon Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.

Not later than 11:00 a.m. three (3) Business Days before the requested date of such Borrowing, Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Such Notice of Borrowing shall specify:
(i)    whether the Borrower is requesting a Term Loan or a Revolving Loan;
(ii)    the principal amount of the Borrowing (which shall be in an aggregate minimum principal amount of $1,000,000 or a whole multiple of (A) $500,000 in excess thereof of LIBOR Rate Loans, or (B) $100,000 in excess thereof of Base Rate Loans);
(iii)    the requested Borrowing date, which shall be a Business Day;
(iv)    whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and
(v)    if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.
(b)    If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Term Loans or Revolving Loans shall be made as Base Rate Loans. If the Borrower requests a Borrowing of, LIBOR Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Loan may not be converted to a LIBOR Rate Loan.
(c)    Upon receipt of a Notice of Borrowing, Agent will promptly notify each applicable Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing. In the case of a Term Loan or a Revolving Loan, each applicable Lender shall make the amount of its Loan available to Agent in immediately available funds at Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing or, as to Loans to be made on the Closing Date as to which advance funding arrangements are in effect, in accordance with the terms thereof.
(d)    Upon satisfaction of the applicable conditions set forth in Section 2.2 (and, if such Borrowing is the initial Loan on the Closing Date, Section 2.1), Agent shall make the proceeds of each requested Borrowing available to the Borrower either (as Borrower elects) by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with the wire transfer instructions specified on the signature page hereto or other instructions provided to (and reasonably acceptable to) Agent by the Borrower; provided, however, that if, on the date a Notice of Borrowing with respect to a Revolving Loan is given by the Borrower, there is any unreimbursed L/C Reimbursement Obligation, then the proceeds of such Revolving Loan, first, shall be applied to the payment in full of any such unreimbursed L/C Reimbursement Obligations, and second, shall be made available to the Borrower as provided above.
1.6    Conversion and Continuation Elections.
(a)    The Borrower shall have the option to (i) request that any Loan (other than a Swing Loan) be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any LIBOR Rate Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed

Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1,000,000 or any multiple of $500,000 in excess thereof. Any such election must be made by the Borrower by 11:00 a.m. on the third (3) Business Day (four (4) Business Days with respect to LIBOR Rate Loans having an Interest Period other than one, two, three or six months in duration) prior to (1) the date of any proposed Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election. If no election is received by Agent with respect to a LIBOR Rate Loan by 12:00 p.m. on the third (3) Business Day (four (4) Business Days with respect to LIBOR Rate Loans having an Interest Period other than one, two, three or six months in duration) prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or such other form as may be approved by Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Agent), appropriately completed and signed by a Responsible Officer of the Borrower, which notice may be given by (A) telephone, or (B) a Notice of Conversion/Continuation; provided that any telephone notice must be confirmed immediately by delivery to Agent of a Notice of Conversion/Continuation. If the Borrower wishes to request a conversion or continuation of a LIBOR Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such conversion or continuation, whereupon Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. three (3) Business Days before the requested date of such conversion or continuation, Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing, without the consent of the Required Lenders.
(b)    Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof and if no timely notice of a conversion or continuation is provided by the Borrower, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 1.6(a). In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR applicable to any Interest Period for LIBOR Rate Loans; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.
(c)    Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than eight (8) different Interest Periods in effect; provided that after the establishment of any new Class of Loans pursuant to an Extension, such number of Interest Periods shall increase by three (3) Interest Periods for each such new Class of Loans so established.
1.7    Optional Prepayments and Reductions in Revolving Loan Commitments.
(a)    Optional Prepayments Generally. The Borrower may at any time upon prior written notice by the Borrower to Agent prepay the Loans in whole or in part without penalty or premium except as provided in Section 1.7(e) and Section 10.4; provided that (i) such notice shall be in a form reasonably acceptable to Agent and received by Agent by 11:00 a.m. (A) three (3) Business Day prior to any date of prepayment of

LIBOR Rate Loans and (B) on the date of prepayment of Base Rate Loans and (ii) any partial prepayment shall in an amount greater than or equal to $1,000,000 or any multiple of $250,000 in excess thereof. Optional partial prepayments of Term Loans shall be applied to scheduled installments thereof, if any, as specified by the Borrower in such Notice of Prepayment and, in the absence of such direction, in the manner set forth in Section 1.8(f). The foregoing provisions shall not apply with respect to any Discounted Buyback or open market purchase, in each case, governed by Section 1.7(d).
(b)    Reductions in Revolving Loan Commitments. The Borrower may at any time upon at least one (1) Business Day’s (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent permanently reduce the Aggregate Revolving Loan Commitment without premium or penalty; provided that such reductions shall be in an amount greater than or equal to $250,000 or any multiple in excess thereof. All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Revolving Loan Commitment. A permanent reduction of the Aggregate Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit or the Swingline Commitment; provided that the L/C Sublimit and/or the Swingline Commitment, as applicable, shall be permanently reduced by the amount thereof in excess of the Aggregate Revolving Loan Commitment.
(c)    Notices. Notice of Prepayment or commitment reduction pursuant to clauses (a) and (b) above shall not thereafter be revocable by the Borrower (unless such notice expressly conditions such prepayment upon consummation of a transaction which is contemplated to result in prepayment of the Loans, in which event such notice may be revocable or conditioned upon such consummation) and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or reduction. The payment amount specified in a Notice of Prepayment shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 10.4.
(d)    Discounted Buybacks; Open Market Purchases.
(i)    Generally. Subject to the terms and conditions of this Section 1.7(d), the Borrower shall be permitted to make voluntary prepayments of the Term Loans from Internally Generated Cash from time to time through (1) discounted buybacks made pursuant to this Section 1.7(d) open to all Lenders on a pro rata basis (each, a “Discounted Buyback”) and (ii) open market purchases made pursuant to this Section 1.7(d) on a non-pro rata basis, in any case during the term of this Agreement, so long as (A) no Event of Default has occurred and is continuing on both the date a Discounted Buyback Notice (as defined below) is delivered to Agent and Lenders and the date a Discounted Buyback or an open market purchase, as applicable, is made (both before and after giving effect thereto), (B) no Revolving Loans or Swing Loans are used to fund such Discounted Buyback or open market purchase and (C) the amount of such voluntary prepayments made through open market purchases of Initial Term Loans may not exceed 20% of the original principal amount of all Initial Term Loans and the amount of such voluntary prepayments made through open market purchases of Incremental Term Loans may not exceed 20% of the original principal of all Incremental Term Loans. Notwithstanding anything to the contrary provided in this Agreement or any other Loan Document, the Borrower shall not be permitted to make any Discounted Buyback or open market purchase if after giving effect thereto (i) the Affiliated Lenders would hold a greater aggregate principal amount of Term Loans than is permitted by Section 9.9(g) or (ii) the number of Affiliated Lenders and Debt Fund Affiliates in the aggregate shall exceed forty-nine point nine percent (49.9%) of the aggregate number of Lenders.

(ii)    Discounted Buyback Procedures. In connection with any Discounted Buyback, the Borrower will notify Agent and Lenders holding the Term Loans in writing (the “Discounted Buyback Notice”) that the Borrower desires to prepay the Term Loans on a specified Business Day, in a maximum aggregate amount (which amount shall be not less than $2,500,000 (the “Discounted Buyback Amount”) at a discount to par (which shall be expressed as a range of percentages of par of the principal amount of the Term Loans) specified by the Borrower with respect to each Discounted Buyback, the “Discount Price Range”); provided that such notice shall be received by Agent and Lenders no later than five (5) Business Days prior to the proposed date of such Discounted Buyback. In connection with a Discounted Buyback, the Borrower will allow each Lender holding the Term Loans to specify a discount to par (which shall be expressed as a price equal to a percentage of par of the principal amount of the Term Loans held by such Lender, the “Acceptable Discount Price”) for a principal amount (subject to rounding requirements specified by Agent) of the Term Loans held by such Lender at which such Lender is willing to permit such voluntary prepayment; provided, however, that each Affiliated Lender agrees that it shall be required to offer all of its Term Loans for prepayment at one or more Acceptable Discount Prices within the Discount Price Range to the extent that, after giving effect to such Discounted Buyback, (i) the Affiliated Lenders would hold a greater aggregate principal amount of Term Loans than is permitted by Section 9.9(g) or (ii) the number of Affiliated Lenders and Debt Fund Affiliates in the aggregate shall exceed forty-nine point nine percent (49.9%) of the aggregate number of Lenders. Based on the Acceptable Discount Prices and principal amounts of the Term Loans specified by Lenders, if any, Agent, in consultation with the Borrower, will determine the applicable discount price (the “Applicable Discount Price”) for the applicable Discounted Buyback, which will be the lower of (i) the lowest Acceptable Discount Price at which the Borrower can complete the Discounted Buyback for the Discounted Buyback Amount and (ii) if the Lenders’ response is such that the Discounted Buyback could not be completed for the full Discounted Buyback Amount, the highest Acceptable Discount Price specified by the Lenders that is within the Discount Price Range specified by the Borrower. For the avoidance of doubt, no Lender shall be obligated to participate in a Discounted Buyback.
(iii)    Prepayments; Application.
(A)    With respect to Discounted Buybacks, the Borrower shall prepay the Term Loans (or the respective portion thereof) offered by Lenders at the Acceptable Discount Prices specified by each such Lender that are equal to or less than the Applicable Discount Price (“Qualifying Term Loans”) at the Applicable Discount Price; provided that if the aggregate proceeds required to prepay Qualifying Term Loans (disregarding any interest payable under this Section 1.7(d)) would exceed the Discounted Buyback Amount for such Discounted Buyback, the Borrower shall prepay such Qualifying Term Loans at the Applicable Discount Price ratably based on the respective principal amounts of such Qualifying Term Loans (subject to rounding requirements specified by Agent).
(B)    With respect to open market purchases, the Borrower shall prepay the agreed-upon principal amount of Term Loans (or the respective portion thereof) of the applicable Lender at the agreed-upon discount to par (which shall be expressed as a price equal to a percentage of par of the principal amount of the Term Loans held by such Lender).

(C)    The portion of the Term Loans prepaid by the Borrower pursuant to this Section 1.7(d) shall be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment. The par principal amount of the Term Loans prepaid pursuant to this Section 1.7(d) shall be applied to reduce the remaining installments of the respective Term Loans owing to the Lenders so prepaid pro rata against all such scheduled installments based upon the respective amounts thereof (without affecting the amount of the installment payments owing to the Lenders not prepaid pursuant to this Section 1.7(d)). The par principal amount of the Term Loans prepaid pursuant to this Section 1.7(d) shall be deemed immediately cancelled upon payment of the applicable Discounted Buyback or upon consummation of the applicable open market purchase. Notwithstanding anything to the contrary contained herein, open market purchases are subject to the terms and conditions of Section 9.9 with respect to assignments (except that for the avoidance of doubt Borrower may be an assignee as set forth in this Section 1.7(d) and no consent shall be required).
(iv)    Lender Consent. The Lenders hereby consent to the transactions described in this Section 1.7(d) (including, without limitation, any non-pro rata payments made to Lenders in accordance with the terms of this Section 1.7(d)) and waive the requirements of any provision of this Agreement or any other Loan Document that might otherwise result in an Event of Default as a result of a Discounted Buyback or an open market purchase.
(v)    Miscellaneous.
(A)    Each Discounted Buyback shall be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, type and Interest Periods of accepted Term Loans, conditions for terminating a Discounted Buyback or rescinding an acceptance of prepayment, forms of other notices (including notices of offer and acceptance) by the Borrower and Lenders and determination of Applicable Discount Price) established by Agent acting in its reasonable discretion in consultation with the Borrower.
(B)    Each open market purchase shall be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, type and Interest Periods of purchased Term Loans, forms of other notices (including notices of offer and acceptance) by the Borrower and the applicable Lender and determination of applicable discount price) established by Agent and the applicable Lender, each acting in its reasonable discretion in consultation with the Borrower.
(C)    The making of a Discounted Buyback or open market purchase shall be deemed to be a representation and warranty by the Borrower that all conditions precedent to such Discounted Buyback or open market purchase, as applicable, set forth in this Section 1.7(d) were satisfied in all respects.
1.8    Mandatory Prepayments of Loans and Commitment Reductions.
(a)    Scheduled Term Loan Payments. Subject to adjustment as a result of the application of prepayments or buybacks in accordance with Sections 1.7 or 1.8(f), in each case, solely to the extent of any such amounts applied to the prepayment of the Initial Term Loans, the Borrower shall repay to Agent for the ratable account of the appropriate Lenders on each date set forth below the principal amount of Initial Term Loans set forth below opposite such date:

Date	Initial Term Loan Repayment Amount
September 30, 2019	$4,062,500.00
December 31, 2019	$4,062,500.00
March 31, 2020	$4,062,500.00
June 30, 2020	$4,062,500.00
September 30, 2020	$4,062,500.00
December 31, 2020	$4,062,500.00
March 31, 2021	$4,062,500.00
June 30, 2021	$4,062,500.00
September 30, 2021	$6,093,750.00
December 31, 2021	$6,093,750.00
March 31, 2022	$6,093,750.00
June 30, 2022	$6,093,750.00
September 30, 2022	$6,093,750.00
December 31, 2022	$6,093,750.00
March 31, 2023	$6,093,750.00
June 30, 2023	$6,093,750.00
September 30, 2023	$8,125,000.00
December 31, 2023	$8,125,000.00
March 31, 2024	$8,125,000.00
Maturity Date for the Initial Term Loans	Remaining unpaid principal amount

Any remaining unpaid principal amount of Initial Term Loans shall be due and payable on the Maturity Date for the Initial Term Loans. The Borrower promises to repay to Agent for the ratable account of the appropriate Lenders (i) any Incremental Term Loans on each date set forth in the applicable amendment or related documentation such amount of such Incremental Term Loans as agreed in such amendment or related documentation and (ii) any Extended Term Loans on the applicable maturity date and other applicable repayment dates and in the amounts set forth in the applicable Extension and/or Extension Offer.
(b)    Revolving Loan; Swing Loans.
(i)    The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date. If for any reason the aggregate amount of Revolving Loans exceeds the Maximum Revolving Loan Balance then in effect, the Borrower shall immediately prepay Revolving Loans, Swing Loans and funded amounts under Letters of Credit, and thereafter cash collateralize any unfunded Letter of Credit Obligations, in an aggregate amount determined in accordance with Section 7.5.

(ii)    The Borrower shall repay each Swing Loan to the Swingline Lender on the earlier to occur of (A) the date ten (10) Business Days after such Loan is made and (B) the Revolving Termination Date.
(c)    Dispositions; Events of Loss. If a Credit Party or any Restricted Subsidiary of a Credit Party shall at any time or from time to time:
(i)    make a Disposition (other than any Disposition of any Property permitted by Section 5.5 (a), (b), (c), (d)(A), (d)(B)(ii), (d)(B)(iii) or (d)(C), (e) (except to the extent a Disposition permitted by such clause and described under Section 5.4 is a Disposition of one or more Subsidiaries (or of all or substantially all of the assets of such Subsidiaries) to a Person that is not Borrower or any of its Restricted Subsidiaries), (f), (g), (i), (j), (n), (o), (q), (r), (t) and (u) (except as set forth in the proviso thereof)); or
(ii)    suffer an Event of Loss;
and the aggregate amount of the Net Cash Proceeds received by the Credit Parties and their Restricted Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $2,500,000, then (A) the Borrower shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by a Credit Party and/or such Restricted Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Restricted Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, such excess Net Cash Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.8(f) hereof. Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing (other than pursuant to a legally binding commitment that the Borrower or a Restricted Subsidiary entered into at a time when no Event of Default is continuing), such prepayment shall not be required to the extent a Credit Party or a Restricted Subsidiary reinvests the Net Cash Proceeds of such Disposition or Event of Loss in productive assets (other than Inventory and other working capital assets) of a kind then used or usable in the business of the Borrower or its Restricted Subsidiaries, within three hundred sixty (365) days after the date of such Disposition or Event of Loss, or enters into a binding commitment thereof within said three hundred sixty (365) day period and subsequently makes such reinvestment within one hundred eighty (180) days after expiration of such three hundred sixty (365) day period; provided that the Borrower notifies Agent of the Borrower’s or such Restricted Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively. To the extent that any Net Cash Proceeds are not so reinvested by the deadline specified in the preceding sentence, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, such Net Cash Proceeds shall be applied in accordance with Section 1.8(f), to the prepayment of the Term Loans as set forth in this Section 1.8.
(d)    Incurrence of Debt. Promptly (but in any event within one (1) Business Day) upon receipt by any Credit Party or any Restricted Subsidiary of any Credit Party of the Net Cash Proceeds of the incurrence of Indebtedness (other than Net Cash Proceeds from the incurrence of Indebtedness permitted hereunder), the Borrower shall deliver, or cause to be delivered, to Agent an amount equal to 100% of such Net Cash Proceeds for application to the Loans in accordance with Section 1.8(f).

(e)    Excess Cash Flow. Within five (5) Business Days after the annual financial statements and corresponding Compliance Certificate are required to be delivered pursuant to Section 4.1(a) and Section 4.2(b) hereof (which such Compliance Certificate shall include a written calculation of Excess Cash Flow of the Credit Parties and their Restricted Subsidiaries for such Fiscal Year), commencing with such annual financial statements for the Fiscal Year ending December 31, 2020, the Borrower shall deliver to Agent, for distribution to the Lenders, an amount equal to (i) (w) 50% of such Excess Cash Flow if the Total Net Leverage Ratio as of the last day of such Fiscal Year is greater than 3.00:1.00 or (x) 25% of such Excess Cash Flow if the Total Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 3.00:1.00 but greater than 2.50:1.00, or (y) 0% of such Excess Cash Flow if the Total Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.50:1.00, less (ii) the aggregate amount of voluntary prepayments of the Term Loans and Incremental Term Loans secured by a lien on the Collateral ranking pari passu with the lien on the Collateral securing the Initial Term Loan funded with Internally Generated Cash of the Borrower and its Restricted Subsidiaries (including Discounted Buybacks or open market purchases, in each case, pursuant to Section 1.7(d), but limited in the case of such Discounted Buybacks and open market purchases to the actual cash amounts paid by the Borrower and its Subsidiaries), to the extent the amounts thereof are applied to reduce scheduled installments of principal of the Term Loans and voluntary prepayments of the Revolving Loans funded with Internally Generated Cash of the Borrower and its Restricted Subsidiaries (to the extent accompanied by a permanent reduction in the Aggregate Revolving Loan Commitment) made during such Fiscal Year, for application to the Loans in accordance with the provisions of Section 1.8(f) hereof. Excess Cash Flow shall be calculated in the manner set forth in the Compliance Certificate.
(f)    Application of Prepayments. Subject to Section 1.10(c) and except as may otherwise be set forth in any Extension Offer with respect to any Extended Term Loan or in any amendment with respect to Incremental Term Loans, or pursuant to the agreements governing Incremental Equivalent Indebtedness, or as otherwise provided herein, any prepayments pursuant to Section 1.8(c), 1.8(d) or 1.8(e) shall be applied first to prepay installments of each such Class of Term Loan, if any, in direct order of maturity (including the remaining unpaid principal balance at the Maturity Date of such Class of Term Loans), second to prepay outstanding Swing Loans without permanent reduction of the Aggregate Revolving Loan Commitment or the Swingline Commitment, third to prepay outstanding Revolving Loans without permanent reduction of the Aggregate Revolving Loan Commitment and fourth to cash collateralize Letters of Credit in an amount determined in accordance with Section 7.5; provided that in no event shall any Incremental Term Loans or the refinancing of any thereof be permitted to be voluntarily or mandatorily prepaid pursuant to Section 1.7 or Section 1.8, as applicable, prior to the repayment in full of the then outstanding Term Loans unless accompanied by at least a ratable repayment of such Term Loans. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4 hereof.
(g)    No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.
(h)    Notice of Mandatory Prepayments. The Borrower shall notify Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 1.8(c), 1.8(d) and 1.8(e) at least three (3) Business Days prior to 1:00 p.m. on the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

(i)    Foreign Subsidiaries. Notwithstanding any other provisions of this Section 1.8, to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 1.8(c), the Net Cash Proceeds of any Event of Loss from a Foreign Subsidiary giving rise to a prepayment pursuant to Section 1.8(c), or Excess Cash Flow attributable to a Foreign Subsidiary:
(i)    is prohibited or delayed by applicable local law (including applicable local laws relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) or by restrictions in material constituent documents (including as a result of any minority or non-controlling ownership interests) from being distributed, repatriated or otherwise transferred to the Borrower, the portion of such Net Cash Proceeds or Excess Cash Flow so affected (in the case of Excess Cash Flow, as calculated in accordance with the immediately following proviso) will not be required to be applied at the times provided in Section 1.8(c) or Section 1.8(e), as the case may be (it being agreed and understood that instead, such amounts may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law or material constituent document will not permit such distribution or transfer (the Borrower hereby agreeing to cause the applicable Subsidiary to use commercially reasonable efforts (as determined in the Borrower’s reasonable business judgment) to overcome or eliminate such restrictions caused by the applicable local law or material constituent document), and once such distribution or transfer of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or material constituent document such distribution or transfer will be promptly effected and such distributed or transferred Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than three (3) Business Days after such distribution or transfer) applied (net of (a) additional Taxes payable or reserved against as a result thereof and (b) any costs, expenses or Taxes incurred by the Borrower or an Affiliate thereof in connection with compliance with this Section 1.8(i)) to the repayment of the Term Loans pursuant to this Section 1.8 to the extent provided herein; provided that (A) for purposes of this Section 1.8(i), Excess Cash Flow shall be deemed allocable to each Foreign Subsidiary, with respect to any period, in an amount equal to the amount of (i) the Consolidated EBITDA of such Foreign Subsidiary for such period, divided by (ii) the Consolidated EBITDA of Borrower and its Subsidiaries for such period (it being understood and agreed for the avoidance of doubt that such allocation shall exclude any reduction from interest and principal payments in respect of the Obligations); and
(ii)    with respect to which the Borrower has determined in good faith in consultation with the Agent that any distribution, repatriation or other transfer thereof would have a material adverse tax cost consequence for the Borrower or any of their Subsidiaries (including the imposition of material withholding) (taking into account any foreign tax credit or benefit received in connection with such distribution, repatriation or transfer), then the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied in accordance with Section 1.8(c) or 1.8(e) and may be retained by the applicable Subsidiary.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) the non-application of any prepayment amounts as a consequence of this Section 1.8(i) (subject to the limitations therein) will not, for the avoidance of doubt, constitute a Default or an Event of Default for any purpose hereunder, and such amounts shall be available for working capital purposes of the Borrower and its Restricted Subsidiaries as long as not required to be prepaid in accordance with this Section 1.8(i), (ii) the Borrower and its Restricted Subsidiaries shall use all commercially reasonable efforts to overcome or eliminate any restrictions, delays and/or minimize any such costs of prepayment contemplated in clauses (i) or (ii) of this Section 1.8(i), (iii) if at any time within one (1) year of a prepayment being forgiven due to any restrictions contemplated clauses (i) or (ii) of this Section 1.8(i), such restrictions are removed, any relevant proceeds will at the end of the then current Interest Period be applied to prepay Term Loans in accordance with the other provisions of this Section 1.8 and (iv) for the avoidance of doubt, nothing in this Section 1.8 shall require the Borrower to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).
1.9    Fees.
(a)    Fees.
(i)    The Borrower shall pay to Agent, for Agent’s own account, fees in respect of the transactions set forth in the Loan Documents, in the amounts and at the times set forth in that certain letter agreement between Borrower and Agent dated of even date herewith (the “Agency Fee Letter”).
(ii)    The Borrower shall pay to the Lead Arrangers, the Lenders and the Agent for their own respective account fees in the amounts and at the times separately agreed upon in writing among such Persons.
(b)    Unused Commitment Fee. The Borrower shall pay to Agent a fee (the “Unused Commitment Fee”) for the account of each Revolving Lender (other than Non-Funding Lenders, subject to the terms of Section 1.11(e)(i)) in an amount equal to:
(i)    the average daily balance of the Revolving Loan Commitment of such Revolving Lender during the preceding calendar quarter, less
(ii)    the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) the average daily amount of Letter of Credit Obligations held by such Revolving Lender,
(iii)    multiplied by the Applicable Margin with respect to the Unused Commitment Fee rate then in effect.
The total Unused Commitment Fee paid by the Borrower will be equal to the sum of all of the Unused Commitment Fees due to the Lenders, subject to Section 1.11(e)(i). Such fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date. The Unused Commitment Fee provided in this Section 1.9(b) shall accrue for the account of each Revolving Lender (other than Non-Funding Lenders, subject to the terms of Section 1.11(e)(i)) at all times from and including the Closing Date through (but excluding) the date on which such Revolving Lender’s Commitments terminate. The Unused Commitment Fee shall be computed on the basis of a 360-day year and actual days elapsed. For the avoidance of doubt, the outstanding amount of Swing Loans shall not be counted towards or considered usage of the Revolving Loan Commitments for purposes of determining the Unused Commitment Fee.
(c)    Letter of Credit Fee. The Borrower agrees to pay to Agent for the ratable benefit of the Revolving Lenders or, as the case may be, the applicable L/C Issuer, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable and documented out-of-pocket costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, (ii) a fronting fee equal to 0.125% per annum times the average daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements (determined as of the close of business on any date of determination), payable quarterly in arrears and (iii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Required Revolving Lenders’ written election, while any Specified Event of Default has occurred and is continuing (or automatically while an Event of Default under (x) Section 7.1(a) has occurred and is continuing or (y) Section 7.1(f) or 7.1(g) has occurred and is continuing with respect to the Borrower), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Revolving Lenders quarterly in arrears, on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the date on which all L/C Reimbursement Obligations have been discharged. The Letter of Credit Fee shall be computed on the basis of a 360-day year and actual days elapsed. In addition, the Borrower shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.
1.10    Payments by the Borrower.
(a)    All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set‑off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 12:00 p.m. on the date due. Any payment which is received by Agent later than 12:00 p.m. may in Agent’s discretion be deemed to have been received on such day or the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees, fronting fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) Business Days’ prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents. Unless Agent shall have received notice from the Borrower prior to the time at which any payment is due to Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Agent may, in reliance upon such assumption, distribute to the applicable Lenders or L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or L/C Issuers, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.
(b)    Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment (including, if applicable, any interest or fees) shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation, and if applicable, payment, of interest or fees, as the case may be.
(c)    During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:
first, to payment of fees, costs, expenses and indemnitees and other amounts, including Attorney Costs, of Agent payable or reimbursable to Agent in its capacity as such under the Loan Documents;
second, to payment of fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees), including Attorney Costs, of Lenders and L/C Issuers payable or reimbursable under this Agreement, ratably among them in proportion to the respective amounts described in this clause second payable to them;
third, to payment of accrued and unpaid Letter of Credit Fees and interest on (x) the Loans, (y) the L/C Reimbursement Obligations and (z) other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause third payable to them;
fourth, to payment of unpaid principal of the Loans, L/C Reimbursement Obligations and Obligations then owing under Secured Rate Contracts and Cash Management Obligations, ratably among the Lenders, the L/C Issuers, the Cash Management Banks and Secured Swap Providers in proportion to the respective amounts described in this clause fourth held by them;
fifth, to payment to Agent for the account of the L/C Issuers, to cash collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 7.5; and
sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
Subject to Sections 1.1(c) and 7.5, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third and fourth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.
Notwithstanding the foregoing, Obligations arising under Secured Rate Contracts and Cash Management Obligations shall be excluded from the application described above if Agent has not received written notice thereof, together with such supporting documentation as Agent may request, from the applicable Cash Management Bank or Secured Swap Provider, as the case may be. Each Cash Management Bank or Secured Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.
1.11    Payments by the Lenders to Agent.
(a)    Unless Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Sections 1.1 and 1.5 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Sections 1.1 and 1.5) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and the Borrower severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to Agent.
(b)    [reserved].
(c)    Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment

Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall promptly (and in any event within one Business Day of such notification) repay such amount to Agent. Nothing in this Section 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of Section 1.11(b), to the extent that Agent advances funds to the Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.
(d)    Return of Payments.
(i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
(ii)    If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(e)    Non-Funding Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Non-Funding Lender, then the following provisions shall apply for so long as such Lender is a Non-Funding Lender, to the extent permitted by Requirements of Law:
(i)    The Unused Commitment Fee shall cease to accrue on any of the Revolving Loan Commitments of such Non-Funding Lender pursuant to Section 1.9(b);
(ii)    the Commitments, outstanding Term Loans and outstanding Revolving Loans of such Non-Funding Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.01); provided that (x) any waiver, amendment or modification of the type described in clause (i), (ii) or (iii) of Section 9.1(a) that would apply to such Non-Funding Lender or (y) any waiver, amendment or modification (other than as described in the forgoing clause (x) requiring the consent of all Lenders or each affected Lender) which affects such Non-Funding Lender disproportionally when compared to other affected Lenders, in each case, shall require the consent of such Non-Funding Lender with respect to the effectiveness of such waiver, amendment or modification;

(iii)    any payment of principal, interest, fees or other amounts received by the Agent for the account of that Non-Funding Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by Agent from such Non-Funding Lender pursuant to Section 9.11, shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Non-Funding Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Non-Funding Lender to the L/C Issuers or Swingline Lender hereunder; third, to cash collateralize any L/C Issuer’s Fronting Exposure with respect to such Non-Funding Lender in accordance with the amounts set forth in Section 7.5; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Non-Funding Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Non-Funding Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) cash collateralize any L/C Issuer’s future Fronting Exposure with respect to such Non-Funding Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the amounts set forth in Section 7.5; sixth, to the payment of any amounts owing to the Lenders and the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against that Non-Funding Lender as a result of that Non-Funding Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Credit Party as a result of any judgment of a court of competent jurisdiction obtained by any Credit Party against that Non-Funding Lender as a result of that Non-Funding Lender’s breach of its obligations under this Agreement; and eighth, to that Non-Funding Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (1) such payment is a payment of the principal amount of any Loans or Letter of Credit Obligations in respect of which such Non-Funding Lender has not fully funded its appropriate share and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 2.2 were satisfied or waived, such payment shall be applied solely to pay the relevant Loans of, and Letter of Credit Obligations owed to, the relevant non-Non-Funding Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Non-Funding Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to clause (iv) below.
(iv)    if any Swing Loans or Letter of Credit Obligations exist at the time such Lender becomes a Non-Funding Lender then:
(A)    all or any part of such Non-Funding Lender’s participations in Swing Loans or Letter of Credit Obligations of shall be reallocated among the non-Non-Funding Lenders in accordance with their respective Commitment Percentage but only to the extent that all Revolving Loans and participations in Letter of Credit Obligations and Swing Loans held by such non-Non-Funding Lenders’ do not exceed their respective Revolving Loan Commitments. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Non-Funding Lender arising from that Lender having become a Non-Funding Lender, including any claim of a non-Non-Funding Lender as a result of such non-Non-Funding Lender’s increased exposure following such reallocation;

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Agent (x) first, prepay such Swing Loans in amount equal to such Swingline Lender’s Fronting Exposure and (y) second, cash collateralize for the benefit of the L/C Issuers’ Fronting Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 7.5 for so long as such Letter of Credit Obligations are outstanding;
(C)    if the Borrower cash collateralizes any portion of such Non-Funding Lender’s participation in Letter of Credit Obligations pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Non-Funding Lender pursuant to Section 1.9(c) with respect to the portion of such Non-Funding Lender’s Letter of Credit Obligations which is cash collateralized by the Borrower during the period such Non-Funding Lender’s Letter of Credit Obligations are cash collateralized;
(D)    if the Letter of Credit Obligations of the Non-Funding Lenders are reallocated pursuant to clause (A) above, then the Borrower shall pay to each non-Non-Funding Lender that portion of any such fee otherwise payable to such Non-Funding Lender with respect to such Non-Funding Lender’s participation in Letter of Credit Obligations; and
(E)    if all or any portion of such Non-Funding Lender’s participation in Letter of Credit Obligations is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section 1.9 with respect to such Non-Funding Lender’s Letter of Credit Obligations shall be payable to the L/C Issuer until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and
(v)    so long as any Lender is a Non-Funding Lender, the Swingline Lender shall not be required to fund any Swing Loan and the L/C Issuer shall not be required to issue, amend, extend, renew or increase any Letter of Credit, unless it has received assurances satisfactory to it that it will not have any Fronting Exposure after giving effect thereto.
In the event that the Agent, the Borrower, the Swingline Lender and each L/C Issuer each agrees in writing that a Non-Funding Lender is no longer a Non-Funding Lender and such Non-Funding Lender has adequately remedied all matters that caused such Lender to be a Non-Funding Lender, then the Swing Loans and Letter of Credit Obligations of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders or take such other actions as Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their respective Commitment Percentage (without giving effect to clause (iv)(A) above); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Non-Funding Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Non-

Funding Lender to a non-Non-Funding Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Non-Funding Lender.
(f)    Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.
(g)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, Agent and such Lender.
Article II.

CONDITIONS PRECEDENT
2.1    Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit (if any) hereunder is subject to satisfaction or waiver of the following conditions:
(a)    Agent’s receipt of the following, each of which shall be originals, .pdf or facsimile copies or delivered by other electronic method (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each in form and substance satisfactory to Agent and its legal counsel:
(i)    executed counterparts of this Agreement, the Guaranty and the Security Agreement and any intellectual property security agreements;
(ii)    a Note executed by the Borrower in favor of each Lender that has requested a Note at least (1) one Business Day in advance of the Closing Date;
(iii)    customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Credit Party is a party on the Closing Date;
(iv)    an opinion of (i) Kirkland & Ellis LLP, counsel to the Credit Parties and (ii) McAfee & Taft, local Oklahoma counsel to certain of the Credit Parties;
(v)    subject to Section 4.12(b), evidence that all insurance required to be maintained pursuant to the Loan Documents (including any certificates of insurance related thereto) has been obtained and is in effect;
(vi)    certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Credit Party as debtor and that are filed in those state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business and appear in such searches;
(vii)    customary good standing certificates (or equivalent) for each Credit Party from the Secretary of State (or equivalent) of the state of organization of such Credit Party, including customary bring down good standings for each Credit Party; and
(viii)    a certificate of the Borrower certifying that the conditions specified in Sections 2.1(c) and (d) have been satisfied.
(b)    [Reserved].
(c)    Representations and Warranties. The representations and warranties in this Agreement shall be true and correct in all material respects on the Closing Date (without duplication of any materiality qualifier contained therein), except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date.
(d)    Material Adverse Effect. Since December 31, 2018, there has been no change, occurrence or development that could reasonably be expected to have a Material Adverse Effect.
(e)    Collateral. The Collateral and Guarantee Requirement (other than in accordance with Section 4.12(b)) shall have been satisfied.
(f)    Evidence of Solvency. Agent shall have received a customary certificate attesting to the Solvency of the Borrower and its Subsidiaries (on a consolidated basis) on the Closing Date from the Borrower, a chief financial officer or other officer with equivalent duties, substantially in the form of Exhibit 2.1(f) hereto;
(g)    No Other Indebtedness; Refinancing. Agent shall have received evidence reasonably satisfactory to Agent that, substantially simultaneously with the initial Borrowing on the Closing Date, the Refinancing shall have consummated in full, and all Liens securing any assets or property of the Credit Parties or any of their Subsidiaries (other than Permitted Liens) in connection therewith shall be released and terminated immediately upon such payment, and as of the Closing Date after giving effect thereto, neither the Borrower nor any of its Restricted Subsidiaries shall have any Indebtedness for borrowed money other than Indebtedness for borrowed money under the Loan Documents and Permitted Surviving Debt.
(h)    [Reserved].
(i)    Notice of Borrowing. Agent and, if applicable, the applicable L/C Issuer shall have received a Notice of Borrowing or L/C Request or, as applicable, in accordance with the requirements hereof.
(j)    [Reserved].
(k)    PATRIOT Act. Agent and Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act to the extent requested at least ten days prior to the Closing Date.
(l)    Payment of Fees and Expenses. All fees and expenses due to the Agent, Lead Arrangers and Lenders required to be paid on the Closing Date pursuant to the Engagement Letter and the Fee Letters, this Agreement or any other agreements between the Borrower and the Lead Arrangers shall have been paid to the extent invoiced with reasonable detail (including estimates) and supporting documentation at least two (2) Business Days prior to the Closing Date.
For the purpose of determining satisfaction with the conditions specified in this Section 2.1, each Lender that has signed and delivered this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 2.1 unless Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
2.2    Conditions to All Borrowings. After the Closing Date, the obligation of each Lender or L/C Issuer to fund any Loan or incur any Letter of Credit Obligation, is subject to the satisfaction or waiver of the following conditions as of the date thereof:
(a)    the representations and warranties of the Borrower and each other Credit Party contained herein or in any other Loan Document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that any such representations or warranty expressly relates to an earlier date (in which event such representation and warranty shall be true and correct in all material respect (without duplication of any materiality qualifier contained therein) as of such earlier date);
(b)    no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Loan or the incurrence of such Letter of Credit Obligation;
(c)    after giving effect to any Revolving Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans shall not exceed the Maximum Revolving Loan Balance; and
(d)    Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Notice of Borrowing, L/C Request or Swingline Request, as applicable, in accordance with the requirements hereof.
The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.
Notwithstanding anything in this Section 2.2 to the contrary, to the extent that the proceeds of Incremental Facility are to be used to finance a Permitted Acquisition or any other Acquisition permitted hereunder, the only conditions precedent to the funding of such Incremental Term Loans shall be the conditions precedent set forth in Section 1.1(e) and the related amendment for the Incremental Facility.
Article III.

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the Transactions will be, true, correct and complete on the Closing Date and at the time of any Borrowing or any incurrence of any Letter of Credit Obligation (solely to the extent required to be true and correct for such Borrowing or incurrence pursuant to Article II):
3.1    Existence, Qualification and Power; Compliance with Laws. Each Credit Party and each Restricted Subsidiary thereof (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Requirements of Law of the jurisdiction of its incorporation or organization, except, in the case of any Non-Credit Party, where the failure of such Restricted Subsidiaries to be in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Requirements of Law of each jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification, (d) is in compliance with all Requirements of Law, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i), (c), (d) or (e), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.2    Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Loan Document to which such Person is a party, and the consummation of the Transactions (a) are within such Credit Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate, limited liability company or other organizational action and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents or (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents and other than Liens permitted under Section 5.1), or violate or require any payment to be made under any Contractual Obligation to which such Person is a party or affecting such Person or the Properties of such Person or any of its Restricted Subsidiaries; or (iii) violate any material Requirement of Law; except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clause (c), to the extent that such conflict, breach, contravention or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.3    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Credit Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect or (B) be materially adverse to the interest of Agent, the L/C Issuers or the Lenders and (iv) approvals, consents, exemptions, authorization or other actions, notices or filings under securities laws.

3.4    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Credit Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and (ii) the effect of foreign Requirements of Law, rules and regulations as they relate to granting of security interest in pledges of Stock and Stock Equivalents in Foreign Subsidiaries (clauses (i) and (ii), the “Enforcement Qualifications”).
3.5    Financial Statements; No Material Adverse Effect; No Default.
(a)    [Reserved].
(b)    All financial performance projections, forecasts, budgets, estimates and forward-looking statements concerning the Borrower and its Subsidiaries delivered to Agent, including the financial performance projections delivered on or prior to the Closing Date, were prepared by or on behalf of the Borrower in good faith based on assumptions believed by the Borrower to be reasonable at the time of preparation and at the time furnished to the Agent, it being acknowledged and agreed by Agent and Lenders that such projections (a) are subject to significant uncertainties and contingencies, many which are beyond the Borrower’s and its Subsidiaries’ control, that no assurance can be given that any particular financial projections will be realized, and that actual results may differ and that such differences may be material and (b) are not a guarantee of future performance.
(c)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect
(d)    No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the Transactions.
3.6    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Credit Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or any of its Restricted Subsidiaries or against any of its Properties or revenues, (a) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 3.6, or (b) that purport to affect or pertain to this Agreement or any other Loan Document, in each case of this clause (b), in a manner materially adverse to Agent or the Lenders, in all cases, other than proceedings or actions which are frivolous and/or vexatious and where the relevant proceeding or action is dismissed or permanently stayed, set aside, revoked or terminated promptly after the commencement of the relevant court hearing.
3.7    Ownership of Property; Liens. Except as would not reasonably be expected to result in a Material Adverse Effect, each Credit Party and each of its Restricted Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all Real Estate and all other personal Property (other than IP Rights, which is the subject of Section 3.14) necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens expressly permitted under Section 5.1 of this Agreement.
3.8    Environmental Compliance.

(a)    There are no pending or, to the knowledge of any Credit Party, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings against the Borrower or any of its Restricted Subsidiaries alleging potential liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no asbestos or asbestos-containing material on any Property currently owned, leased or operated by any Credit Party or any of its Restricted Subsidiaries; and (ii) there has been no Release of Hazardous Materials at, on, under or from any Property currently, or to the knowledge of any Credit Party, formerly owned or operated by any Credit Party or any of its Restricted Subsidiaries.
(c)    Neither any Credit Party nor any of its Restricted Subsidiaries is undertaking, or has completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law, except for such investigation or response action that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(d)    All Hazardous Materials transported by or on behalf of any Credit Party or any of its Restricted Subsidiaries from any Property currently or, to the knowledge of any Credit Party, formerly owned or operated by any Credit Party or any of its Restricted Subsidiaries for off-site disposal have been disposed of in compliance in all material respects with all applicable Environmental Laws, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(e)    Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Credit Parties or any of their Restricted Subsidiaries has contractually assumed any liability or obligation of any third party under or relating to any applicable Environmental Law.
(f)    Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Credit Party and each of its Restricted Subsidiaries (including with respect to their respective businesses, operations and Properties) is and has been in compliance with all applicable Environmental Laws.
3.9    Taxes. Each of its Subsidiaries and each Tax Affiliate have timely filed all federal, provincial and other material state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all material federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There are no Tax audits, deficiencies, assessments or other claims with respect to any Credit Party or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the Credit Parties nor any of their subsidiaries are party to any tax sharing agreement.
3.10    Compliance with ERISA. Except as would not, either individually or taken in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)    Each Plan and Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Requirements of Law and applicable foreign laws, respectively.

(b)    There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(c)    (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Credit Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date, (iv) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
3.11    Subsidiaries; Stock and Stock Equivalents. (a) As of the Closing Date, neither the Borrower nor any other Credit Party has any Subsidiaries or is engaged in any joint venture or partnership with any other Person other than those specifically disclosed in Schedule 3.11, and (b) all of the outstanding Stock and Stock Equivalents in the Borrower and its Subsidiaries have been validly issued, are fully paid and non-assessable. As of the Closing Date, Schedule 3.11 (x) sets forth the legal name, jurisdiction of organization or incorporation, organizational number and chief executive office or sole place of business of each Subsidiary of the Borrower, (y) sets forth the ownership interests of the Borrower and all of its Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership, and (z) identifies each Person the Stock and Stock Equivalents of which are required to be pledged, charged and/or mortgaged on the Closing Date pursuant to the Collateral and Guarantee Requirement.
3.12    Margin Regulations; Investment Company Act.
(a)    No Credit Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the Federal Reserve Board.
(b)    None of the Borrower or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
3.13    Disclosure. No report, financial statement, certificate or other written information (other than any projected financial information, forecasts, estimates, budgets and other forward-looking information and information of a general economic or general industry nature) furnished by or on behalf of any Credit Party to Agent, the Lead Arrangers or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information forecasts, estimates, budgets or other forward-looking information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished to Agent, the Lead Arrangers or any Lender by the Credit Parties; it being understood that such projected financial information, forecasts, estimates, budgets and other forward-looking information (a) are subject to significant uncertainties and contingencies, many which are beyond the Borrower’s and its Subsidiaries’ control, that no assurance can be given that any particular financial projections will be realized, and that actual results may differ and that such differences may be material and (b) are not a guarantee of future performance.
3.14    Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other Intellectual Property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of each Credit Party, without violation of the rights of any Person, except to the extent such violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Credit Party, no such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights is pending or, to the knowledge of any Credit Party, threatened against the Borrower or any of its Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
3.15    Solvency. Both before and after giving effect to (a) the Loans made on the Closing Date, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
3.16    Collateral Documents. The Collateral Documents are effective to create in favor of Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Requirements of Law (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Agent to the extent required by any Collateral Document), such Liens will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, if and to the extent perfection can be achieved by such filings or actions, in each case subject to the Enforcement Qualifications and Permitted Liens.
3.17    [Reserved].
3.18    Sanctions; Anti-Corruption Laws; PATRIOT Act; Anti-Terrorism Laws; Anti-Money Laundering.
(a)    Each Credit Party, each Restricted Subsidiary of a Credit Party and, to the knowledge of the Credit Parties, their respective officers, employees, directors and agents that act in any capacity in connection with the credit facility established hereby, are in compliance in all material respects with all applicable economic sanctions laws administered or enforced by the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or Her Majesty’s Treasury of the United Kingdom (collectively “Sanctions”) and all applicable money-laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.
(b)    Each Credit Party and each Restricted Subsidiary of a Credit Party is in compliance with the United States Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption legislation in other jurisdictions (collectively “Anti-Corruption Laws”)
(c)    No Credit Party or any Restricted Subsidiary of a Credit Party is in material violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act. Neither the Credit Parties, nor any Restricted Subsidiary of a Credit Party, nor, to the knowledge of the Credit Parties and their Restricted Subsidiaries, any director, officer, employee, agent or representative thereof, is an individual or entity that is, or is, in the aggregate, 50 percent or greater owned or controlled by any individual or entity that is (i) listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom or, (ii) operating, organized, or resident in a country or territory that is itself the subject or target of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) (collectively “Designated Jurisdictions”) (collectively, “Sanctioned Persons”).
3.19    Status as Senior Debt. The Obligations under the Loan Documents are “first lien debt” and “senior debt” or “designated senior debt” (or any comparable terms) under, and as may be defined in, any notes, indenture or document governing any applicable Indebtedness that is subordinated in right of payment to such Obligations.
3.20    [Reserved].
3.21    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of any Credit Party, threatened in writing; and (b) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.
3.22    Compliance with Health Care Laws.
(a)    Each Credit Party and each of their respective Subsidiaries is in compliance with the Health Care Laws applicable to its business, except where failure to be in such compliance would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.
(b)    Each Credit Party and each of their respective Subsidiaries has (i) all licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, qualifications and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the business conducted by it (each, an “Authorization”), except for such Authorizations with respect to which the failure to obtain would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, and (ii) no actual knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Authorization. All such Authorizations are valid and in full force and effect and each Credit Party and each of their respective Subsidiaries is in material compliance with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect to such Authorizations, except where failure to be in such compliance or for an Authorization to be valid and in full force and effect would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.
(c)    No Credit Party or any of their respective Subsidiaries or any of their respective officers, directors or, to the knowledge of any Credit Party, employees is or has been threatened in writing to be, (i) excluded from any applicable Federal Health Care Program, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations; or (iii) made a party to any other action by any Governmental Authority that would be reasonably likely to prohibit it from selling products to any Federal Health Care Program or other purchaser material to its business pursuant to any federal, state or local laws or regulations.
(d)    All Products prepared, inspected, maintained, assembled, packaged, repaired, tested, labeled, distributed, managed, sold or marketed by or on behalf of a Credit Party, or any of their respective Subsidiaries have been and are being prepared, inspected, maintained, assembled, packaged, tested, labeled, distributed, managed, sold and marketed in compliance with the Health Care Laws or any other applicable requirement of law, except where failure to be in such compliance would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.
(e)    No Credit Party or any of their respective Subsidiaries has received any written, or to the knowledge of any Credit Party, oral notice from the FDA or any other Governmental Authority regarding any actual or threatened investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by the FDA or any other Governmental Authority, against the Borrower, any other Credit Party, or any of their respective Subsidiaries regarding any violation of applicable law, including any Health Care Law. No Credit Party or any of their respective Subsidiaries is a party to or has any obligation under any corporate integrity agreement, monitoring agreement, consent decree, settlement agreement or similar agreement related to any Health Care Law imposed by any Governmental Authority.
3.23    HIPAA Compliance. Each Credit Party and each Subsidiary of each Credit Party (1) is in compliance with the applicable requirements of HIPAA, except where failure to be in such compliance would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect; and (2) is not subject to, and would not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process or data breach with regard to HIPAA. No Credit Party and no Subsidiary of a Credit Party has received notice of complaints or investigations from any Governmental Authority regarding their respective uses or disclosure of individually identifiable health-related information (other than immaterial disclosures that did not result in a disclosure of Protected Health Information (as defined by HIPAA)). With regard to individually identifiable health information, each Credit Party and each Subsidiary of a Credit Party has no knowledge of any non-permitted use or disclosure or confidentiality agreement, security incident (other than immaterial incidents that did not result in a disclosure of Protected Health Information) or breach (each as determined by reference to HIPAA or applicable state law) by, or involving the systems of, any Credit Party or any Subsidiary of a Credit Party or by any employee, contractor, or agent thereof. Each Credit Party and each Subsidiary of a Credit Party is, and at all times has been, in compliance with all applicable Health Care Laws related to reporting to individuals, the media, any Governmental Authority, or others, as applicable, breaches involving individually identifiable information, data loss, or identity theft, except where failure to be in such compliance would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.
3.24    Medicare and Medicaid. No Credit Party and no Subsidiary of any Credit Party directly bills, receives direct reimbursement from, or otherwise participates in Medicare (Title XVIII of the Social

Security Act) and the regulations promulgated thereunder or Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder or any other Federal Health Care Program.
3.25    No Agency Relationship. The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans (collectively, “Plan Assets”) in connection with the Loans, the Letters of Credit or the Commitments.
3.26    EEA Financial Institutions. No Credit Party is an EEA Financial Institution.
3.27    Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
Article IV.

AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:
4.1    Financial Statements. The Borrower shall deliver to Agent for prompt further distribution to each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:
(a)    within ninety (90) days after the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending December 31, 2019, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, and setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail (together with, in all cases, customary management discussion and analysis) and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or similar qualification, or any exception, qualification or explanatory paragraph (in each case other than as a result of (x) the maturity of permitted Indebtedness under this Agreement and/or Incremental Equivalent Indebtedness within one year from the time such opinion is delivered or (y) the projected violation of any of the Financial Covenants);
(b)    within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and in comparative form the figures for such Fiscal Quarter and the annual budget for the related Fiscal Year, all in reasonable detail (together with, in all cases, customary management discussion and analysis) and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and
(c)    simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 4.1(a) and 4.1(b) above, the related consolidated financial statements reflecting the adjustments necessary to eliminate the assets, accounts and operations of Unrestricted Subsidiaries (if any, and taken as a whole) from such consolidated financial statements.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 4.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the applicable financial statements of the Borrower (or any direct or indirect parent thereof, as applicable) on Form 10-K or 10-Q, as applicable, filed with the SEC; provided that (i) to the extent such financial statements relate to any direct or indirect parent, such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail any material differences between the information relating to such parent and its subsidiaries on the one hand, and the information relating to the Borrower and its Subsidiaries on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 4.1(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards subject and satisfy the requirements set forth in Section 4.1(a).
4.2    Certificates; Other Information. The Borrower shall furnish to Agent (and Agent shall thereafter make available to each Lender) or, as the case may be, to a Lender by Electronic Transmission:
(a)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower (or any direct or indirect parent thereof, as applicable) files or is required to file with the SEC or with any Governmental Authority or with any national securities exchange that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to Agent pursuant hereto;
(b)    concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b) above (commencing with the financial statements delivered pursuant to Section 4.1(b) for the Fiscal Quarter ending September 30, 2019), a fully and properly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”), certified on behalf of the Borrower by a Responsible Officer of the Borrower, in each instance, as of the last day of each Fiscal Quarter or Fiscal Year, as applicable;
(c)    together with each Compliance Certificate pursuant to Section 4.2(b), if reasonably requested by Agent, (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate), (ii) a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a prepayment under Section 1.8, (iii) a list of Subsidiaries that identifies each Subsidiary (x) as a Material Subsidiary or an Immaterial Subsidiary and (y) as an Unrestricted Subsidiary or Restricted Subsidiary, in each case, as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iv) such other information required by the Compliance Certificate;
(d)    no later than sixty (60) days following the first day of each Fiscal Year of the Borrower (beginning with the Fiscal Year commencing January 1, 2019), an annual budget (on a monthly or quarterly basis) for such Fiscal Year, together with a comparison to preliminary prior year’s fiscal results, in form customarily prepared by the Borrower (but in any event including projected financial statements for such year on at least a quarterly basis);

(e)    promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and, if applicable, the Beneficial Ownership Regulation; and
(f)    promptly, such additional information regarding the business, legal, financial or corporate affairs of any Credit Party or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender through Agent may from time to time reasonably request; provided, however, notwithstanding the foregoing, neither the Borrower nor any of its Restricted Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, further, that in each case, the Borrower shall advise Agent that information is being withheld and shall use its commercially reasonable efforts to obtain a waiver of such obligation and/or communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation.
4.3    Notices. Promptly (but no later than five (5) days) after a Responsible Officer of any Credit Party obtains actual knowledge thereof, the Borrower shall notify Agent, in writing (and Agent shall thereafter make available to Lenders):
(a)    of the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;
(b)    of any litigation, governmental proceeding or investigation (including, without limitation, pursuant to any applicable Environmental Laws) commenced or pending against Borrower or any of the Restricted Subsidiaries or any of their respective properties, assets or businesses, in each case that if adversely determined would reasonably be expected to result in a Material Adverse Effect;
(c)    of any violation received by any Credit Party or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in any such case would reasonably be expected to have a Material Adverse Effect;
(d)    of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;
(e)    of any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Restricted Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect;
(f)    of all fines or penalties imposed by any Governmental Authority under any applicable Health Care Laws against any Credit Party or any of their respective Subsidiaries in excess of $2,500,000;
(g)    of any written notice of any civil or criminal investigation or audit, or proceeding initiated by any federal, state, local Governmental Authority relating to any actual or alleged violation by any Credit Party or any Subsidiary of any Health Care Laws or that alleges systematic, deliberate, widespread or material false or fraudulent activity by any Credit Party or Subsidiary, in each case which has resulted in or would reasonably be expected to result in a Material Adverse Effect;

(h)    notice of any investigation, audit, or material proceeding pending or threatened in writing, by any Governmental Authority relating to any Credit Party’s obligations under HIPAA, whether of or concerning any Credit Party or, to the knowledge of any Credit Party, any customer of any Credit Party, in each case that would reasonably be expected to result in a Material Adverse Effect;
(i)    notice of any investigation, audit, or proceeding pending or threatened in by any Governmental Authority relating to the Credit Party’s obligations under FDA laws, whether of or concerning any Credit Party or, to the knowledge of any Credit Party, any customer of any Credit Party, in each case that would reasonably be expected to result in a Material Adverse Effect;
(j)    of (i) the receipt by any Credit Party of any notice of violation of or potential liability under Environmental Law that would reasonably be expected to result in a Material Adverse Effect, (ii)(A) unpermitted Releases of any Hazardous Materials, (B) the existence of any condition that would reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, or dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt by any Credit Party of notification that any Property owned by any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Material Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would reasonably be expected to result in a Material Adverse Effect; and
(k)    of any other event that could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 4.3 (other than clause (j)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 4.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
4.4    Maintenance of Existence. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, except as permitted by Section 5.4 or Section 5.5, (a) preserve, renew and maintain in full force and effect its separate legal existence under the Requirements of Law of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
4.5    Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, (a) in addition to the requirements of any of the Security Documents, maintain, protect and preserve all Properties necessary in the operation its business, including, to the extent necessary in each Credit Party’s reasonable business judgment, the copyrights, patents, trade names, service marks and trademarks owned by such Credit Party or Restricted Subsidiary; (b) maintain all of its tangible Properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (c) make all necessary repairs, renewals, replacements and additions thereof or thereto in accordance with prudent industry practice.
4.6    Maintenance of Insurance.

(a)    Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, maintain in full force and effect with financially sound and reputable insurance companies, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons of similar size engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such Person.
(b)    Cause the Agent and its successors and assigns to be named as lender loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral (other than director and officer liability, workers compensation, kidnap and ransom or other similar policies not permitting such endorsement) and to use its commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent, that it will give the Agent at least thirty (30) days’ prior written notice (or such lesser amount as the Agent may agree) of any modification or cancellation of such policy (or, to the extent commercially available, ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder (or such lesser amount as the Agent may agree).
4.7    Compliance with Laws.
(a)    Compliance with Laws Generally. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply in all respects with all Requirements of Law and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or Property (including without limitation Environmental Laws, ERISA and the laws referred to in Sections 3.17 and 3.18), except if the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Compliance with Health Care Laws.
(i)    Without limiting or qualifying the generality of the foregoing, each Credit Party shall and shall cause each of its Subsidiaries to comply, with all applicable Health Care Laws relating to the operation of such Person’s business, except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(ii)    All Products inspected, repaired, maintained, distributed or marketed by or on behalf of any Credit Party or Subsidiary that are or may become subject to the jurisdiction of the FDA or comparable Governmental Authority shall be inspected, repaired, maintained, distributed and marketed in compliance with all applicable FDA requirements and shall comply with Health Care Laws or any other requirements of law in all material respects, except where failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.8    Books and Records. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, maintain proper books of record and account, in which entries that (a) are full, true and correct in all material respects, (b) are in conformity with GAAP in all material respects and (c) consistently applied (except as noted in any financial statements, it being understood that such application must remain in conformity with GAAP in all material respects) shall be made of all material financial transactions and matters involving the assets and business of the Borrower or any of its Restricted Subsidiaries, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with general accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
4.9    Inspection. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of Agent to visit and inspect any Properties of any Credit Party, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Credit Parties and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided that Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence and continuance of an Event of Default; provided further that when an Event of Default exists, Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Credit Parties at any time during normal business hours and without advance notice. Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants; provided further that any Lender and its representatives and independent contractors may attend such inspections with the Agent at such Lender’s own cost and expense. Notwithstanding anything to the contrary in this Section 4.9, none of the Borrower or any of its Restricted Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any legally binding confidentiality agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that, in each case, the Borrower shall advise Agent that information is being withheld and shall use its commercially reasonable efforts to obtain a waiver of such obligation and/or communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation.
4.10    Covenant to Guarantee Obligations and Give Security. At the expense of the Credit Parties, subject to the terms, conditions and provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, take all action necessary or reasonably requested by Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including, within sixty (60) days (or such longer period as Agent may agree in its reasonable discretion) after the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary or an Unrestricted Subsidiary) by any Credit Party, or any Immaterial Subsidiary becoming a Material Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary or any Unrestricted Subsidiary becoming designated as a Restricted Subsidiary.
4.11    Use of Proceeds. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, use the proceeds of Term Loans and Revolving Loans borrowed on the Closing Date, solely (a) to consummate the Refinancing and (b) to pay the Transaction Expenses. The proceeds of any other Term Loans (other than Initial Term Loans), any Revolving Loans and Letters of Credit will be available for working capital, Capital Expenditures, Permitted Acquisitions, Investments and general corporate purposes. The proceeds of any Incremental Facilities or Incremental Equivalent Indebtedness will be used for the purposes set forth in the applicable Incremental Facility amendment or documentation entered into in connection with the Incremental Facility or Incremental Equivalent Indebtedness; provided that in no event shall such proceeds be used in a manner otherwise prohibited by this Agreement. No portion of the proceeds shall be used in any manner that causes or might cause such application of such proceeds to violate Regulation

T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
4.12    Further Assurances; Post-Closing Covenants.
(a)    Promptly upon reasonable request by Agent, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) subject to the limitations set forth in the Collateral and Guarantee Requirement, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.
(b)    Notwithstanding anything herein to the contrary, including the requirements under Sections 2.1(a) and 2.1(b), the Credit Parties shall (i) deliver to Agent each item set forth on Schedule 4.12 and (ii) perform each action set forth in Schedule 4.12, each within the time periods set forth opposite each such item or action on such Schedule or such later date as shall be acceptable to Agent in its sole discretion.
4.13    Payment of Taxes. Each Credit Party and each Tax Affiliate shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge all material Taxes imposed upon it or upon its income or profits, or upon any Properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any Properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
4.14    Compliance with Anti-Corruption Laws and Sanctions. Each Credit Party shall, and shall cause its Subsidiaries to, maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions and shall conduct its business in compliance with applicable Anti-Corruption Laws and Sanctions.
4.15    Environmental Matters. Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with (including with respect to its Real Estate, whether owned, leased, subleased or otherwise operated or occupied) all applicable Environmental Laws (including by implementing any Remedial Action necessary to comply with, or required by orders and directives of any Governmental Authority of competent jurisdiction issued pursuant to, any applicable Environmental Laws), except for failures to comply that would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that no Credit Party shall be required to undertake any Remedial Action to the extent that such Credit Party’s obligation to do so is being contested in good faith, by proper proceedings, in accordance with applicable Requirements of Law (including Environmental Laws), and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
4.16    Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Covenants as of the end of the most recently ended Test Period, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if after giving effect to such designation, it would be a “Restricted Subsidiary” under any Junior Indebtedness, any Indebtedness incurred pursuant to Sections 5.3(t) or (x), or any other material Indebtedness of a Credit Party, (d) no Unrestricted Subsidiary shall own any Stock or Stock Equivalents in the Borrower or any of its Restricted Subsidiaries, (e) in no event shall any Unrestricted Subsidiary own any material intellectual property that is material to the business of the Borrower and any of its Restricted Subsidiaries, taken as a whole, and (f) as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to Agent a certificate signed by a Responsible Officer setting forth in reasonable detail the calculations demonstrating compliance with the foregoing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of such Person’s (as applicable) Investment therein and the Investment resulting from such designation must otherwise be in compliance with and permitted under Section 5.2. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time; provided that upon a re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to have an Investment in a Restricted Subsidiary in an amount equal to the book value of Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.
4.17    Annual Lender Calls. The Borrower’s management shall participate in annual conference calls with the Agent and the Lenders, such calls to be held at such time as may be agreed to by the Borrower and the Agent, but in any event not later than the date which is 10 Business Days after the annual financial statements are to be delivered pursuant to Section 4.1(a).
Article V.

NEGATIVE COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:
5.1    Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)    Liens pursuant to any Loan Document (including pursuant to any amendment in connection with an Incremental Facility, any Extension or Extension Offer, any Permitted Repricing Amendment or any other amendment entered into from time to time in accordance with the terms hereof);
(b)    Liens existing on the date hereof and set forth on Schedule 5.1(b);
(c)    Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are not required to be paid pursuant to Section 4.13;
(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens imposed by Requirements of Law arising in the Ordinary Course of Business which either (i) are not in excess of $50,000 individually or (ii) secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;
(e)    (i) pledges, deposits or Liens arising as a matter of law in the Ordinary Course of Business in connection with workers’ compensation, payroll taxes, unemployment insurance and other social security legislation and (ii) pledges and deposits in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;
(f)    deposits to secure the performance and payment of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the Ordinary Course of Business;
(g)    easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(h)    Liens securing judgments for the payment of money (or appeal or surety bonds relating to such judgments) not constituting an Event of Default under Section 7.1(h);
(i)    Liens securing Indebtedness permitted under Section 5.3(f); provided that (i) such Liens attach concurrently with or within one hundred and eighty (180) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the Property subject to such Liens, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, replacements thereof and additions and accessions to such Property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(j)    leases, licenses, subleases or sublicenses and Liens on the Property covered thereby, in each case, granted to others in the Ordinary Course of Business which do not (i) interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
(k)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
(l)    Liens (i) of a collection bank (including those arising under Section 4-210 of the UCC) on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;
(m)    Liens (i) on cash advances in favor of the seller of any Property to be acquired in an Investment permitted pursuant to Section 5.2(i) or (m) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under

Section 5.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(n)    [Reserved];
(o)    Liens existing on Property at the time of its acquisition or existing on the Property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or Property (other than the proceeds or products thereof and other than after-acquired Property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired Property, it being understood that such requirement shall not be permitted to apply to any Property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 5.3(f) or (h);
(p)    any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries in the Ordinary Course of Business;
(q)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the Ordinary Course of Business;
(r)    Liens arising from precautionary UCC financing statement filings;
(s)    Liens on insurance policies, the proceeds thereof and premium refunds securing the financing of the premiums with respect thereto;
(t)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(u)    the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 5.1; provided that (i) the Lien does not extend to any additional Property other than (A) after-acquired Property that is affixed or incorporated into the Property covered by such Lien and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 5.3;
(v)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;
(w)    Liens on Property of a Non-Credit Party securing Indebtedness of such Non-Credit Party permitted to be incurred by Section 5.3;
(x)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(y)    Liens securing Indebtedness permitted pursuant to Section 5.3(r) and/or Section 5.3(t); provided that any such Lien shall rank junior to the Lien on the Collateral securing the Obligations (but, in each case, may not be secured by any assets that are not Collateral) and, in any such case, the Indebtedness in connection therewith shall be permitted pursuant to and in accordance with Section 1.1(e) and the beneficiaries of such Liens (or an agent on their behalf) shall have entered into an intercreditor agreement with Agent that is reasonably satisfactory to Agent and the Borrower;
(z)    Liens securing Indebtedness permitted pursuant to Section 5.3(m);
(aa)    other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $30,000,000.00; and
(bb)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Requirements of Law.
5.2    Investments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, make any Investment, except:
(a)    Investments by the Borrower or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;
(b)    loans or advances to officers, directors, managers, partners and employees of the Borrower or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time not to exceed $3,000,000;
(c)    Investments (i) by any Credit Party in any other Credit Party, (ii) by any Restricted Subsidiary of the Borrower in any Credit Party, (iii) by any Non-Credit Party in any other Non-Credit Party; provided that if the Non-Credit Party making such Investment is a Restricted Subsidiary then the Non-Credit Party receiving the Investment shall be a Restricted Subsidiary, (iv) by a Credit Party in a Non-Credit Party to the extent such Investments in the aggregate at any time outstanding are not in excess of (A) $35,000,000 (less the aggregate amount of Investments made in reliance on Section 5.2(t)) plus (B) an amount equal to any distributions, returns of capital or sale proceeds actually received in cash in respect of any such Investments made pursuant to this clause (c)(iv) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made) at any time outstanding; provided that any such amounts under this clause (B) shall not increase the Available Amount (it being understood that any distributions, returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Amount (to the extent such excess amount of distributions, returns or proceeds would otherwise increase the Available Amount pursuant to the definition thereof));
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit or advances in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;
(e)    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 5.1, Section 5.3 (other than Section 5.3(e) or 5.3(w)), Section

5.4 (other than Section 5.4(c), 5.4(e) or 5.4(f)), Section 5.5 (other than Section 5.5(d)(iii) or 5.5(e)) and Section 5.6 (other than Section 5.6(d)), respectively;
(f)    Investments existing on the date hereof and set forth on Schedule 5.2(f) and any modification, replacement, renewal, reinvestment or extension of any Investment existing on the date hereof; provided that the amount of any Investment permitted pursuant to this Section 5.2(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date and set forth on Schedule 5.2(f) or as otherwise permitted by this Section 5.2 (in which case such increase shall utilize such other applicable provision of this Section 5.2);
(g)    Investments in Rate Contracts permitted under Section 5.3(g);
(h)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 5.5;
(i)    the purchase or other Acquisition by a Credit Party of Property or businesses of any Person constituting a business unit, a line of business or division of such Person, or Stock or Stock Equivalents in a Person (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that (I) no Event of Default exists (or would result therefrom) immediately before or immediately after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, in each case subject to customary “funds certain provisions” (including that such Acquisition may be consummated notwithstanding the existence of Events of Default to the extent that no Events of Default shall have occurred and shall be continuing on the date that a legally binding commitment is entered into with respect to such Acquisition and there is no Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) immediately before and immediately after giving effect to such Acquisition), (II) the material lines of business of the Person to be (or the Property which is to be) so purchased or otherwise acquired shall be in compliance with Section 5.15(b), (III) to the extent required by the Collateral and Guarantee Requirement, (A) the Property, assets and businesses acquired in such purchase or other acquisition shall become Collateral, subject to customary “funds certain provisions” and (B) any such newly created or acquired Subsidiary shall, to the extent required by Section 4.10, become a Guarantor and provide security for the Obligations, (IV) after giving Pro Forma Effect to any such Acquisition and any incurrence of Indebtedness in connection therewith, the Borrower and its Restricted Subsidiaries shall be in compliance with a Total Net Leverage Ratio as of the most recently ended Test Period that is no greater than the then applicable level permitted under the Financial Covenant for such period set forth in Section 6.01 at such time (it being understood that the Total Net Leverage Ratio shall be permitted to exceed the ratio required by this clause (IV) and such Acquisition may be consummated notwithstanding the failure to comply with the ratio set forth in this clause if such Acquisition is a Limited Condition Transaction and the Borrower was in compliance with such ratio on a Pro Forma Basis on the date that a legally binding commitment was entered into with respect to such Acquisition), (V) the proposed Acquisition is consensual (not “hostile”) and, if applicable, has been approved by the acquisition target’s board of directors (or equivalent governing body) and (VI) solely with respect to Acquisitions of Persons constituting Excluded Subsidiaries or that do not become Guarantors or of assets located outside of the United States that are Excluded Assets, the aggregate purchase consideration paid by Credit Parties for the Acquisition of such Person or assets (including costs and expenses and assumed Indebtedness) shall not exceed $40,000,000 in the aggregate (excluding any portion of such purchase consideration that represents consideration consisting of Stock or Stock Equivalents or the proceeds of any issuance of Stock or Stock Equivalents) for all such Acquisitions permitted under this Section 5.2(i) during the term of this Agreement;
(j)    Investments in Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) $40,000,000 (of which amount not more than $5,000,000 at any time outstanding shall consist of Investments in Subsidiaries that are Unrestricted Subsidiaries on the Closing Date) plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments made pursuant to this clause (j) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that any such amounts under this clause (ii) shall not increase the Available Amount (it being understood that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Amount pursuant to the definition thereof));
(k)    Investments in the Ordinary Course of Business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(l)    Investments (including debt obligations and Stock or Stock Equivalents) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the Ordinary Course of Business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(m)    Investments (including Acquisitions) as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Amount; provided that at the time of any such Investment, no Event of Default shall have occurred and be continuing or would result immediately therefrom (except that such requirement shall apply for an Acquisition solely on the date that the Borrower or the applicable Subsidiary enters into a binding agreement with respect to such Acquisition and with respect to such Acquisition, no Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) shall exist immediately after giving effect to such Acquisition);
(n)    advances of payroll payments to employees in the Ordinary Course of Business;
(o)    loans and advances to the Borrower (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Borrower (or such direct or indirect parent) in accordance with Section 5.6(f) (and such loan shall constitute usage of the relevant Restricted Payment provision under Section 5.6(f));
(p)    Investments held by a Restricted Subsidiary of the Borrower acquired after the Closing Date or of a corporation or company merged into the Borrower or merged or consolidated with a Restricted Subsidiary thereof in accordance with Section 5.4 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(q)    Guarantee Obligations of the Borrower or any of its Restricted Subsidiaries in respect of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business;
(r)    Investments to the extent that payment for such Investments is made solely with Qualified Stock (other than any Specified Equity Contribution or the proceeds of any issuance thereof) of the Borrower;

(s)    other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (A) $50,000,000 and (B) 30% of Consolidated EBITDA as of the end of (and for) the most recently ended Test Period prior to the date of consummation of such Investment (the limitation set forth in this clause (i) to be measured solely at the time such Investment made in reliance on this clause (s) is made) plus (ii) an amount equal to any distributions, returns of capital or sale proceeds actually received in cash in respect of any such Investments made pursuant to this clause (s) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that any such amounts under this clause (ii) shall not increase the Available Amount (it being understood that any distributions, returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Amount (to the extent such excess amount of distributions, returns or proceeds would otherwise increase the Available Amount pursuant to the definition thereof));
(t)    Investments in JV Entities in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) $40,000,000 (less the aggregate amount of Investments made in reliance on Section 5.2(c)(iv)(A)) plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments made pursuant to this clause (t) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that any such amounts under this clause (ii) shall not increase the Available Amount (it being understood that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Amount pursuant to the definition thereof));
(u)    non-cash Investments (including by way of intercompany mergers or other combinations) from a Credit Party to a Restricted Subsidiary that is not a Credit Party to the extent reasonably determined by the Borrower in its business judgment to be in the best interests of the Borrower and its Subsidiaries (i) in order to consummate any conveyance, sale, transfer or other disposition of such property or assets (or of the Stock or Stock Equivalents of the Person holding such property or assets) permitted under Section 5.5 or to optimize the tax benefits or minimize the adverse tax consequences of any such conveyance, sale, transfer or other disposition and/or (ii) for tax planning, cost savings and operational efficiency purposes, in the case of clause (i) or (ii) so long as (A) no Default or Event of Default has occurred and is continuing or would result immediately therefrom, (B) immediately after giving effect thereto, the security interests of Agent in any Collateral shall not be materially impaired (as determined by Agent in its reasonable discretion) or otherwise released, (C) the Borrower shall provide Agent with such information as Agent may reasonably request relating to such proposed Investment and shall certify to Agent that the proposed Investment satisfies the requirements of this clause (u) and (D) in the case of such proposed Investment that includes any intercompany mergers or other combinations, such proposed Investment shall constitute a Permitted Reorganization;
(v)    Investments consisting of letters of support or similar obligations in favor of selected vendors in order to secure more favorable payment terms or services for Restricted Subsidiaries in the Ordinary Course of Business;
(w)    any Investment by a Credit Party or a Restricted Subsidiary of a Credit Party in another Restricted Subsidiary (the “Subject Subsidiary”) representing the funding of amounts that are promptly thereafter re-invested by such Subject Subsidiary or its Restricted Subsidiaries in order to consummate an Investment permitted pursuant to Section 5.2(i), 5.2(j), 5.2(m), 5.2(s), 5.2(t) or 5.2(x);
(x)    other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding the sum of (i) the amount of Excluded Contributions plus (ii) an amount equal to any distributions, returns of capital or sale proceeds actually received in cash in respect of any such Investments made pursuant to this clause (x) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that (x) any such Investment made using the amounts under this clause (ii) shall only be permitted to be made so long as no Event of Default exists or would result therefrom at the time such Investment was made and (y) any such amounts under this clause (ii) shall not increase the Available Amount (it being understood that that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Amount pursuant to the definition thereof)); and
(y)    additional Investments by the Borrower and its Restricted Subsidiaries in an unlimited amount so long as after giving Pro Forma Effect thereto (x) no Event of Default shall have occurred and be continuing or would result therefrom, (y) the Total Net Leverage Ratio as of the end of the most recently ended Test Period shall not exceed 2.75:1.00.
5.3    Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness of the Borrower and any of its Restricted Subsidiaries under the Loan Documents (including pursuant to any amendment in connection with an Incremental Facility, any Extension or Extension Offer, any Permitted Repricing Amendment or any other amendment entered into from time to time in accordance with the terms hereof);
(b)    [Reserved];
(c)    Indebtedness listed on Schedule 5.3(c) and any Permitted Refinancing thereof;
(d)    Guarantee Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder (except that an Immaterial Subsidiary may not, by virtue of this Section 5.3(d), guarantee Indebtedness that such Immaterial Subsidiary could not otherwise incur under this Section 5.3); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
(e)    Indebtedness of the Borrower or any of its Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 5.2; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subject to subordination terms reasonably acceptable to Agent;
(f)    (i) Capital Lease Obligations and other Indebtedness (including Capital Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within one hundred and eighty (180) days after the applicable acquisition, construction, repair, replacement or improvement, and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i); and provided further that the aggregate principal amount of Indebtedness (including without limitation Capital Lease Obligations) under this Section 5.3(f) does not exceed $20,000,000 at any time outstanding;
(g)    Indebtedness in respect of Rate Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred not for speculative purposes;
(h)    Indebtedness assumed in connection with any Permitted Acquisition or Investment permitted under Section 5.2; provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition or Investment and (ii) the aggregate amount of such assumed Indebtedness does not exceed $35,000,000 at any time outstanding;
(i)    Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent of the Borrower) and its Restricted Subsidiaries incurred in the Ordinary Course of Business or approved by the board of directors or managers or sole member, as applicable, of the Borrower in their reasonable business judgment;
(j)    Indebtedness to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower permitted by Section 5.6 in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;
(k)    Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting (i) indemnification obligations or obligations in respect of purchase price or other similar adjustments or (ii) earn-out obligations, in the case of clause (ii), not in excess of an aggregate principal amount of $25,000,000 at any time outstanding; provided that, in each case, all such Indebtedness shall be unsecured and payable only to the extent permitted by Section 5.8(b);
(l)    Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;
(m)    Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;
(n)    Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the Ordinary Course of Business;
(o)    Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;
(p)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the Ordinary Course of Business;

(q)    Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;
(r)    (i) Junior Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries (including in connection with Permitted Acquisitions and other similar Investments permitted under Section 5.2), so long as (1) on the date of incurrence of such Indebtedness, the Borrower shall be in compliance with the Financial Covenants (calculated on a Pro Forma Basis) as of the end of the most recently ended Test Period; provided that such Indebtedness may be incurred to finance an Acquisition notwithstanding the failure to comply with the applicable ratios if such Acquisition is a Limited Condition Transaction and the Borrower was in compliance with such ratios on a Pro Forma Basis on the date that a legally binding commitment was entered into with respect to such Acquisition, (2) the final maturity date of such Indebtedness shall be no earlier (but may be later) than the date that is ninety-one (91) days after the final maturity date of the then outstanding Term Loans and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Term Loans, plus ninety-one (91) days, (3) to the extent such Junior Indebtedness is secured, such Indebtedness shall not be secured by any collateral other than the Collateral and shall be subject to customary intercreditor terms to be reasonably satisfactory to Agent and the Borrower, (4) such Indebtedness shall not guaranteed by any Person that is not a Guarantor and (5) any such Indebtedness incurred pursuant to this clause (r) by a Non-Credit Party, when taken together with any Indebtedness incurred pursuant to Section 5.3(s), shall not exceed an aggregate principal amount not to exceed $20,000,000 at any one time outstanding and (ii) any Permitted Refinancing thereof;
(s)    Indebtedness incurred by a Non-Credit Party, and guarantees thereof by a Non-Credit Party, in an aggregate principal amount not to exceed, when taken together with Indebtedness incurred by a Non-Credit Party pursuant to Section 5.3(r) above, $20,000,000 at any one time outstanding;
(t)    Incremental Equivalent Indebtedness (and Guarantees thereof by the Guarantors) to the extent permitted by and incurred in compliance with the applicable provisions of Section 1.1(e), provided that if such Incremental Equivalent Indebtedness is secured, it shall be secured solely by Liens ranking junior to the Liens on Collateral pursuant to Section 5.1(y);
(u)    additional Indebtedness in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;
(v)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x);
(w)    any Indebtedness constituting an Investment permitted under Section 5.2;
(x)    obligations in respect of Disqualified Stock in an amount not to exceed $3,000,000 at any time outstanding which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent; and
(y)    Indebtedness in connection with a judgment not constituting an Event of Default under Section 7.1(h).
For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.
The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 5.3.
5.4    Fundamental Changes. No Credit Party shall and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    any Subsidiary of the Borrower may merge, amalgamate, dissolve, liquidate or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, as applicable, or (ii) any one or more other Subsidiaries; provided that when any Subsidiary that is a Credit Party is merging or amalgamating with another Subsidiary, a Credit Party shall be the continuing or surviving Person, as applicable;
(b)    (i) any Subsidiary of the Borrower that is not a Credit Party may merge, amalgamate, dissolve, liquidate or consolidate with or into any other Subsidiary that is not a Credit Party; provided that if such Subsidiary that is not a Credit Party is a Restricted Subsidiary then it may only merge, amalgamate, dissolve, liquidate or consolidate with or into any other Subsidiary that is not a Credit Party that is a Restricted Subsidiary, (ii) so long as no Event of Default exists or would result therefrom, (A) any Restricted Subsidiary of the Borrower may liquidate, dissolve or wind up or (B) any Restricted Subsidiary of the Borrower may change its legal form, in each case, if in either case, the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders and (iii) so long as no Event of Default exists or would result therefrom, the Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries, and Agent reasonably determines it is not materially disadvantageous to the Lenders; provided that the Borrower and any such Restricted Subsidiary shall comply with Section 5.15 in connection with the foregoing;
(c)    any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary; provided that if the transferor in such a transaction is a Credit Party, then (i) the transferee must be a Credit Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Credit Party in accordance with Section 5.2 and Section 5.3, respectively;
(d)    so long as no Default exists or would result therefrom, the Borrower may merge or amalgamate, dissolve, liquidate or consolidate with any other Person to the extent such merger, amalgamation, dissolution, liquidation or consolidation is otherwise permitted hereunder; provided that the Borrower shall be the continuing or surviving corporation;
(e)    any Restricted Subsidiary of the Borrower may merge, amalgamate, dissolve, liquidate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 5.2 (to the extent such merger, amalgamation, dissolution, liquidation or consolidation is otherwise permitted hereunder); provided that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 4.10 and (ii) if any such Restricted Subsidiary is a Credit Party, then the continuing or surviving Person shall be a Credit Party;
(f)    any Permitted Acquisition, any Permitted Reorganization, any Investment permitted under Section 5.2 and any Disposition permitted under Section 5.5 may be consummated; and
(g)    so long as no Event of Default exists or would result therefrom, a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 5.5, may be effected substantially concurrently with such Disposition; provided that, in any such transaction involving the Borrower, the Borrower shall be the continuing or surviving Person or shall not have been merged, amalgamated, dissolved, wound up, liquidated, consolidated or Disposed of.
For purposes of determining compliance with this Section 5.4 with respect to any Unrestricted Subsidiary, in addition to being in compliance with the foregoing clauses, such Unrestricted Subsidiary is also required to be in compliance with the conditions set forth in Section 4.16 with respect to Unrestricted Subsidiaries both immediately prior to and after giving effect to any activity permitted by this Section 5.4.
5.5    Dispositions. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, make any Disposition except:
(a)    Dispositions of (i) obsolete, worn out, uneconomical, negligible, immaterial or surplus Property, whether now owned or hereafter acquired, in the Ordinary Course of Business and (ii) Property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;
(b)    Dispositions of inventory, goods held for sale and immaterial assets in the Ordinary Course of Business (including any Disposition of inventory in the Ordinary Course of Business or allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the Ordinary Course of Business);
(c)    Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property (which replacement Property is actually promptly purchased);
(d)    Dispositions of Property (A) amongst the Credit Parties, (B) amongst the Borrower or any of its Restricted Subsidiaries that is a Credit Party and a Restricted Subsidiary that is not a Credit Party, so long as (i) to the extent a Credit Party is the party disposing of Property, such Disposition is an arm’s-length transaction and the respective Credit Party receives at least Fair Market Value, (ii) to the extent a Credit Party is the party purchasing the Property, such Disposition is an arm’s-length transaction and the respective Credit Party purchases such Property in an amount not in excess of Fair Market Value or (iii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 5.2, or (C) amongst Restricted Subsidiaries that are not Credit Parties;
(e)    Dispositions permitted by Section 5.2 (other than Section 5.2(e) or Section 5.2(u)(i)), Section 5.4 and Section 5.6 and Liens permitted by Section 5.1;
(f)    Dispositions in the Ordinary Course of Business of Cash Equivalents for fair market value;

(g)    leases, subleases, licenses or sublicenses, in each case in the Ordinary Course of Business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(h)    transfers of Property subject to an Event of Loss (it being understood and agreed that the Net Cash Proceeds of any such Event of Loss are subject to Section 1.8(c));
(i)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(j)    Dispositions of accounts receivable in the Ordinary Course of Business in connection with the collection or compromise thereof;
(k)    the unwinding of any Rate Contract pursuant to its terms;
(l)    Permitted Sale-Leasebacks permitted under Section 5.18;
(m)    Dispositions not otherwise permitted pursuant to this Section 5.5; provided that (i) with respect to any Disposition pursuant to this clause (m) for a purchase price in excess of $5,000,000, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents (provided, however, that for the purposes of this clause (m)(i), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition), and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (m) that is at that time outstanding, not in excess of $7,500,000 at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash), (ii) such Disposition shall be for Fair Market Value as reasonably determined by the Borrower or the applicable Restricted Subsidiary in good faith based on sales of similar assets, if available, (iii) the Borrower or the applicable Restricted Subsidiary complies with the applicable provisions of Section 1.8, (iv) the Disposition does not consist of Stock or Stock Equivalents of the Borrower, (v) no Event of Default exists or would result therefrom, and (vi) such Disposition shall not include any Intellectual Property that is used by or material to the business of any Guarantor, the Borrower, or any of its Restricted Subsidiaries;
(n)    Dispositions not otherwise permitted pursuant to this Section 5.5 in an aggregate amount not to exceed $3,000,000, and any Dispositions of Property to the extent that the aggregate value of such Property sold in a single transaction or related series of transactions is equal to $50,000 or less;
(o)    each Credit Party and each of its Restricted Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the Ordinary Course of Business so long as no Event of Default exists or would result therefrom;

(p)    Dispositions of Investments in joint ventures;
(q)    the abandonment or other Disposition of Intellectual Property which is reasonably determined by the Borrower, in good faith, to be no longer economical, negligible, obsolete or otherwise not material to its business;
(r)    any forgiveness, write-off or write-down of any intercompany obligations; provided that any forgiveness of obligations owing by a Non-Credit Party shall not result in additional ability to make Investments in Non-Credit Parties in the amount of such forgiven obligations;
(s)    any forgiveness, write-off or write-down of loans or advances to management, directors, officers and employees, in each case, made or incurred pursuant to Section 5.3(j);
(t)    Dispositions or any sale and leasebacks of real or personal property acquired in connection with the acquisition of new customers in the Ordinary Course of Business; and
(u)    Dispositions of non-core assets acquired in connection with Permitted Acquisitions or other Investments permitted under Section 5.2; provided that (i) the aggregate amount of such sales shall not exceed 25% of the Fair Market Value of the acquired entity or business and (ii) each such sale is in an arm’s-length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value; provided, however, an amount equal to the Incremental Percentage of the Net Cash Proceeds received with respect to each such Disposition shall be applied to prepay Loans in accordance with Section 1.8(c) (or otherwise reinvested pursuant to the terms thereof).
To the extent any Collateral is Disposed of as expressly permitted by this Section 5.5 to any Person other than the Borrower or any Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, Agent shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.
5.6    Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to declare or make, directly or indirectly, any Restricted Payment, except:
(a)    each Restricted Subsidiary of the Borrower may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Subsidiary, to the Borrower and any other of its Restricted Subsidiaries and to each other owner of Stock or Stock Equivalents of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Stock or Stock Equivalents);
(b)    (i) the Borrower may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or rights to acquire its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents (other than any Excluded Contribution); provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Stock or Stock Equivalents are at least as advantageous to the Lenders as those contained in the Stock or Stock Equivalents redeemed thereby and (ii) the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 5.3) of such Person;

(c)    so long as no Event of Default has occurred or is continuing, Restricted Payments not otherwise permitted pursuant to this Section 5.6 in an aggregate amount not to exceed $20,000,000;
(d)    to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 5.2, Section 5.4, Section 5.7(e), Section 5.7(k) or Section 5.7(m);
(e)    repurchases of Stock or Stock Equivalents in the Ordinary Course of Business in the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants if such Stock or Stock Equivalents represent a portion of the exercise price of such options or warrants;
(f)    the Borrower or any of its Restricted Subsidiaries may, in good faith, pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Stock or Stock Equivalents of it or any direct or indirect parent thereof held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Restricted Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary; provided that (i) no Event of Default exists or would result from any such payment and (ii) such payments made pursuant to this Section 5.6(f) do not, in the aggregate, exceed $2,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may further be increased by the amount of the Net Cash Proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies;
(g)    the Borrower or any of its Restricted Subsidiaries may make Restricted Payments in the Ordinary Course of Business to effectuate share repurchases in connection with the vesting of incentive equity by management and employees to facilitate the payment of income taxes owed by such person in connection therewith;
(h)    the Borrower or any of its Restricted Subsidiaries may (a) pay cash in lieu of fractional Stock or Stock Equivalents in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(i)    as long as no Event of Default has occurred and is continuing, distributions of payments of purchase price adjustments permitted under Section 5.3(k) and Section 5.3(u) or working capital adjustments or indemnification received by the Borrower and its Restricted Subsidiaries with respect to any Permitted Acquisition;
(j)    the Borrower or any of its Restricted Subsidiaries may make additional Restricted Payments in an amount not to exceed the Available Amount; provided that at the time of such Restricted Payment and after giving Pro Forma effect thereto and to the incurrence of any Indebtedness in connection therewith and any related Specified Transaction, (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Available Amount shall not be available for any Restricted Payment pursuant to this clause (j) so long as the Total Net Leverage Ratio as of the end of the most recently ended Test Period shall exceed 3.25:1.00;
(k)    the Borrower and/or its Restricted Subsidiaries may make AHYDO Payments;
(l)    Restricted Payments not in excess of any Excluded Contribution;
(m)    [reserved]; and
(n)    the Borrower or any of its Restricted Subsidiaries may make additional Restricted Payments in an unlimited amount so long as after giving Pro Forma effect thereto (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Total Net Leverage Ratio as of the end of the most recently ended Test Period shall not exceed 2.75:1.00.
5.7    Transactions with Affiliates. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, enter into any transaction of any kind, where the amount of proceeds paid by a Credit Party exceeds $500,000 per annum, with any Affiliate of the Borrower, whether or not in the Ordinary Course of Business, other than:
(a)    (i) transactions between or among Credit Parties only and (ii) transactions between or among Non-Credit Parties or Credit Parties and Non-Credit Parties or any entity that becomes a Restricted Subsidiary of the Borrower as a result of such transaction, in each case of this clause (ii), solely to the extent such transaction is otherwise permitted hereunder;
(b)    transactions on terms not less favorable in any material respect to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(c)    the Transactions and the payment of fees and expenses related to the Transactions;
(d)    the issuance of Stock or Stock Equivalents to any officer, director, manager, employee or consultant of the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent of the Borrower in connection with the Transactions;
(e)    the payment of board of directors fees, and any director indemnitees and reimbursements;
(f)    equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Stock or Stock Equivalents by the Borrower or any of its Restricted Subsidiaries permitted under Section 5.6;
(g)    loans, Investments, and other transactions by and among the Borrower and/or one or more Subsidiaries or joint ventures to the extent permitted under any other provision of this Article V;
(h)    employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the Ordinary Course of Business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the Ordinary Course of Business;

(i)    transactions in respect of and payments of the Junior Indebtedness to the extent otherwise expressly permitted under this Agreement or any other applicable intercreditor agreement governing Junior Indebtedness;
(j)    the reimbursement of reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;
(k)    transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 5.7 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;
(l)    Restricted Payments permitted under Section 5.6; and
(m)    any transaction with an Affiliated Lender or any Debt Fund Affiliate otherwise permitted hereunder (including under Section 1.7(d) or Section 9.9).
5.8    Prepayments, Etc. of Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to:
(a)    Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Indebtedness (it being understood that payments of regularly scheduled interest required to be paid in cash and AHYDO Payments (which shall only be permitted to the extent permitted under any applicable intercreditor or subordination agreement), shall not be prohibited by this clause (a)), except for (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Stock or Stock Equivalents (other than Disqualified Stock) of Borrower or any of its direct or indirect parents, (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount not to exceed the Available Amount; provided that in the case of this clause (iii), only if such payment is made by utilizing the Available Amount, at the time of such prepayment, redemption, purchase, defeasance or other payment and after giving Pro Forma effect thereto and to any related Specified Transaction, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Available Amount shall not be available for any prepayment pursuant to this clause (a)(iii) so long as the Total Net Leverage Ratio as of the end of the most recently ended Test Period shall exceed 3.25:1.00; (iv) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an unlimited amount, so long as, at the time of such prepayment, redemption, purchase, defeasance or other payment and after giving Pro Forma effect thereto and to any related Specified Transaction, (x) no Event of Default shall have occurred and be continuing or would result therefrom, and (y) the Total Net Leverage Ratio as of the end of the most recently ended Test Period shall not exceed 2.75:1.00 and (v) prepayments of Indebtedness not otherwise permitted pursuant to this Section 5.8 in an aggregate amount not to exceed $20,000,000;
(b)    Make any payment with respect to any Indebtedness permitted to be incurred pursuant to Section 5.3(k) at any time that an Event of Default exists and is continuing other than payments pursuant to an Excluded Contribution; and
(c)    Amend, modify or change in any manner materially adverse to the interests of the Lenders or in violation of the applicable intercreditor or subordination agreement any term or condition of any Junior

Indebtedness Documents or any Indebtedness permitted pursuant to Section 5.3(h), 5.3(t) or 5.3(w), in each case, without the consent of the Required Lenders (not to be unreasonably withheld or delayed).
5.9    [Reserved].
5.10    [Reserved].
5.11    [Reserved].
5.12    Negative Pledge.
(a)    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective Properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to:
(i)    restrictions and conditions imposed by (A) Requirements of Law, (B) any Loan Document, or (C) any Permitted Refinancing consistent with the terms hereof;
(ii)    restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;
(iii)    customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;
(iv)    customary provisions in leases, leaseholds, licenses and other contracts restricting the assignment or subletting thereof;
(v)    restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the Property securing such Indebtedness;
(vi)    any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;
(vii)    restrictions or conditions in any Indebtedness permitted pursuant to Section 5.3 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of Junior Indebtedness, are market terms at the time of issuance or, in the case of Indebtedness of any Non-Credit Party, are imposed solely on such Non-Credit Party and its Subsidiaries; provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Section 4.10 and no such restriction or condition shall cause any asset that otherwise would not be Excluded Property to be, or become, Excluded Property;
(viii)    restrictions on cash or other deposits imposed by agreements entered into in the Ordinary Course of Business or in connection with Liens permitted under Sections 5.1(e), (f) or (x);
(ix)    customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business;
(x)    customary restrictions on leases, subleases, licenses, sublicenses, asset sale or similar agreements, including with respect to intellectual property and other similar agreements, otherwise permitted hereby so long as such restrictions relate to the assets subject thereto; and
(xi)     customary provisions contained in an executed agreement relating to the sale of specific property permitted hereunder pending the consummation of such sale.
(b)    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Restricted Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Restricted Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party, except pursuant to (i) the Loan Documents, (ii) agreements governing Indebtedness set forth in Sections 5.3(c), (f) and (s), (iii) restrictions or conditions in any Indebtedness permitted pursuant to Section 5.3 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents, (iv) agreements in existence on the Closing Date and set forth on Schedule 5.12(b) and (v) agreements relating to any permitted purchase or sale agreement of the Borrower or any of its Restricted Subsidiaries while such sale or purchase is pending for a period not to exceed 180 days.
5.13    Amendments or Waivers of Organization Documents. No Credit Party shall agree to any material amendment, restatement, supplement or other modification to, or waiver of any of its Organization Documents, in each case in a manner that is materially adverse to the Lenders, in each case after the Closing Date, without in each case obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.
5.14    Fiscal Year. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries (other than any Restricted Subsidiary acquired after the Closing Date, and in such case only to the extent necessary to conform to the Fiscal Year of the Borrower or any of its Restricted Subsidiaries) to, change its methodology of determining its Fiscal Year end from such methodology in effect on the Closing Date without the consent of Agent (which such consent shall not be unreasonably withheld or delayed).
5.15    Changes in Accounting; Name and Jurisdiction of Organization; Change in Business.
(a)    No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or as disclosed in its financial statements, it being understood that such accounting treatment and reporting practices must remain in accordance with GAAP in all material respects, (ii) with respect to a Credit Party only, change its name as it appears in official filings in its jurisdiction of organization or (iii) with respect to a Credit Party only, change its jurisdiction of organization, in the case of clauses (ii) and (iii), without at least ten (10) days’ prior written notice of any of the foregoing to Agent and provided such Credit Party shall promptly take all actions reasonably requested by Agent (in any event within thirty (30) days of such notice or such longer time as the Agent may agree in its sole discretion) or otherwise required by the Loan Documents, to continue the perfection of its Liens (including such actions that may be necessary or reasonably requested to continue such perfection in connection with changes of the type described in clauses (ii) and (iii) with respect to any Non-Credit Party).
(b)    No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to change its business or any engage in any material line of business except lines of business substantially similar to those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related, complementary or ancillary thereto or reasonable extensions thereof.
5.16    Sanctions and Anti-Corruption Laws.
(a)    No Credit Party shall request any Borrowing or any Issuance, and no Credit Party shall use, and each Credit Party shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents acting on behalf of the Company shall not use, the proceeds of any Borrowing or any Issuance: (i) for the purpose of funding, financing or facilitating any activities, business, or transactions of or with any Sanctioned Person, or in any Designated Jurisdiction, in each case, in violation of Sanctions or (ii) in any other manner that will result in a violation by any Lender, Lead Arranger or Agent of any Sanctions.
(b)    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or knowingly indirectly use the proceeds of any Loan or of any Letter of Credit for any purpose which would breach Anti-Corruption Laws.
5.17    Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Restricted Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.18    Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in a Sale Leaseback other than Permitted Sale Leasebacks so long as any Dispositions of Real Estate and related assets in connection therewith comply with the terms of Section 1.8(c) and 5.5.
5.19    Margin Regulations. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, apply the proceeds of any Loans or drawings under any Letter of Credit for any purpose that violates Regulation U or Regulation X of the Federal Reserve Board.
Article VI.

FINANCIAL COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:

6.1    Total Net Leverage Ratio. The Credit Parties shall not permit the Total Net Leverage Ratio as of the last day of any Test Period set forth below to be greater than the ratio set opposite such Test Period below:

Test Period Ending	Maximum Total Net Leverage Ratio
September 30, 2019	4.75:1.00
December 31, 2019	4.75:1.00
March 31, 2020	4.75:1.00
June 30, 2020	4.50:1.00
September 30, 2020	4.50:1.00
December 31, 2020	4.50:1.00
March 31, 2021	4.50:1.00
June 30, 2021	4.25:1.00
September 30, 2021	4.25:1.00
December 31, 2021	4.25:1.00
March 31, 2022	4.25:1.00
June 30, 2022 and each Fiscal Quarter thereafter	3.50:1.00
6.2    Interest Coverage Ratio. The Credit Parties shall not permit the Interest Coverage Ratio as of the last day of any Test Period set forth below to be less than the ratio set opposite such Test Period below:

Period Ending	Minimum Interest Coverage Ratio
September 30, 2019	2.50:1.00
December 31, 2019	2.50:1.00
March 31, 2020	2.50:1.00
June 30, 2020	2.75:1.00
September 30, 2020	2.75:1.00
December 31, 2020	2.75:1.00
March 31, 2021	2.75:1.00
June 30, 2021	3.00:1.00
September 30, 2021	3.00:1.00
December 31, 2021	3.00:1.00
March 31, 2022	3.00:1.00
June 30, 2022 and each Fiscal Quarter thereafter	3.25:1.00
Article VII.

EVENTS OF DEFAULT
7.1    Event of Default. Any of the following events referred to in any of the clauses (a) through (l) inclusive of this Section 7.01 shall constitute an “Event of Default”:
(a)    Non-Payment. Any Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Reimbursement Obligation or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in (i) any of Section 4.3(a), Section 4.4 (solely with respect to the Credit Parties), (ii) Article V or (iii) Section 6.1 or 6.2 (except that an Event of Default arising from non-compliance with Section 6.1 or 6.2 is subject to a cure pursuant to Section 7.6); or
(c)    Other Defaults. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in Section 4.1, 4.2(b), 4.10 or 4.12 within five (5) days of the date compliance therewith is required, or (ii) any Credit Party fails to perform or observe any other covenant or agreement (not specified in Section 7.1(a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by Agent or the Required Lenders; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (or to the extent such representation or warranty is qualified by materiality, in any respect when made or deemed made); or
(e)    Cross-Default. ((i) Any Credit Party or any of its Restricted Subsidiaries (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder, but including Incremental Equivalent Indebtedness ) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Rate Contracts, termination events or equivalent events pursuant to the terms of such Rate Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after giving effect to any grace period and with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (x) Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, and (y) any Indebtedness if the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or nonperformance of obligations related thereto is to convert such Indebtedness into Qualified Stock and cash in lieu of fractional shares, or (ii) there occurs under any Rate Contract an Early Termination Date (as defined in such Rate Contract) resulting from (A) any event of default under such Rate Contract as to which a Credit Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Rate Contract) or (B) any Termination Event (as defined in such Rate Contract) under such Rate Contract as to which a Credit Party or any Restricted Subsidiary thereof is an Affected Party (as defined in such Rate Contract) and, in either event, the Swap Termination Value owed by such Rate Party (as defined in such Rate Contract) or such Restricted Subsidiary as a result thereof is not less than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. (i) Any Credit Party or any of their Restricted Subsidiaries institutes or consents to the institution of any Insolvency Proceeding (including any proceeding under any Debtor Relief Law), or makes an assignment for the benefit of creditors; or (ii) applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its Property; or (iii) any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or (iv) any Insolvency Proceeding (including any proceeding under any Debtor Relief Law) relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or (v) an order for relief is entered in any such proceeding ; or
(g)    Inability to Pay Debts; Attachment. (i) Any Credit Party or any of its Restricted Subsidiaries admits in writing its general inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of the Credit Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)    Judgments. There is entered against any Credit Party or any of its Restricted Subsidiaries a final judgment or order for the payment of money in an aggregate amount, together with all of such final judgments or orders for payment of money, exceeding the Threshold Amount (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not deny coverage or (ii) another creditworthy (as reasonably determined by the Agent) indemnitor) and such judgment or order shall not have been satisfied, paid, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(i)    ERISA. The occurrence of any of the following, which either individually or taken in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) An ERISA Event occurs with respect to a Plan, Pension Plan or Multiemployer Plan, (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, (iii) any Credit Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Plan or Foreign Plan; or
(j)    Invalidity of Loan Documents and Collateral Documents. (i) Any provision of any material Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Restricted Subsidiary of any Credit Party party thereto or any Credit Party or any Restricted Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder or (ii) any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 5.4 or Section 5.5) or as a result of acts or omissions by Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to create a valid and perfected lien with the priority required by the Collateral Documents (subject to any Liens permitted under Section 5.1) on a material portion of the Collateral, except to the extent that any such grant, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Junior Indebtedness (including, for the avoidance of doubt, with respect to any Incremental Facility that is secured on a junior basis to Loans hereunder and/or Incremental Equivalent Indebtedness) shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, in any material respect, or any Credit Party or Sponsor or any of their respective Affiliates (other than any lender of Junior Indebtedness to the extent such lender is an Affiliate and is acting solely in their capacity as a lender of Junior Indebtedness) shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not in any material respect have the priority contemplated by this Agreement or such subordination provisions.
7.2    Remedies. If any Event of Default occurs and is continuing, Agent may, and shall at the request of the Required Lenders take any or all of the following actions:
(a)    declare all or any portion of any one or more of the Commitments of each Lender to make Loans or of each L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated;

(b)    declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party;
(c)    require the Borrower to cash collateralize the Letter of Credit Obligations in amounts required pursuant to Section 7.5; and/or
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in Section 7.1(f) or Section 7.1(g) above with respect to any Credit Party, the obligation of each Lender to make Loans and the obligation of each L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case, without further act of Agent, any Lender or any L/C Issuer.
7.3    Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 7.1, any reference in any such clause to any Subsidiary or Credit Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries as of the end of (and for) the most recently ended Test Period.
7.4    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
7.5    Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrower shall thereupon deliver to Agent, to be held for the benefit of the applicable L/C Issuers, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of the applicable L/C Issuers, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the applicable L/C Issuers and Agent may, in their discretion, select.
7.6    Equity Cure.
(a)    Notwithstanding anything to the contrary contained in Section 7.1(b) or any other provision herein, in the event that the Credit Parties fail to comply with the requirements of any Financial Covenant, then at any time after the end of the Fiscal Quarter for which such covenant is being measured until the expiration of the tenth (10th) Business Day after the date on which financial statements with respect to such Fiscal Quarter are initially required to be delivered pursuant to Section 4.1(a) or 4.1(b) (the “Cure Period”), any of the Sponsors or the other direct or indirect equityholders of the Borrower shall have the irrevocable right to make a direct or indirect equity investment in the Borrower in cash in the form of Qualified Stock (the “Cure Right”) (any such equity contribution included (as described in this Section 7.6) in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that the Borrower shall have provided irrevocable notice (the “Notice of Intent to Cure”) to Agent that such investment amounts shall be designated as a “Specified Equity Contribution” (it being understood that to the extent such Notice of Intent to Cure is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Cash Proceeds that is designated as a Specified Equity Contribution may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under Section 6.1 is less than the full amount of such originally designated amount), and upon the receipt by the Borrower of net cash proceeds pursuant to the exercise of the Specified Equity Contribution, the Financial Covenants shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Specified Equity Contribution; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenants with respect to such Test Period and any subsequent Test Period that includes the Fiscal Quarter for which such Specified Equity Contribution was exercised and not for any other purpose under any Loan Document (including for purposes of determining addbacks based on a percentage of Consolidated EBITDA in accordance with the definition thereof, any other items governed by reference to Consolidated EBITDA, pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article V).
(b)    If, after the exercise of the Specified Equity Contribution and the recalculations pursuant to clause (a) above, the Credit Parties shall then be in compliance with the requirements of the Financial Covenants during such Test Period (including for purposes of Section 2.2), the Credit Parties shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 7.1 that had occurred shall be deemed cured; provided that (i) there shall be no more than five (5) Specified Equity Contributions made in the aggregate after the Closing Date, (ii) in each consecutive four Fiscal Quarter period, there shall be at least two (2) Fiscal Quarters in respect of which no Specified Equity Contribution is exercised, (iii) with respect to the exercise of any Cure Right, the Specified Equity Contribution shall be no greater than the amount required to cause the Credit Parties to be in compliance with the Financial Covenants and (iv) with respect to the Fiscal Quarter for which such Specified Equity Contribution is made, there shall be no pro forma reduction of Indebtedness with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenants.
(c)    In furtherance of this Section 7.6, (i) upon actual receipt and designation of the applicable Specified Equity Contribution, the Financial Covenants shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the Financial Covenants and any Event of Default or potential Event of Default under Section 6.1 or 6.2 shall be deemed not to have occurred for purposes of the Loan Documents, subject to the terms and conditions set forth in this Section 7.6 and (ii) commencing on the date Agent receives the applicable Notice of Intent to Cure, neither Agent nor any Lender may exercise any rights or remedies (including any rights or remedies under Section 7.2 or any other Loan Document or with respect to acceleration of the Loans, termination of Commitments, foreclosure or possession of any Collateral or otherwise) on the basis of any actual or purported Event of Default under Section 6.1 or 6.2 until and unless the Cure Period has expired without the Specified Equity Contribution having been received and designated. Notwithstanding the foregoing, the Borrower shall not be permitted to make any Borrowing of Revolving Loans and no new Letters of Credit shall be Issued until the Borrower has received the Specified Equity Contribution or all Events of Default have been otherwise cured or waived in accordance with the terms herein.
Article VIII.

AGENT
8.1    Appointment and Duties.
(a)    Appointment of Agent. Each Lender and each L/C Issuer hereby appoints Bank of America (together with any successor Agent pursuant to Section 8.9) act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are delegated to Agent under this Agreement and the other Loan Documents, together with such actions and (iii) exercise such powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
(b)    Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank or Secured Swap Provider) and each of the L/C Issuers hereby irrevocably appoints and authorizes Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 8.4 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.6(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of clause (a) above and this clause (b), Agent is hereby entitled, empowered and authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (i) in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrower) by intervention in such proceeding or otherwise, (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and Agent under Sections 1.1(c), 1.9 and 9.5) allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to Agent and, if Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 1.9 and 9.5; (ii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iii) manage, supervise and otherwise deal with the Collateral, (iv) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (v) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vi) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c)    Credit Bidding. The Secured Parties hereby irrevocably authorize Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with any applicable Requirements of Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Stock, Stock Equivalents or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Stock or Stock Equivalents thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.1 of this Agreement, (iii) Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Stock, Stock Equivalents and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Stock, Stock Equivalents and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
(d)    Limited Duties. It is understood and agreed that Agent (i) is acting solely on behalf of the Secured Parties with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms herein or in any other Loan Document to refer to Agent, which terms are used as a matter of market custom for title purposes only, (ii) is not assuming any obligation under this Agreement or under any other Loan Document any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) is not intended to connote and shall have no implied functions, responsibilities, duties, obligations or other liabilities under this Agreement or under any other Loan Document, nor, for the avoidance of doubt, any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.
8.2    Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
8.3    Use of Discretion.
(a)    No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b)    Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
(c)    Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuers; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuers and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
8.4    Delegation of Rights and Duties. Agent may delegate or exercise any of its rights, powers and remedies hereunder or under any other Loan Document, and delegate or perform any and all of its duties hereunder or under any other Loan Document by or through any one or more sub-agents (including any Secured Party) appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
8.5    Reliance and Liability.
(a)    Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b)    None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, the Borrower and each other Credit Party hereby waive and shall not assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the bad faith, gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent and its Related Persons:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(iii)    shall not be responsible for or have any duty to ascertain or to inquire as to the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or the value or the sufficiency of any Collateral;
(iv)    makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents;
(v)    shall not be responsible for or have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, whether any condition set forth in any Loan Document is satisfied or waived other than to confirm receipt of items expressly required to be delivered to Agent, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a written notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders); and
(vi)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity;
(vii)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Persons or compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Without limiting the generality of the foregoing, Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Person; and
(viii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Non-Funding Lender in violation of any Debtor Relief Law;
and, for each of the items set forth in clauses (i) through (viii) above, each Lender, L/C Issuer and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.
8.6    Agent Individually. The Person serving as Agent hereunder and its Affiliates may make loans and other extensions of credit to, acquire and own Stock and Stock Equivalents of, accept deposits from, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with, any Credit Party or Affiliate thereof as though such Person were not acting as Agent hereunder and without any duty to account therefor to the Lenders and such Person may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders or Required Revolving Lenders, respectively.
8.7    Lender Credit Decision.
(a)    Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit analysis and decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent, any other L/C Issuer or any other Lender or any of their Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.
(b)    If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.
8.8    Expenses; Indemnities; Withholding.
(a)    Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.
(b)    Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document, any Letter of Credit or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, that with respect to any indemnification owed to any L/C Issuer or any of its Related Persons in connection with any Letter of Credit, only Revolving Lenders shall be required to indemnify, such indemnification to be made severally and ratably based on such Revolving Lender’s Commitment Percentage of the Aggregate Revolving Loan Commitment (determined as of the time the applicable indemnification is sought by such L/C Issuer or Related Person from the Revolving Lenders); provided, further, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. For avoidance of doubt, this Section 8.8(b) shall have no impact on the obligations of the Credit Parties under Section 10.1.
(c)    To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).
8.9    Resignation of Agent or L/C Issuer.
(a)    Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If Agent delivers any such notice, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, after 30 days after the date of the retiring Agent’s notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above, provided that in no event shall any such successor Agent be a Non-Funding Lender or Disqualified Person. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) except for any indemnity payments or other amounts then owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time if any, as the Required Lenders appoint a successor Agent as provided for above. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 9.5 and 9.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Agent was acting as Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (b) in respect of any actions taken in connection with transferring the agency to any successor Agent.
(c)    Effective immediately upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments or other amounts owed to the retiring Agent as of the Resignation Effective Date), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).

(d)    Any resignation or removal by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed Letter of Credit Obligations pursuant to Section 1.1(c). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Loans pursuant to Section 1.1(d). Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Non-Funding Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
(e)    Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, such L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit) with respect to Letters of Credit Issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.
8.10    Release of Collateral or Guarantors. Without limiting the provision of Section 8.1, each Lender and L/C Issuer (including in its capacities as a potential Cash Management Bank and a potential Secured Swap Provider) hereby consents to the release and hereby irrevocably authorizes and directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
(a)    any Subsidiary of the Borrower from its guaranty of any Obligation and its other obligations under the Loan Documents if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents including the conversion of any Restricted Subsidiary into an Unrestricted Subsidiary (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.10 and 4.12; and
(b)    any Lien held by Agent for the benefit of the Secured Parties against any Property (i) that constitutes “Excluded Property”, (ii) if approved, authorized or ratified in writing in accordance with Section 9.1, (iii) upon termination of the Aggregate Revolving Loan Commitments and Aggregate Term Loan Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Rate Contracts Secured and Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank or Secured Swap Provider shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Agent and the applicable L/C Issuer shall have been made), and (iv) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Credit Party.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.
Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.10. In each case as specified in this Section 8.10, Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.10.
Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
8.11    Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 (and, solely with respect to L/C Issuers, Section 1.1(c)) and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
8.12    Lead Arrangers and Co-Syndication Agents. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, none of the Lead Arrangers nor the Co-Syndication Agents shall have any duties or responsibilities, except in its capacity, as applicable, as Agent, a Lender or a L/C Issuer hereunder, nor shall the Lead Arrangers nor the Co-Syndication Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Lead Arrangers or the Co-Syndication Agents.

8.13    Cash Management Obligations; Secured Rate Contracts. Except as otherwise expressly set forth herein or in any Guaranty or in any Collateral Document, no Cash Management Bank or Secured Swap Provider that obtains the benefits of Section 1.10(c), any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Rate Contracts unless Agent has received written notice of such Obligations, together with such supporting documentation as Agent may reasonably request, from the applicable Cash Management Bank or Secured Swap Provider, as the case may be.
8.14    Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
8.15    ERISA Representation.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, each Lead Arranger, each Co-Syndication Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using Plan Assets in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, each Lead Arranger, each Co-Syndication Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:
(i)     none of the Agent, each Lead Arranger, each Co-Syndication Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Agent, each Lead Arranger, each Co-Syndication Agent or any their respective Affiliates for investment advice

(as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Agent, each Lead Arranger and each Co-Syndication Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Article IX.

MISCELLANEOUS
9.1    Amendments and Waivers.
(a)    Subject to the provisions of Section 9.1(f) hereof and Section 10.5(c), no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the written consent of the Required Lenders; provided that for the avoidance of doubt, any consent transmitted by Electronic Transmission shall constitute written consent with respect hereto), and the Borrower, and acknowledged by Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to (except as set forth below) the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, and acknowledged by Agent, do any of the following:
(i)    increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2(a)) (it being understood that any amendment to or waiver of any condition precedent set forth in Section 2.2, any Default, any Event of Default, any mandatory prepayment of the Loans or any mandatory reduction of the Commitments shall not constitute an increase, extension or reinstatement of any Commitment of any Lender);
(ii)    postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than default interest pursuant to Section 1.3(c)), fees or other amounts (other than principal or interest) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than scheduled installments under Section 1.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders, and the waiver of any Default or Event of Default, and the rescission of any prior acceleration, or any mandatory reduction of any Commitments shall not constitute a postponement, delay, reduction or waiver of any scheduled installment of principal or any payment of interest, fees or other amounts);
(iii)    reduce the principal of, or the rate of interest specified herein (it being agreed that waiver or forgiveness of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations (it being understood that the waiver of (or the amendment to the terms of) any mandatory prepayment of the Loans (other than scheduled installments under Section 1.8(a)) or mandatory reduction of any Commitments or any Default or Event of Default shall not constitute such a reduction and it further being understood that any change to the definition of “First Lien Net Leverage Ratio”, “Total Net Leverage Ratio” or “Interest Coverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate of interest or fees);
(iv)    waive, amend or modify Section 1.10(c);
(v)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;
(vi)    amend this Section 9.1 (other than Section 9.1(c)) or, subject to the terms of this Agreement, the percentage specified in the definition of Required Lenders, or any provision expressly providing for consent or other action by all Lenders or all directly affected Lenders;
(vii)    discharge all or substantially all of the Credit Parties from their respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; or
(viii)    except as expressly permitted in this Agreement, the assignment of any of the Borrower’s obligations hereunder it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v), (vi), (vii) and (viii).
(b)    No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swingline Lender or the applicable L/C Issuers, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swingline Lender or the applicable L/C Issuers, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider or Cash Management Bank becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider or Cash Management Bank, shall be effective without the written consent of such Secured Swap Provider or such Cash Management Bank, as applicable. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of, in the case of any amendment, waiver or other modification referred in this Section 9.1, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.
(c)    No amendment or waiver shall, unless signed by Required Revolving Lenders (or by Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 2.2; or (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 2.2. No amendment shall: (x) amend or waive this Section 9.1(c) or the definitions of the terms used in this Section 9.1(c) insofar as the definitions affect the substance of this Section 9.1(c); (y) change the definition of the term Required Revolving Lenders; or (z) change the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder, in each case, without the consent of all Revolving Lenders.
(d)    This Agreement may be amended with the written consent of Agent, the Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(e)    Notwithstanding anything to the contrary contained in this Section 9.1, (i) the Borrower may amend Section 5 of Schedule II to the Security Agreement upon notice to Agent; (ii) Agent may amend Schedules 1.1(a) and 1.1(b) to reflect Incremental Facilities secured by a lien on the Collateral ranking pari passu with the lien on the Collateral securing the then outstanding Term Loans and Sales entered into pursuant to Section 9.9; (iii) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein if such amendment or modification is not objected to in writing by the Required Lenders to the Agent within five Business Days following receipt of notice thereof, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties and (3) add one or more Incremental Facilities to this Agreement pursuant to Section 1.1(e) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Revolving Lenders and Required Lenders, and (iv) in connection with an amendment in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower All-In Yield and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of each of the Lenders holding the Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the modified Term Loans shall be required for such Permitted Repricing Amendment.

(f)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term Loans with a like maturity date or all Revolving Lenders having Revolving Loan Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Loan Commitments) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans and/or Revolving Loan Commitments, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans or Revolving Loan Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Loan Commitments (in each case not so extended), being a separate Class), so long as the following terms are satisfied:
(i)    no Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Lenders;
(ii)    except as to interest rates, fees and final commitment termination date (which shall be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extended Revolving Lenders), the Revolving Loan Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Loan Commitment (an “Extended Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”) and the related outstandings shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original Revolving Loan Commitments (and related outstandings); provided that (1) the borrowing and payments (except for (A) payments of interest and/or fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (B) repayments required upon the commitment termination date of the non-extended Class of Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to Section 9.1(b), all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Loan Commitments (including Extended Revolving Loan Commitments) in accordance with their percentage of the Aggregate Revolving Loan Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrower shall be permitted to repay permanently and terminate commitments of any such Class on a better than pro rata basis as compared to any other Class with a later commitment termination date than such Class, (4) assignments and participations of Extended Revolving Loan Commitments and related Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other Classes of Revolving Loan Commitments and Revolving Loans and (5) at no time shall there be Revolving Loan Commitments hereunder (including Extended Revolving Loan Commitments and any original Revolving Loan Commitments) which have more than two (2) different maturity dates;

(iii)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Lenders), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then latest maturity date);
(iv)    the final maturity date of any Extended Term Loans shall be no earlier than the latest maturity date of the Term Loans extended thereby and the amortization schedule applicable to Loans pursuant to Section 1.8(a) for periods prior to the original maturity date of the Term Loans shall not be increased and at no time shall there be Term Loans hereunder (including Extended Term Loans and any Initial Term Loan) which have more than five (5) different maturity dates;
(v)    the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;
(vi)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended Classes of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and
(vii)    if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) and/or Revolving Loan Commitments, as the case may be, in respect of which Term Loan Lenders or Revolving Lenders, as applicable, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans and/or Revolving Loans of such Term Lenders or Revolving Lenders, as applicable, shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Loan Lenders and/or Revolving Lenders, as the case may be, have accepted such Extension Offer.
With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 1.7 or 1.8 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable Classes be tendered. Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on such terms as may be set forth in the relevant Extension Offer and consistent with this Section) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.
No consent of any Lender shall be required to effectuate any Extension, other than (A) the consent of Agent and each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Loan Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Loan Commitments, the consent of each L/C Issuer and the Swingline Lender, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (on behalf of all Credit Parties) as may be necessary in order to establish new Classes or sub-Classes in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit and Swing Loans expiring on or after the applicable commitment termination date shall be re-allocated from Lenders holding non-extended Revolving Loan Commitments to Lenders holding Extended Revolving Loan Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Loan Commitments, be deemed to be participation interests in respect of such Revolving Loan Commitments and the terms of such participation interests shall be adjusted accordingly. Agent shall promptly notify each Lender of the effectiveness of each such amendment.
In connection with any Extension, the Borrower shall provide Agent at least five (5) Business Days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 9.1(f).
This Section 9.1(f) shall supersede any provisions of this Section 9.1 or Section 9.11 to the contrary.
(g)    Notwithstanding anything to the contrary contained in this Section 9.1 or any other Loan Document, no Lender consent is required for Agent to enter into or to effect any amendment, modification or supplement to any intercreditor or subordination agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby, including any Incremental Facility or Incremental Equivalent Indebtedness.
9.2    Notices.
(a)    Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly permitted to be given by telephone (and except as provided in Section 9.3 below) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: (i) if the Borrower, each other Credit Party, Agent, any L/C Issuer or the Swingline Lender, to addressed to the address, facsimile number, electronic mail address or telephone number specified for such person on Schedule 9.2 and (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its administrative questionnaire then in effect for the delivery of notices that may contain MNPI relating to the Borrower). Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 9.3 below shall be effective as provided in such Section 9.3.
(b)    Effectiveness.
(i)    All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.
(ii)    The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects except as expressly noted in such communication or E-System.
(c)    Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.
(d)    Any notice, certificate or other communication required or expressly authorized to be made by this Agreement by the Borrower may be executed and delivered by an officer of the Borrower.
9.3    Electronic Transmissions.
(a)    Authorization. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article I if such Lender or the applicable L/C Issuers, as applicable, has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent, the Swingline Lender, each L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(b)    [Reserved].
(c)    Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.
(d)    LIMITATION OF LIABILITY. ALL E-SYSTEMS, PLATFORMS AND ELECTRONIC TRANSMISSIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY L/C ISSUER, ANY SWINGLINE LENDER, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE BORROWER MATERIALS OR ADEQUACY OF ANY E-SYSTEMS, PLATFORMS OR ELECTRONIC TRANSMISSION AND EXPRESSLY DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT, ANY L/C ISSUER, ANY SWINGLINE LENDER, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH BORROWER MATERIALS, ANY E‑SYSTEMS, PLATFORMS OR ELECTRONIC COMMUNICATION. In no event shall the Agent or any of its Related Persons have any liability to the Borrower, any other Credit Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Agent’s transmission of Borrower Materials or notices through E-System, any other electronic messaging service, or through the Internet. Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
(e)    Change of Address, Etc. Each of the Borrower, Agent, each L/C Issuer and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, Agent, each L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f)    Reliance by Agent, L/C Issuer and Lenders. Agent, each L/C Issuers, Swingline Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing, L/C Requests and requests for Swing Loan) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify Agent, each L/C Issuer, each Swingline Lender, each Lender and their respective Related Persons from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.
9.4    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.
9.5    Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification or waiver of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated herein or therein (including any prepayment under Section 1.7 or Section 1.8) (whether or not the transactions contemplated hereby or thereby shall be consummated), in each case including Attorney Costs of Agent, the cost of reasonably requested environmental audits, Collateral audits and appraisals, background checks and similar expenses, subject to the express limits set forth in Section 4.9; provided that Agent’s counsel fees and expenses shall be limited to reasonable and documented out-of-pocket attorneys’ fees of one firm of counsel and, if necessary, additional counsel required to accommodate conflicts of interest and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions and, to the extent required by the subject matter, one specialist counsel for each specialized area of law in each appropriate jurisdiction), (b) each L/C Issuer for all reasonable and documented out-of-pocket expenses incurred by such L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the reasonable and documented out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), subject to the express limits set forth in Section 4.9, (d) each of Agent, each L/C Issuer, each Swingline Lender, each other Lender and their respective Related Persons for all reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or transaction contemplated hereby or thereby, including Attorney Costs and (e) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent, and, if necessary, additional counsel required to accommodate conflicts of interest and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions and, to the extent required by the subject matter, one specialist counsel for each specialized area of law in each appropriate jurisdiction)) incurred in connection with any of the matters referred to in clause (c) above.
9.6    Indemnity.
(a)    Each Credit Party agrees, upon demand, to indemnify, hold harmless and defend Agent, each L/C Issuer, each Swingline Lender, each other Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation; provided that counsel fees and expenses shall be limited to reasonable and documented out-of-pocket attorneys’ fees of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, additional counsel required to accommodate conflicts of interest and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions and, to the extent required by the subject matter, one specialist counsel for each specialized area of law in each appropriate jurisdiction)) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Credit Party, an Affiliate of a Credit Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Persons only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 10.1) (ii) any Loan, any other Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or any securities filing of, or with respect to, any Credit Party, (iii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iv) any actual or prospective investigation, claim, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (v) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Sponsor, the Borrower or any of their respective Subsidiaries or Related Persons (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or a Lead Arranger under the Loan Documents). Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 9.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.
(b)    Without limiting the foregoing, “Indemnified Matters” includes, with respect to any Indemnitee, all Environmental Liabilities that may be imposed on, incurred by or asserted against such Indemnitee in any matter relating to or arising out of, in connection with or as a result of, any Property owned, leased or operated by any Credit Party or any Subsidiary of any Credit Party or any actual, alleged or prospective damage to such Property or harm or injury alleged to have resulted from, or actual or alleged presence or Release of Hazardous Materials on, upon, into or emanating from such Property or any Property on or affecting any Real Estate owned, leased or operated by any Credit Party or any Subsidiary of any Credit Party, and, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Subsidiary of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities have resulted from (x) the gross negligence, bad faith or willful misconduct of an Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by an Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Sponsor, the Borrower or any of their respective Subsidiaries or Related Persons (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or a Lead Arranger under the Loan Documents).
(c)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), any L/C Issuer, the Swingline Lender or any Related Person of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such L/C Issuer, the Swingline Lender or such Related Person, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of all Commitments, Term Loans, Revolving Loans, Letter of Credit Obligations and Swing Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ pro rata share of all Commitments, Term Loans, Revolving Loans, Letter of Credit Obligations and Swing Loans (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), any L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Person of any of the foregoing acting for the Agent (or any such sub-agent), any L/C Issuer or the Swingline Lender in connection with such capacity.
(d)    In no event shall any Indemnitee be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, in each case, except to the extent any such direct, actual damages have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).
9.7    Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
9.8    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
9.9    Binding Effect; Assignments and Participations.
(a)    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified in a manner reasonably satisfactory to it by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. None of the Borrower or any other Credit Party shall have the right to assign any rights or obligations hereunder or any interest herein without the express written consent of Agent, each L/C Issuer, the Swingline Lender and each Lender.
(b)    Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to:
(i)    any existing Lender (other than a Non-Funding Lender, Impacted Lender or Affiliated Lender);
(ii)    any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender, Impacted Lender or Affiliated Lender);
(iii)    subject to compliance in all respects with Section 9.9(g), an Affiliated Lender, or Section 9.9(h), a Debt Fund Affiliate (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of any of such Affiliated Lender or Debt Fund Affiliate); or
(iv)    any other Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person) or, except as permitted in clause (iii) above or Section 1.7(d), a Credit Party or an Affiliate of a Credit Party) acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, as long as no Event of Default under Section 7.1(a),

7.1(f) or 7.1(g) has occurred and is continuing or otherwise in connection with the primary syndication of the Term Loans, the Borrower, and, in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, each L/C Issuer that is a Lender and the Swingline Lender (which acceptances of such L/C Issuer, the Swingline Lender and the Borrower shall not be unreasonably withheld or delayed, but any event shall be deemed to have been given unless an objection is delivered to Agent within ten (10) Business Days after notice of a proposed Sale is delivered to the L/C Issuers, the Swingline Lender and the Borrower, as applicable); provided, however, that:
(A)    such Sales do not have to be ratable between the Revolving Loan and Term Loans but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans or a Term Loan;
(B)    for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Revolving Loans, Revolving Loan Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $2,500,000, and in the case of Term Loans and Term Loan Commitments, shall be in a minimum amount of $1,000,000, unless in each case such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent the Borrower’s consent is otherwise required) and Agent;
(C)    interest accrued, other than any interest that is payable-in-kind, prior to and through the date of any such Sale may not be assigned;
(D)    such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 1.11(e);
(E)    in no event shall an assignment be made to any Disqualified Person unless the Borrower’s consent (which may be withheld in its sole discretion) has been obtained (in which case such entity will not be considered a Disqualified Person for the purpose of such assignment). Agent and each assignor of a Loan hereunder shall be entitled to rely conclusively on a representation of the assignee Lender in the relevant Assignment that such assignee is not a Disqualified Person, provided that such reliance by such assignor is in good faith and reasonable under the circumstances existing at the time of sale. Notwithstanding anything to the contrary herein, the Borrower and each Lender acknowledges and agrees that the Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Persons, including whether any Lender or potential Lender is a Disqualified Person. Without limiting the generality of the foregoing, the Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Person or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Person (regardless of whether the consent of the Agent is required thereto), and none of the Borrower, any Lender or their respective Affiliates will bring any claim to such effect. Subject to Section 9.10 below, Agent may post the list of Disqualified Persons and any updates thereto from time to time (collectively, the “DQ List”) on Syndtrak® or any other E-System used by the Agent from time to time; and
(F)    no Sale may be made to a holder of Junior Indebtedness.
Agent’s refusal to accept a Sale to a Credit Party, a Subsidiary of a Credit Party or a Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. Except as set forth in Section 9.9(j) below, any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents that does not comply with the terms hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 9.9(f).
(c)    Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iv) of Section 9.9(b), upon Agent (and, if applicable, the Borrower, L/C Issuer and Swingline Lender) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
(d)    Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
(e)    Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or any central bank having jurisdiction over such Lender, without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
(f)    Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons other than a Credit Party, an Affiliate of a Credit Party or a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Non-Funding Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans, Swing Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 10.1(g) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation, except to the extent such entitlement to receive a greater payment results from a Change in Law (as defined in Section 10.3(a)) that occurs after the Participant acquired the applicable participation (and in consideration of the foregoing, each such Participant and SPV shall be deemed to have acknowledged and agreed to be bound by the provisions of Section 9.22) and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vii) of Section 9.1(a). No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.6(c) without regard to the existence of any participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.
(g)    Affiliated Lenders.
(i)    In addition to the other rights provided in this Section 9.9, each Lender may assign all or a portion of any one or more of its Term Loans to any Person who, after giving effect to such assignment or participation, would be an Affiliated Lender (without the consent of any Person but subject to acknowledgment by Agent (which acknowledgment shall be provided promptly after request therefor)); provided that:
(A)    the assigning Lender and the Affiliated Lender purchasing such Lender’s Class or Classes of Term Loans shall execute and deliver to Agent an assignment agreement substantially in the form of Exhibit 9.9(g)(i)(A) hereto (an “Affiliated Lender Assignment and Assumption”), which among other things shall provide that it shall vote the claims in respect of such Term Loans held by such Affiliated Lender in an Insolvency Proceeding as provided in clause (iv) of this Section 9.9(g);
(B)    for the avoidance of doubt, Lenders shall not be permitted to assign any Revolving Loan Commitments, Extended Revolving Loan Commitments or Revolving Loans (or grant any participation therein) to an Affiliated Lender and any purported assignment of or participation in any Revolving Loan Commitments, Extended Revolving Loan Commitments or Revolving Loans to an Affiliated Lender shall be null and void; and
(C)    at the time of such assignment (or any participation under Section 9.9(f)) and after giving effect to such assignment (or participation), the aggregate principal amount of all Term Loans held by all Affiliated Lenders shall not exceed twenty percent (20%) of all Term Loans outstanding under this Agreement, (collectively, the “Affiliated Lender Cap”). In the event that any percentage or limit under clause (1) or (2) of this Section 9.9(g)(i)(C) shall be exceeded, whether at the time of any assignment or participation or at any time thereafter, the Borrower shall, within ten (10) Business Days, cause the Affiliated Lenders to terminate their participations in the Term Loans and/or cause such Affiliated Lenders to contribute such Term Loans to the common equity of the Borrower, in each case to the extent necessary to cause any such limit or limits to not be exceeded.

(ii)    Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among Agent or any Lender to which representatives of the Credit Parties are not invited or (B) receive any information or material prepared by Agent or any Lender or any communication by or among Agent and/or one or more Lenders (including their respective auditors, advisors and attorneys), except to the extent such information or materials have been made available to any Credit Party or any representative of any Credit Party.
(iii)    Notwithstanding anything in Section 9.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that, without the consent of an Affiliated Lender, no such amendment, modification, waiver consent or other action shall (1) increase any Commitment of such Affiliated Lender, (2) extend the due date for any scheduled installment of principal (including at maturity) of any Term Loan held by such Affiliated Lender, (3) extend the due date for interest under the Loan Documents owed to such Affiliated Lender, (4) reduce any amount owing to such Affiliated Lender under any Loan Document or (5) result in a disproportionate and adverse effect on such Affiliated Lender, in relation to the Term Loans of all non-Affiliated Lenders, in each case except as provided in clause (iv) of this Section 9.9(g).
(iv)    Each Affiliated Lender, solely in its capacity as a holder of any Class of Term Loans, hereby agrees, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if any Credit Party shall be subject to any Insolvency Proceeding, (A) such Affiliated Lender (in its capacity as such) shall not take any step or action in such Insolvency Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by Agent (or the taking of any action by a third party that is supported by Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (including, without limitation, (x) objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization, (y) voting in opposition to a plan of reorganization of such Credit Party that is approved by the Lenders (exclusive of all Affiliated Lenders) holding a majority of the outstanding principal amount of the Loans (exclusive of loans held by Affiliated Lenders) or (z) voting in favor of any plan of reorganization of such Credit Party that has not been approved by Lenders (exclusive of all Affiliated Lenders) holding a majority of the outstanding principal amount of the Loans (exclusive of loans held by Affiliated Lenders)) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Term Loan Lenders, (B) with respect to any matter requiring the vote of holders of any such Term Loans during the pendency of any such Insolvency Proceeding (including voting on any plan of reorganization pursuant to 11 U.S.C. §1126), such Term Loans held by such Affiliated Lender (and any claim with respect thereto) shall be deemed assigned for all purposes to Agent, which shall cast such vote in accordance with clause (iii) above of this Section 9.9(g) (without regard to clauses (2), (3), (4) and (5) of the proviso to such clause (iii)), and (C) such Affiliated Lender (in its capacity as such) shall otherwise give or refrain from giving any consent in any such Insolvency Proceeding at the direction of the Required Lenders. In furtherance of the foregoing, and to the extent not otherwise assigned or deemed assigned to Agent, each Affiliated Lender agrees that it shall vote the portion of the Term Loan held by it (and any claim with respect thereto) with respect to any matter requiring the vote of holders of any such Term Loans during the pendency of any such Insolvency Proceeding (including voting on any plan of reorganization pursuant to 11 U.S.C. §1126) in accordance with clause (iii) above (without regard to clauses (2), (3), (4) and (5) of the proviso to such clause (iii)). For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (iv), and the related provisions set forth in each Affiliated Lender Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under the Bankruptcy Code.
(v)    In connection with any assignment to an Affiliated Lender pursuant to this clause (g), the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall render customary “big boy” letters to each other (and, in connection with any assignments pursuant to Section 1.7(d), the applicable auction agent) regarding information that is not known to such assigning Lender that may be material to the decision by such assigning Lender to enter into such assignment to such Lender (it being agreed and understood that under no circumstances shall any Affiliated Lender or any Affiliate thereof be required to make any representation that it is not in possession of MNPI with respect to the Borrower, its Subsidiaries or their respective securities).
(h)    Debt Fund Affiliates. In addition to the other rights provided in this Section 9.9, each Lender may assign all or a portion of any one or more of its Term Loans to any Person who, after giving effect to such assignment, would be a Debt Fund Affiliate (without the consent of any Person but subject to acknowledgment by Agent (which acknowledgment shall be provided promptly after request therefor)); provided that:
(i)    for the avoidance of doubt, Lenders shall not be permitted to assign any Revolving Loan Commitments, Extended Revolving Loan Commitments or Revolving Loans to a Debt Fund Affiliate and any purported assignment of any Revolving Loan Commitments, Extended Revolving Loan Commitments or Revolving Loans to a Debt Fund Affiliate shall be null and void; and
(ii)    notwithstanding anything in Section 9.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates, Affiliated Lenders, in the aggregate, may not account for more than 49.9% of the amounts (including the amounts of Term Loans, Revolving Loan Commitments and Revolving Loans) included in determining whether applicable Lenders have consented to any action pursuant to Section 9.1.

(i)    Waiver. No Affiliated Lender and no Debt Fund Affiliate shall (i) be entitled, in its capacity as a Lender hereunder, to bring actions against Agent, in its role as such, other than, subject to the terms of Article VIII, for material breach of contractual obligations under the Loan Documents, (ii) receive advice of counsel or other advisors to Agent or any other Lenders or (iii) challenge the attorney client privilege of Agent or any Lender and their respective counsel.
(j)    Assignments without consent.
(i)    If any assignment or participation under this Section 9.9 is made to any Disqualified Person without the Borrower’s prior written consent in violation of clause (b)(iv) above, then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loans, held by such Disqualified Person, prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Person paid to acquire such Term Loans, in each case plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Person to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.9), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit and Swing Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, and in no event shall Borrower use the proceeds from any Loans hereunder for such purposes, (II) in the case of clauses (A) and (B), the Borrower shall not be liable to the relevant Disqualified Person under Section 10.4 if any LIBOR Rate Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.9 (except that any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to the Borrower or any of its Subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled), and (IV) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 1.3(c). Further, the Borrower may, upon notice to the Agent, require that such Disqualified Person (A) will not receive information or reporting provided to the Lenders by any Credit Party, the Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Agent, and (B) (x) for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, shall not have any right to consent (or not consent), otherwise act or direct or require the Agent or any Lender to take (or refrain from taking) any such action, and each Disqualified Person will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Persons consented to such matter, and (y) hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Credit Party, such Disqualified Person hereby agrees (1) not to vote on plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), (2) if such Disqualified Person does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2). For the sake of clarity, the provisions in this Section 9.9(j) shall not apply to any Person that is an assignee of a Disqualified Persons, if such assignee is not a Disqualified Person.
9.10    Confidentiality.
(a)    Non-Public Information. Each of Agent, the Swingline Lender, the other Lenders and each L/C Issuer acknowledges that (a) the Information may include MNPI concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of MNPI and (c) it will handle such MNPI in accordance with Requirements of Law, including United States Federal and state securities laws.
(b)    Confidential Information. Each of Agent, each Lender and each L/C Issuer agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of the Information (as defined below), except that Information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with terms that are substantially similar to the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority or any self-regulatory authority; provided, however, the applicable Credit Party, to the extent permitted by applicable Requirements of Law or unless such disclosure is required or requested in the course of routine regulatory reviews or audits or in connection with a pledge or assignment permitted under Section 9.9(e), be given prior written notice thereof, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above) (it being understood that the DQ List may be disclosed to any assignee or participant, or prospective assignee or participant, in reliance on this clause (vii)), (viii) on an as needed basis, to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In addition, Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.
For purposes of this Section, “Information” means all information received from a Credit Party or any Subsidiary or relating to any Credit Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender, any L/C Issuer, any Swingline Lender or any other Lender on a nonconfidential basis prior to disclosure by a Credit Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(c)    Tombstones. Neither Agent nor any Lender shall use Borrower’s or any other Credit Party’s name, product photographs, logo or trademark in any advertising material relating to the financing transactions contemplated by this Agreement without the prior consent of the Borrower and, with respect to any such advertising material, Agent or such Lender shall provide a draft thereof to Borrower for approval.
(d)    Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to any Lead Arranger or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which a Lead Arranger or any of its Affiliates is party without the prior written consent of such Lead Arranger or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such Lead Arranger. Neither Agent nor any Lender shall issue any press release or other public disclosure with respect to the Loan Documents or any transaction contemplated therein using the name, logo or otherwise referring to any Credit Party or any terms and conditions with respect to the Loan Documents without the prior consent of Borrower except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Borrower.
(e)    Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may (but shall not be obligated to) be disseminated by, or on behalf of, Agent and/or the Lead Arrangers, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.
(f)    MNPI. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive MNPI with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such

Persons’ securities. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further agree that (x) by marking any Borrower Materials “PUBLIC,” each Credit Party shall be deemed to have authorized the Agent, the Lead Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to any Credit Party or their securities (or those of any direct or indirect parent company) for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute MNPI, they shall be treated as set forth in Section 9.10(a)); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of any E-System designated “Public Side Information;” and (z) the Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any E-System not designated “Public Side Information.” The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline Requests and any similar requests or notices posted on or through an E-System). Before distribution of Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.
9.11    Set-off; Sharing of Payments.
(a)    Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuers, their Affiliates and the other Secured Parties, may have.
(b)    Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X or a Discounted Buyback or an open market purchase pursuant to Section 1.7(d) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(e). Notwithstanding anything to the contrary set forth in the foregoing or in any other Loan Document, in the event any payment to an Affiliated Lender or Debt Fund Affiliate is invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a trustee, receiver, Credit Party or estate of a Credit Party in connection with any Insolvency Proceeding as a result of such Affiliated Lender or Debt Fund Affiliate being an Affiliate of a Credit Party or otherwise required to be transferred to any other Person, such Affiliated Lender or Debt Fund Affiliate shall have no right, in respect of such payment, of contribution or payment (including by way of participation) from any Lender or Agent under this Section 9.11(b) or any other term or provision of any Loan Document providing for the pro rata treatment of Lenders.
9.12    Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
9.13    Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
9.14    Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
9.15    Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
9.16    Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
9.18    Governing Law and Jurisdiction.
(a)    Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).
(b)    Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(c)    Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)    Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
9.19    Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
9.20    Entire Agreement; Release; Survival.

(a)    THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTERS. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
(b)    Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, punitive consequential or exemplary damages (including any loss of profits, business or anticipated savings). Each of the Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, punitive consequential or exemplary damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and the provisions of 9.6 (Indemnity), Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality), (ii) the provisions of Section 6.03 of the Security Agreement and (iii) the provisions of Section 4.03 of the Guaranty, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
9.21    Patriot Act. Each Lender that is subject to the Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act. Each Credit Party shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.
9.22    Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower of written notice and demand from (A) any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6 or (B) any SPV or participant (an “Affected SPV/Participant”) for payment of additional costs as provided in Section 9.9(f), unless the option or participation of such Affected SPV/Participant shall have been terminated prior to the exercise by the Borrower of its rights hereunder; or (ii) any Lender constituting a Non-Funding Lender; or (iii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders (without giving effect to the requirements that there be at least two Lenders) have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify (A) in the case of clause (i)(A), (ii) or (iii) above, Agent and such Affected Lender (or such non-consenting Lender or such Non-Funding Lender (so long as such Person still constitutes a Non-Funding Lender at such time), as applicable) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such Non-Funding Lender or non-consenting Lender), or (B) in the case of clause (i)(B) above, Agent, such Affected SPV/Participant, if known, and the applicable Lender (such Lender, a “Participating Lender”) that (1) granted to such Affected SPV/Participant the option to make all or any part of any Loan that such Participating Lender would otherwise be required to make hereunder or (2) sold to such Affected SPV/Participant a participation in or to all or a portion of its rights and obligations under the Loan Documents, of the Borrower’s intention to obtain, at the Borrower’s expense, a Replacement Lender for such Participating Lender, in each case, which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such Non-Funding Lender or non-consenting Lender) or Participating Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender or Affected SPV/Participant, as applicable, for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment, and in the case of a Participating Lender being replaced by a Replacement Lender, (x) all right, title and interest in and to the Obligations and Commitments so assigned to the Replacement Lender shall be assigned free and clear of all Liens or other claims (including pursuant to the underlying option or participation granted or sold to the Affected SPV/Participant, but without affecting any rights, if any, of the Affected SPV/Participant to the proceeds constituting the purchase price thereof) of the Affected SPV/Participant, and (y) to the extent required by the underlying option or participation documentation, such Participating Lender shall apply all or a portion of the proceeds received by it as a result of such assignment, as applicable, to terminate in full the option or participation of such Affected SPV/Participant. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.
9.23    Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to the Guaranty, to which the obligations of the Borrower and the other Credit Parties are subject.
9.24    Creditor-Debtor Relationship. The relationship between Agent, each Lender and each L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Lead Arrangers, the L/C Issuers, the Swingline Lenders and the other Lenders are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Agent, the Lead Arrangers, the L/C Issuers, the Swingline Lenders and the other Lenders, on the other hand, (B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, the Lead Arrangers, the L/C Issuers, the Swingline Lenders and the other Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, , any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Agent, the Lead Arrangers, the L/C Issuers, the Swingline Lenders nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Lead Arrangers, the L/C Issuers, the Swingline Lenders and the other Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent, the Lead Arrangers, the L/C Issuers, the Swingline Lenders nor any Lender has any obligation to disclose any of such interests to the Borrower, or any of its Affiliates. To the fullest extent permitted by Requirements of Law, each Credit Party hereby waives and releases any claims that it may have against Agent, the Lead Arrangers, the L/C Issuers, the Swingline Lender and the other Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
9.25    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.25, or otherwise under the Guaranty, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.25 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.25 constitute, and this Section 9.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
9.26    Acknowledgment and Consent to Bail-In of EEA Financial Institutions.
Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
9.27    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Rate Contract, other swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Non-Funding Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 9.27, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Article X.

TAXES, YIELD PROTECTION AND ILLEGALITY
10.1    Taxes.
(a)    Except as required by a Requirement of Law, each payment by or on account of any Credit Party under any Loan Document shall be made free and clear of all Taxes.
(b)    If any Taxes shall be required by the Code to be deducted or withheld from or in respect of any amount payable under any Loan Document to any Recipient (i) if such Tax is an Indemnified Tax, such amount payable by the relevant Credit Party shall be increased as necessary to ensure that, after all required deductions or withholdings for Indemnified Taxes are made (including deductions and withholdings applicable to any increases to any amount under this Section 10.1), such Recipient receives the amount it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law. The parties acknowledge that one or more Credit Parties may be required pursuant to the Code to deduct or withhold amounts from or in respect of amounts payable under one or more Loan Document to one or more Recipients. It is agreed that, with respect to Taxes required by the Code to be deducted or withheld by a Credit Party, the relevant Credit Party shall give Agent at least five (5) Business Days prior notice of its intention to make any such deductions or withholdings and an explanation of the reasons for same.
(c)    If any Taxes shall be required by any Requirement of Law other than the Code (or any successor thereto) to be deducted or withheld from or in respect of any amount payable under any Loan Document to any Recipient (i) if such Tax is an Indemnified Tax, such amount payable by the relevant Credit Party shall be increased as necessary to ensure that, after all required deductions or withholdings for Indemnified Taxes are made (including deductions and withholdings applicable to any increases to any amount under this Section 10.1), such Recipient receives the amount it would have received had no such deductions or withholdings been made, (ii) the relevant Credit Party or the Agent shall make such deductions or withholdings, (iii) the relevant Credit Party or the Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made by a Credit Party, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.
(d)    In addition, but without duplication of amounts, the Borrower agrees to pay, and authorizes Agent to pay in its name and at its cost, any stamp, court, intangible, recording, filing, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from any payment made under, the execution, delivery, performance, enforcement or registration of, from the receipt of perfection of a security interest under, or otherwise with respect to, any Loan Document or any transaction contemplated therein, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, other than an assignment made pursuant to Section 9.22 or Section 10.1(g) (collectively, “Other Taxes”). The Swingline Lender may, without any need for demand or consent from the Borrower (but with notice to the Borrower), by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrower shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.
(e)    [Reserved].
(f)    Each of the Credit Parties, on a joint and several basis, shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Recipient for all Indemnified Taxes (excluding any Other Taxes previously paid by the Borrower pursuant to Section 10.1(d) paid or payable by such Recipient (or required to be withheld or deducted on any payment to a Recipient) and any Liabilities arising therefrom or with respect thereto, other than (i) Taxes for which a Recipient has been grossed-up pursuant to 10.1(b) or (c) and (ii) any penalties resulting from the gross negligence, bad faith or willful misconduct of such Recipient, whether or not such Indemnified Taxes were correctly or legally asserted. Each of the Credit Parties shall, and does hereby, jointly and severally, reimburse and indemnify the Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 8.8(b). A certificate of the Recipient (or of Agent on behalf of such Recipient) claiming any compensation under this clause (f), setting forth the amounts to be paid thereunder and delivered to the Borrower with a copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.
(g)    Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole good-faith determination of such Lender, be otherwise disadvantageous to such Lender.
(h)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section(i)(i)(A) and (B), (ii), and (iv) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    without limiting the generality of the foregoing,
(i)    each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax (including backup withholding) or, a reduction in the rate of withholding Tax under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed copies of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent may withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
(ii)    Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed copies of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.
(iii)    Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (i) and provide them to Agent.
(iv)    If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and the Borrower any documentation under any Requirement of Law or reasonably requested by Agent or the Borrower sufficient for Agent or the Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For the purposes of this Section 10.1, Requirement of Law shall include FATCA, and solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(j)    If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to Section 10.1(b) or (c)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.1 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this Section 10.1(j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(j), in no event shall the Recipient be required to pay any amount to a Credit Party pursuant to this Section 10.1(j) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.1(j) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.
10.2    Illegality. If any Lender determines that any Requirement of Law, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or Letter of Credit or to determine or charge interest rates based upon the LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or Letter of Credit or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR component of the Base Rate, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 10.4.
10.3    Increased Costs and Reduction of Return.
(a)    If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 10.6) or any L/C Issuer; (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes,

(B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or Issuing or maintaining any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer
(i)    If any Lender or L/C Issuer shall have determined that Change in Law regarding any Capital Adequacy Regulation has or would have the effect of reducing the rate of return on such Lender’s or the
(ii)    L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, then the Borrower shall be liable for, and shall from time to time pay to Agent for the account of such Lender or L/C Issuer, as the case may be, such additional amounts or amounts as are sufficient to compensate such Lender or L/C Issuer, as the case may be, for additional costs incurred or reduction suffered or such Taxes incurred.
(b)    [reserved].
(c)    Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a Change in Law Section 10.3(a) above and/or a Change in Law with respect to Capital Adequacy Regulation under Section 10.3(b) above, as applicable, regardless of the date enacted, adopted or issued.
10.4    Funding Losses. Promptly upon demand of any Lender (with a copy to Agent), but in any event within ten (10) Business Days of such demand, the Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
(a)    the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);
(b)    the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)    the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;
(d)    the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or
(e)    the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within five (5) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.
10.5    Inability to Determine Rates.
(a)    If in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, (i)  the Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 10.5(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii)  Agent or the Required Lenders determine that for any reason LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Rate Loan, Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended (to the extent of the affected LIBOR Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to LIBOR component of the Base Rate, the utilization of the LIBOR component in determining the Base Rate shall be suspended, in each case until Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 10.5(a), until the Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
(b)    Notwithstanding the foregoing, if Agent has made the determination described in clause (i) of Section 10.5(a), the Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 10.5(a), (ii) the Agent or the Required Lenders notify Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Requirements of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides Agent and the Borrower written notice thereof.
(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)     the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by Agent or receipt by Agent of such notice, as applicable, Agent and the Borrower may amend this Agreement as mutually agreed to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
10.6    Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.
10.7    Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.
10.8    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
Article XI.

DEFINITIONS
11.1    Defined Terms. The following terms are defined in the Section referenced opposite such terms:

“Acceptable Discount Price”	1.7(d)(ii)
“Affected Lender”	9.22
“Affiliated Lender Assignment and Assumption”	9.9(g)(i)(B)
“Agency Fee Letter”	1.9(a)
“Applicable Discount Price”	1.7(d)(ii)
“Authorizations”	3.22(b)
“Bank of America”	Preamble
“Borrower Materials”	9.10(e)
“Discounted Buyback”	1.7(d)(i)
“Discounted Buyback Amount”	1.7(d)(ii)
“Discounted Buyback Notice”	1.7(d)(ii)
“Change in Law”	10.3(a)

“Compliance Certificate”	4.2(b)
“Covered Entity”	9.27
“Cure Period”	7.6
“Cure Right”	7.6
“Discount Price Range”	1.7(d)(ii)
“DQ List”	9.9(b)(iv)(E)
“Enforcement Qualifications”	3.4
“Event of Default”	7.1
“Extended Revolving Loan Commitment”	9.1(f)
“Extended Term Loans”	9.1(f)
“Extension”	9.1(f)
“Extension Offer”	9.1(f)
“Incremental Effective Date”	1.1(e)(i)
“Incremental Facility”	1.1(e)(i)
“Incremental Equivalent Indebtedness”	1.1(e)(i)
“Incremental Facility Request”	1.1(e)(i)
“Incremental Revolving Loan”	1.1(e)(i)
“Incremental Revolving Loan Commitment”	1.1(e)(i)
“Incremental Term Loan”	1.1(e)(i)
“Incremental Term Loan Commitment”	1.1(e)(i)
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Initial Term Loan”	1.1(a)
“Initial Term Loan Commitment”	1.1(a)
“IP Rights”	3.14
“L/C Reimbursement Agreement”	1.1(c)
“L/C Reimbursement Date”	1.1(c)
“L/C Request”	1.1(c)
“L/C Sublimit”	1.1(c)
“Letter of Credit Fee”	1.9(c)
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Balance”	1.1(b)
“MNPI”	9.3(f)
“Notice of Conversion/Continuation”	1.6(a)
“Notice of Intent to Cure”	7.6
“OFAC”	3.18
“Other Taxes”	10.1(d)
“Participant Register”	9.9(f)
“Permitted Acquisition”	5.2(i)
“Permitted Liens”	5.1
“Permitted Repricing Amendment”	9.1(e)
“Public Lender”	9.10(e)
“QFC Credit Support”	9.27

“Qualifying Term Loans”	1.7(d)(iii)
“Register”	1.4(b)
“Replacement Lender”	9.22
“Sale”	9.9(b)
“SDN List”	3.18
“Specified Equity Contributions”	7.6
“Subject Subsidiary”	5.2(w)
“Supported QFC”	9.27
“Swing Loan”	1.1(d)
“Swingline Request”	1.1(d)
“U.S. Special Resolution Regimes”	9.27
“Unused Commitment Fee”	1.9(b)
“Yield Differential”	1.1(e)(iv)
In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
“Account” means “accounts” as defined in the UCC.
“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, as determined on a consolidated basis for such Acquired Entity or Business.
“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, but excluding (other than for purposes of the definition of the term “Affiliated Lender”) any Person that would be an “Affiliate” of any of the Sponsors solely because it is an unrelated portfolio company of any of the Sponsors. “Controlling” and “Controlled” have meanings correlative thereto.
“Affiliated Lender” means, at any time, any Lender that is a Sponsor or an Affiliate (other than a Debt Fund Affiliate, the Borrower or any of its Subsidiaries) of a Sponsor at such time.
“Agent” means Bank of America, in its capacity as administrative agent for the Lenders under the Loan Documents, or any successor administrative agent appointed in accordance with Section 8.9.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $100,000,000, as such amount may be increased as a result of Incremental Revolving Loan Commitments, or reduced from time to time pursuant to this Agreement.
“Aggregate Term Loan Commitment” means the combined Initial Term Loan Commitments of the Lenders, which shall initially be in the amount of $325,000,000, as such amount may be reduced from time to time pursuant to this Agreement or increased as a result of Incremental Term Loan Commitments.
“AHYDO Payments” means any cash interest payments of accrued interest on any applicable Junior Indebtedness (including interest paid in kind since the applicable issuance date) at such times (on or prior to the close of any accrual period ending after the date five years after the applicable issuance date of such Junior Indebtedness) and in such amounts as necessary so that such Junior Indebtedness will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations”, in each case, within the meaning of Section 163(i) of the Code.
“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, an interest rate floor or otherwise, in each case incurred or payable by the Borrower generally to the lenders with respect to such Indebtedness including any such original issue discount or upfront fees (with original issue discount being equated to interest based on an assumed four-year life to maturity or, if less, the remaining life to maturity) payable generally to all lenders providing such Indebtedness (but excluding structuring, arrangement, commitment, underwriting, amendment or other fees not shared generally with all such lenders); provided that, for purposes of a Permitted Repricing Amendment, the interest rate floor on the Indebtedness subject thereto shall be equated to the All-in Yield only to the extent the interest rate floor would cause an increase in the interest rate then in effect thereunder (in which case the interest rate floor but not the interest rate margin shall be increased to the extent of any differential).
“Applicable Margin” means:
(a)    initially and until the delivery of the Compliance Certificate statements for the first fiscal quarter ending June 30, 2019, a percentage per annum equal to with respect to (i) (x) the Initial Term Loans and Revolving Loans 2.75% for LIBOR Rate Loans and (y) the Initial Term Loans, Revolving Loans and Swing Loans 1.75% for Base Rate Loans; and (ii), the Unused Commitment Fee rate, 0.50%; and
(b)    thereafter, the following percentages per annum based on the Total Net Leverage Ratio as set forth in the following table below:

	Total Net Leverage Ratio	Base Rate Margin	LIBOR Rate Margin	Unused Commitment Fee Rate
1.	≥ 3.00:1.00	1.75%	2.75%	0.50%
2.	< 3.00:1.00 but ≥ 2.50:1.00	1.50%	2.50%	0.45%
3.	< 2.50:1.00 but ≥ 2.00:1.00	1.25%	2.25%	0.40%
4.	< 2.00:1.00 but ≥ 1.50:1.00	1.00%	2.00%	0.35%
5.	< 1.50:1.00	0.75%	1.75%	0.30%

The Applicable Margin shall be adjusted quarterly, to the extent applicable, as of the first Business Day after the date on which a Compliance Certificate is delivered pursuant to Section 4.2(b) with respect to each Fiscal Quarter or Fiscal Year based on the Total Net Leverage Ratio as of the last day of such Fiscal Quarter. Notwithstanding the foregoing, (a) if Borrower fails to deliver the financial statements required by Section 4.1(a), or the related Compliance Certificate required by Section 4.2(b), by the respective date required thereunder after the end of any related Fiscal Quarter, the Applicable Margin shall be the rates corresponding to the first row in the foregoing table until such financial statements and Compliance Certificate are delivered, and (b) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.
If, as a result of any restatement of or other adjustment to the financial statements of the Credit Parties or for any other reason, the Borrower, the Agent or the Lenders determine that (a) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Total Net Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of Total Net Leverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders or the applicable L/C Issuer, promptly on demand by Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Total Net Leverage Ratio would have resulted in lower pricing for such period, neither Agent nor any Lender nor any L/C Issuer shall have any obligation to repay any interest or fees to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods. Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.
Notwithstanding the foregoing, the Applicable Margin in respect of any (i) Class of Extended Revolving Loan Commitments or any Extended Term Loans made pursuant to any Extension shall be the applicable percentages per annum set forth in the relevant Extension Offer, (ii) Class of Incremental Revolving Loan Commitments or Incremental Term Loans shall be the applicable percentages per annum set forth in the relevant amendment entered into in connection therewith, and (iii) Class of Term Loans subject to a Permitted Repricing Amendment shall be the applicable percentages per annum set forth in the relevant Permitted Repricing Amendment.
“Approved Fund” means any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of such natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business and (b) is administered or managed by (i) a Lender, (ii) any Affiliate of a Lender or (iii) any Person or any Affiliate of any Person that administers or manages a Lender. “Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable and documented fees and out-of-pocket expenses and disbursements of any law firm or other external legal counsel.
“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Revolving Loans.
“Available Amount” shall mean, at any date of determination (the applicable “Available Amount Reference Date”), an amount equal to, without duplication:
(a)    the sum of:
(i)    the cumulative amount of Excess Cash Flow (which amount, if less than zero, shall be deemed zero for these purposes) for all Fiscal Years of the Borrower completed after the Closing Date (commencing with the Fiscal Year ending December 31, 2020) and prior to the Available Amount Reference Date with respect to which a certification of Excess Cash Flow set forth on Exhibit 4.2(b) has been delivered to Agent, minus the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Available Amount Reference Date to the prepayment of the Loans pursuant to Section 1.8(e)(i)(but without giving effect to any reduction of such amount arising from the application of Section 1.8(e)(ii)); plus
(ii)    the cumulative amount of any capital contributions or Net Cash Proceeds from any Permitted Stock Issuance (other than any Specified Equity Contribution, Excluded Contribution or any other capital contributions or equity issuances to the extent utilized in connection with other transactions permitted pursuant to Section 5.2, 5.6 or 5.8) received or made by the Borrower (or any direct or indirect parent thereof to the extent contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Date; plus
(iii)    [reserved]; plus
(iv)    (A) the aggregate amount of Net Cash Proceeds received by the Borrower in cash or Cash Equivalents after the Closing Date from the Disposition of any Investment (including Permitted Acquisitions) to the extent not required to be used to prepay the Obligations, plus (B) returns, profits, distributions and similar amounts received in cash or Cash Equivalents after the Closing Date, in each instance in (A) and (B) on or in respect of Investments (including Permitted Acquisitions) to the extent such Investment (including Permitted Acquisitions) was originally funded with and in reliance on the Available Amount (but, in the aggregate for clauses (A) and (B), not in excess of the original amount of the Available Amount used to fund such Investment); plus
(v)    in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the Fair Market Value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made using the Available Amount (but not in excess of the original amount of Available Amount used to fund such Investment); plus

(vi)    the aggregate principal amount of any Indebtedness or Disqualified Stock, in each case, of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Stock issued to the Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Stock of the Borrower or any Restricted Subsidiary that does not constitute Disqualified Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any assets received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through the Available Amount Reference Date;
minus:
(b)    the sum of the aggregate amount of:
(i)    any Investments made pursuant to Section 5.2(m) after the Closing Date through and including the Available Amount Reference Date, plus
(ii)    any Restricted Payment made pursuant to Section 5.6(j) after the Closing Date through and including the Available Amount Reference Date, plus
(iii)    any payments made pursuant to Section 5.8(a)(iii) after the Closing Date through and including the Available Amount Reference Date; plus
(iv)    solely to the extent included in clause (a) above, the amount of Investments made pursuant to clauses (c)(iv)(B), (j)(ii), (s)(ii), (t)(ii) or (x)(ii) of Section 5.2.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the LIBOR (not to be less than 0%) for a one-month period plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 10.5 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Borrower” has the meaning ascribed to such term in the preamble hereof.
“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.
“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule, regulation or treaty, whether or not having the force of law, in each case, regarding capital adequacy or liquidity requirements of any Lender or L/C Issuer or Lending Office or of any parent company controlling a Lender or L/C Issuer.
“Capital Expenditures” means, for any period, the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to fixed or capital assets reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease (or a finance lease in accordance with ASC 842) on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d)

any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000; (e) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and (f) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c), (d) or (e) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“Cash Management Bank” means any Lender, Agent, or any Affiliate of the foregoing at the time it enters into an agreement to provide treasury, depository, credit or debit card, purchasing card, and/or cash management services to the Borrower or any of its Restricted Subsidiaries or to conduct any automated clearing house transfers of funds and that is designated a “Cash Management Bank” with respect to such services, in a writing from the Borrower to Agent, and (other than a Person already party hereto as a Lender or Agent) that delivers to Agent a letter agreement reasonably satisfactory to it (i) appointing Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Article VIII, Sections 9.6, 9.18 and 9.19 as if it were a Lender or an Agent; provided that it is understood and agreed that each of Bank of America, N. A., JPMorgan Chase Bank, N.A., MidFirst Bank, Wells Fargo Bank, National Association and the Affiliates of each of the foregoing shall be Cash Management Banks as of the Closing Date.
“Cash Management Obligations” means obligations owed by the Borrower or any of its Restricted Subsidiaries to any Cash Management Bank in respect of any overdraft and related liabilities arising from treasury, depository, credit or debit card, purchasing card, or cash management services or any automated clearing house transfers of funds, in each case to the extent such obligations are designated by the Borrower as “Cash Management Obligations” in writing to Agent; provided that it is understood and agreed that all such obligations owed by the Borrower or any of its Restricted Subsidiaries to each of Bank of America, N. A., JPMorgan Chase Bank, N.A., MidFirst Bank, Wells Fargo Bank, National Association and the Affiliates of each of the foregoing, each in their respective capacities as a ‘Cash Management Bank’, shall constitute ‘Cash Management Obligations’ as of the Closing Date. The designation of any Cash Management Obligations shall not create in favor of such Cash Management Bank any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means the earlier to occur of:
(a)    [Reserved.]
(b)    at any time, and for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Sponsors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then issued and outstanding voting Stock of the Borrower, and (y) the percentage of the then issued and outstanding voting Stock of the Borrower owned, directly or indirectly, beneficially by Sponsors, provided that the occurrence of the foregoing events in this clause (b) shall not be deemed a Change of Control if the Sponsors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors or other governing body of the Borrower at such time; or
(c)    [reserved]; or
(d)    [reserved]; or
(e)    any “change of control” (or comparable term) under (i) any definitive agreement for Indebtedness of the Borrower or any of its Restricted Subsidiaries with an outstanding principal amount in excess of $25,000,000, (ii) any Incremental Facility (other than an Incremental Facility incurred under the Loan Documents) or any Incremental Equivalent Indebtedness with an outstanding principal amount in excess of $25,000,000 or (iii) the Certificate of Designations of 8.00% Series A Convertible Preferred Stock, Par Value $0.01 Per Share of the Borrower (f/k/a Accretive Health, Inc.).
“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Class” (a) when used with respect to Lenders, refers to whether such Lenders have a Loan or Commitment with respect to a particular class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Loan Commitments, Incremental Revolving Loan Commitments, Extended Revolving Loan Commitments, Initial Term Loan Commitments, Incremental Term Loan Commitments or Commitments in respect of any Term Loans subject to a Permitted Repricing Amendment and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, in each case, under this Agreement as originally in effect or amended pursuant to Section 1.1(e), 9.1 (including 9.1(e) and 9.1(f)), of which such Loans, Borrowing or Commitments shall be a part. Revolving Loan Commitments, Incremental Revolving Loan Commitments, Extended Revolving Loan Commitments, Initial Term Loan Commitments, Incremental Term Loan Commitments or Commitments in respect of any Term Loans subject to a Permitted Repricing Amendment (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.
“Closing Date” means June [__], 2019.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged as collateral under any Collateral Document.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 2.1(a) or pursuant to Section 4.10 or Section 4.12 at such time as may be designated therein, subject, in each case, to the limitations and exceptions set forth in this Agreement and any other Loan Document, duly executed by each Credit Party thereto;
(b)    all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by the Borrower (other than in respect to its own Obligations) and each Wholly-Owned Subsidiary that is a Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary or any Unrestricted Subsidiary) (each such Person in such capacities, a “Guarantor”);
(c)    the Obligations and the Guarantees shall have been secured pursuant to the Security Agreement or other applicable Collateral Document by a first-priority security interest (subject to the Permitted Liens) in all Stock and Stock Equivalents in any Restricted Subsidiary directly held by the Borrower or any Guarantor (other than Stock and Stock Equivalents of any Excluded Pledged Subsidiary); provided that in the case of any such Restricted Subsidiary that is a Foreign Holdco or CFC such first-priority security interest shall be limited to 65% of the voting power of all Stock and Stock Equivalents issued and outstanding and 100% of the issued and outstanding non-voting Stock and Stock Equivalents of such Foreign Holdco or CFC;
(d)    except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest in, substantially all tangible and intangible assets of the Borrower and each other Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, Intellectual Property, intercompany notes, other general intangibles (including contract rights) and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that such security interests shall not include security interests in Excluded Property;
(e)    none of the Collateral shall be subject to any Liens other than Permitted Liens;
(f)    [Reserved]; and
(g)    Credit Parties shall have exercised commercially reasonable efforts to deliver to Agent, within the time periods required herein (or such later date as Agent may agree to in its sole discretion), counterparts of a Control Agreement with respect to each deposit account or securities account (other than any Excluded Accounts) owned by any Credit Party promptly after the acquisition or establishment thereof and in any event within ninety (90) days after the acquisition or establishment thereof (subject to the post-closing provision thereof in accordance with Section 4.12 with respect to any such accounts in existence on the Closing Date) or such longer period as Agent may agree in its sole discretion, in each case, duly executed by the depository bank or securities intermediary with respect thereto and applicable Credit Party; provided, however, that Agent shall not give instructions directing the disposition of funds and/or withholding any withdrawal rights from any Credit Party with respect to funds from time to time credited to any deposit account or securities account (such a notice, a “Control Notice”) unless an Event of Default has occurred and is continuing and Agent agrees to promptly rescind a Control Notice if (and upon Agent’s knowledge that) such Event of Default upon which a Control Notice was issued has been cured or waived; provided that such rescission is subject to the existing Control Agreement remaining in full force and effect upon and after such rescission or, if necessary, the execution and delivery of a new Control Agreement prior to effectuating such rescission.
Agent may grant extensions of time for the grant or perfection of security interests in particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
A.    Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between Agent and the Borrower;
B.    the Collateral and Guarantee Requirement shall not apply to any of the following assets:
(i)    any fee-owned real property or leasehold interests in real property (with no requirement to take any action with respect to creation or perfection of security interests with respect to such leases, including to obtain landlord waivers, estoppels or collateral access letters),
(ii)    (x) motor vehicles, airplanes and other assets subject to certificates of title, (y) letter of credit rights (other than supporting obligations which are perfected automatically) in an amount below $1,000,000 and (z) commercial tort claims in an amount below $1,000,000,
(iii)    assets for which a pledge thereof or a security interest therein is prohibited by applicable Requirements of Law or any agreement permitted hereunder with any Person that is not an Affiliate of any of the Credit Parties (as long as such agreement is not entered into in contemplation hereof), unless any such prohibition is terminated or rendered unenforceable by the applicable anti-assignment clauses of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding such prohibition,
(iv)    any non-U.S. Property (other than the Stock and Stock Equivalents representing 65% of the voting power of all issued and outstanding voting and 100% of the non-voting Stock and Stock Equivalents of any Foreign Holdco and any CFC) of the Borrower and Guarantors that requires action under the Requirements of Law of any non-U.S. jurisdiction to create or perfect a security interest in such Property, including any

Intellectual Property in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the Requirements of Law of any non-U.S. jurisdiction shall be required in respect of such Property),
(v)    Stock and Stock Equivalents in or assets of any Person other than Wholly-Owned Subsidiaries to the extent not permitted by the terms of such Subsidiary’s organization or joint venture documents or requiring third party consent (as long as no such prohibition is entered into in contemplation hereof), unless such prohibition is terminated, rendered unenforceable by the applicable anti-assignment clauses of the UCC or applicable Requirements of Law or such consent is obtained,
(vi)    any lease, license, permit or other agreements, or any Property subject to a purchase money security interest (for so long as it is subject to such arrangement to the extent such arrangement prohibits Lien of the Agent therein), in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment clauses of the UCC and applicable Requirements of Law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Requirements of Law notwithstanding such prohibition,
(vii)    any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration issuing therefrom under applicable Federal law,
(viii)    any Property or assets for which a pledge thereof or a security interest therein would (a) require governmental consent (unless such consent has been obtained), approval, license or authorization, including any governmental licenses or state or local franchises, charters and authorizations or (b) require other third party consent (unless such consent has been obtained), approval, license or authorization or create a right of termination in favor of any third party to such agreement (as long as such agreement or prohibition is not entered into in contemplation hereof), in each case, to the extent any such pledge or security interest is prohibited or restricted thereby, other than, in each case, to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable Requirements of Law notwithstanding such prohibition (for the avoidance of doubt, no Credit Party will be required to comply with the Federal Assignment of Claims Act or any similar statute),
(ix)    [reserved],
(x)    Stock and Stock Equivalents issued by, or assets of, Unrestricted Subsidiaries, not-for-profit Subsidiaries and special purpose entities, and assets of Immaterial Subsidiary (for the avoidance of doubt, other than Stock and Stock Equivalents of the Immaterial Subsidiaries), captive insurance companies (any Subsidiary whose Stock and Stock Equivalents are not required to be pledged pursuant to this clause (x) or the foregoing clauses (v) or (viii), or the following clause (xi), an “Excluded Pledged Subsidiary”),

(xi)    any Property or asset for which a pledge thereof or the grant of a security interest therein could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower in its good faith judgment and in consultation with Agent,
(xii)    any Stock or Stock Equivalents (A) representing in excess of 65% of the voting power of issued and outstanding Stock and Stock Equivalents and 100% of the non-voting Stock and Stock Equivalents of any CFC or Foreign Holdco directly held by the Borrower or any Guarantor and (B) in any Subsidiary of a CFC or a Foreign Holdco,
(xiii)    Excluded Accounts of the type described in clauses (i), (ii) (to extent including employee benefit accounts), (iii) and (iv) of the definitions thereof, and
(xiv)    the pledge or the grant of a security interest in any Property to the extent, in the reasonable judgment of Agent, the burden or cost of perfection such pledge or security interest is excessive in view of the benefits of such pledge or security interest in favor of the Secured Parties (the Property described in the foregoing clauses (i) though (xiv), the “Excluded Property”).
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Credit Parties shall not be required, nor shall Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than through (A) filing financing statements pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State of organization or formation of each Credit Party, (B) filings in the United States Patent and Trademark Office and United States Copyright Office with respect to Intellectual Property owned by any Credit Party to the extent required by the Collateral Documents, (C) delivery to Agent of Collateral consisting of (x) intercompany notes and instruments evidencing Indebtedness in excess of $1,000,000 issued to any Credit Party and endorsed in blank, and (z) stock certificates of the Borrower and its Subsidiaries accompanied by undated stock powers or share transfers executed in blank, in each case, subject to the limitations in clause (c) above, and (D) any necessary perfection steps with respect to letters of credit and commercial tort claims in amounts in excess of $1,000,000, (ii) to enter into any deposit account control agreements, securities account control agreement or other control agreement with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements unless required by clause (g) above or (iii) to take any action with respect to any assets located outside of the United States (it being understood that there shall be no security agreements, pledge agreements or share charge (or mortgage) agreements governed under the Requirements of Law of any jurisdiction other than the United States).
“Collateral Documents” means, collectively, the Security Agreement, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, copyright security agreements, collateral assignments, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Restricted Subsidiaries or any other Person pledging or granting a lien on Collateral or guarantying the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, the sum of its Revolving Loan Commitment and Term Loan Commitment.
“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment or Term Loan Commitment, as applicable, divided by the Aggregate Revolving Loan Commitment or Aggregate Term Loan Commitment, as applicable; provided that after the Term Loans have been funded, Commitment Percentages shall be determined for the Term Loans by reference to the outstanding principal balances thereof as of any date of determination rather than the Commitments therefor; provided, further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period but only to the extent such Consolidated Interest Expense is paid or currently payable in cash in such period (for the avoidance of doubt, any such amount shall exclude any Consolidated Interest Expense that, at the option of the Borrower, may be paid in cash or in kind, as long as the Borrower elects such payment to be made in kind and such payment is actually paid in kind during the relevant period), other than (without duplication and to the extent, but only to the extent, included in the determination of Consolidated Interest Expense for such period in accordance with GAAP and paid in cash for such period): (i) amortization of debt discount and debt issuance commission, fees and expenses (including, for the avoidance of doubt, any AHYDO Payments), (ii) any fees (including underwriting fees) and out-of-pocket expenses paid in connection with the consummation of the Transactions, any Permitted Acquisitions or any other debt issuance permitted hereunder, (iii) any agent or collateral monitoring fees, letter of credit fees, commitment fees and other periodic bank fees, (iv) accretion or accrual of discounted liabilities other than Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition and (vi) any costs of surety bonds in connection with financing activities.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(a)    increased (without duplication) by an amount which, in the determination of Consolidated Net Income for such period, has been deducted or netted from gross revenues (except with respect to clauses (x) and (xii) below) for, without duplication:
(i)    total interest expense and, to the extent not reflected in such total interest expense, any losses with respect to obligations under any swap contracts (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and swap contracts;
(ii)    provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise, withholding and similar taxes, including any penalties and interest relating to any tax examinations, plus, without duplication, tax distributions paid during such period in accordance with Section 5.6(g);
(iii)    the total amount of depreciation and amortization expense, including amortization of capitalized software expenditures and depreciation of assets under capitalized leases;
(iv)    (A) Transaction Expenses (including fees and expenses related to this Agreement and any amendments, supplements and modifications thereof and discretionary bonuses and other compensation-related costs incurred in connection with the consummation of the Transactions, to the extent paid on or before December 31, 2019, and in any event such discretionary bonuses and other compensation-related costs not to exceed $3,000,000 in the aggregate) and (B) any one-time costs and expenses incurred in connection with any investment, disposition, equity issuance or debt issuance to the extent permitted hereunder, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated);
(v)    amounts paid pursuant to Section 6 of that certain Put Deferral and Reimbursement Agreement dated as of September 9, 2016 among the Borrower (f/k/a Accretive Health Inc.), and the Investor (as therein defined), as in effect on February 23, 2018;
(vi)    the amount of fees, costs and expenses paid to Agent, the Lenders and/or the lenders or purchasers, as applicable, and their respective representatives, in connection with this Agreement, any other Loan Documents, any Incremental Facility, any Incremental Equivalent Indebtedness, any Permitted Repricing Amendment and any Permitted Refinancing of any of the foregoing, including any amendments, waivers or other modifications to any of the foregoing;
(vii)    any costs, charges, accruals, reserves and expenses in connection with the implementation of any cost savings initiatives, operating expense reductions, integration, transition, facilities openings, vacant facilities, consolidations, relocations and closings, permitted acquisitions and dispositions, business optimization (including relating to systems design, upgrade and implementation costs and software development costs), customer disputes, restructuring, severance, curtailments or modifications to pension or post retirement employee benefit plans and out-of-pocket costs relating to one-time re-branding efforts; provided that such costs, charges, accruals, reserves and expenses pursuant to this clause (vii), when added to the aggregate amount of add backs made pursuant to clause (xii) below, shall not exceed 25% of Consolidated EBITDA (prior to giving effect to this clause (vii) or clause (xii) below) for any four (4) fiscal quarter period;
(viii)    the amount of any expense or deduction associated with income of any Restricted Subsidiaries attributable to non-controlling interests or minority interest of third parties;
(ix)    any non-cash charges, losses or expenses (including tax reclassification related to tax contingencies in a prior period and, subject to clause (d) below, including accruals and reserves in respect of potential or future cash items), but excluding (x) any non-cash charge representing amortization of a prepaid cash item that was paid but not expensed in a prior period and (y) losses from hedging agreements or embedded derivatives;
(x)    cash actually received (or any netting arrangements resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back;

(xi)    unusual or non-recurring losses or charges; provided that such unusual or nonrecurring losses or charges are reasonably identifiable, factually supportable and certified by the Borrower’s chief financial officer;
(xii)    the amount of “run rate” cost savings, synergies and operating expense reductions projected by the Borrower in good faith to be realized as a result of any specified transaction, operating improvement, restructuring or cost savings initiative taken or expected in good faith to be taken within 12 months following the end of such period (calculated on a pro forma basis as though such “run rate” cost savings, synergies and operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, synergies and operating expense reductions are reasonably identifiable, factually supportable and certified by the Borrower’s chief financial officer (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements); provided that such benefit is expected to be realized within 12 months of taking such action); provided, further, that such cost savings, synergies and operating expense reductions pursuant to this clause (xii), when added to the aggregate amount of add backs made pursuant to clause (vii) above, shall not exceed 25% of Consolidated EBITDA (prior to giving effect to clause (vii) above or this clause (xii)) for any four (4) fiscal quarter period; provided, further that such foregoing 12-month periods in this clause (xii) shall not apply with respect to add-backs pursuant to this clause (xii) in an aggregate amount up to $15,000,000 as specified in the Lender Presentation that was furnished in the Form 8-K filed on April 17, 2018 by the Borrower with the SEC;
(xiii)    costs of legal or regulatory proceedings, settlements, fines, judgments and orders (in excess of insurance recoveries in respect thereof) not to exceed $3,000,000 in the aggregate during the term of this Agreement;
(xiv)    cash expenses incurred with respect to liability events or casualty events (in excess of insurance recoveries in respect thereof), not to exceed $2,000,000 in the aggregate during the term of this Agreement;
(xv)    any realized losses resulting from obligations under any swap contracts and the application of GAAP;
(xvi)    costs and expenses incurred in connection with relocation of the Chicago, Illinois tech center to Salt Lake City, Utah (including, without limitation, legal fees, severance costs, retention, recruiting, relocation and signing bonuses and expenses incurred in connection therewith), in each case, to the extent incurred on or prior to the date which is the one year anniversary of the Closing Date;
(xvii)    losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business); and
(xviii)    third party advisory and consulting fees or other similar fees not to exceed $2,000,000 in any trailing twelve month period,
(b)     decreased (without duplication) by an amount which, in the determination of Consolidated Net Income for such period, has been included for: (i) non-cash income during such period (other than with respect to cash actually received and the reversal of any accrual or reserve in any prior period), and (ii) any realized gains resulting from obligations under any Rate Contracts and the application of GAAP,
(c)    decreased by all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(ix) above in such period or in a prior period,
(d)     to the extent not already excluded in determining Consolidated Net Income, decreased by the amount of income consisting of or associated with losses of any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties,
(e)    decreased by non-recurring or unusual gains,
(f)    except as provided in the calculation of Excess Cash Flow, increased (without duplication and to the extent not already included in determining Consolidated EBITDA) on a Pro Forma Basis by the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); provided that it is understood and agreed that any add-backs to the calculation of Acquired EBITDA arising from cost-savings related to the Acquired Entity or Business (including, without limitation, the add-backs set forth in clauses (vii) and (xii) of the definition of Consolidated EBITDA) shall be subject to the percentage caps and other restrictions set forth in clause (a) above; and
(g)    except as provided in the calculation of Excess Cash Flow, decreased (without duplication and to the extent not already included in determining Consolidated EBITDA) on a Pro Forma Basis by the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Borrower or any of its Restricted Subsidiaries during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA, all implementation fees as set forth in that certain MPSA with the Borrower (f/k/a Ascension Health Inc.) dated as of February 16, 2016, as in effect on the date of the Commitment Letter shall be included as income in the period in which such are received in cash irrespective of the treatment of such under GAAP.
For purposes of determining Consolidated EBITDA for any period that includes the quarterly periods ending June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019, the Consolidated EBITDA for each such quarterly period shall equal $20,800,000, $25,300,000, $31,200,000 and $37,900,000, and all periods ending after March 31, 2019 and prior to the Closing Date shall be adjusted in a manner consistent with such amounts.
“Consolidated First Lien Net Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Net Debt on such date that is secured by a Lien on any asset of the Borrower and its Restricted Subsidiaries as of such date, but excluding such Indebtedness to the extent secured on a junior lien basis to the Obligations.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(1)    consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, (including, without limitation (and without duplication), amortization of debt issuance costs and original issue discount, premiums paid to obtain payment, financial assurance or similar bonds, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases and the implied interest component of synthetic lease obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of any obligations under any Rate Contracts constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of such Person and its Subsidiaries); plus
(2)    all cash dividends paid or payable on preferred Disqualified Stock of such Person during such period other than to such Person or a Credit Party, plus or less, as applicable, to the extent they would otherwise be included in interest expense under GAAP, unrealized gains and losses arising from derivative financial instruments issued by such Person for the benefit of such Person or its Subsidiaries, in each case determined on a consolidated basis for such period.
For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
“Consolidated Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Funded Debt of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money (including, without limitation, the Loans) together with all Indebtedness of the type described in clauses (d) and (f) of the definition of “Indebtedness” minus (b) the lesser of (i) unrestricted cash and Cash Equivalents that would be included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date, which unrestricted cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date and (ii) $25,000,000; provided that Consolidated Net Debt shall not include Letters of Credit, except to the extent of unreimbursed drawings thereunder.
“Consolidated Net Income” means, means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication:

(a)	any net after-tax extraordinary gains, losses or charges;

(b)	the cumulative effect of a change in accounting principle(s) during such period;

(c)
any net after-tax gains or losses realized upon the disposition of assets outside the ordinary course of business (including any gain or loss realized upon the disposition of any equity interests of any Person) and any net gains or losses on disposed, abandoned and discontinued

operations (other than assets held for sale) (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities;

(d)
(A) the net income (or loss) of (1) solely for purposes of determining the amount available under clause (a) of the definition of “Available Amount”, any Restricted Subsidiary (other than a Credit Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders (which has not been legally waived) and (2) any Person that is not a Restricted Subsidiary and any Unrestricted Subsidiary, except in each case to the extent of the amount of dividends or other distributions actually paid in cash or cash equivalents (or converted to cash or cash equivalents) to such Person or one of its Restricted Subsidiaries by such Person or Unrestricted Subsidiary during such period and (B) solely for purposes of determining excess cash flow, the income or loss of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person,

(e)
non-cash compensation charges, including any such charges arising from pension obligations, stock options, restricted stock grants or other equity-incentive programs or deferred compensation programs of such Person or any direct or indirect parent company thereof, including in connection with the Transactions,

(f)
(A) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management of the Credit Parties, in each case of (A) and (B), to the extent that(in the case of any cash charges, costs and expenses) such charges, costs or expenses are funded with cash proceeds contributed to the capital of the Borrower, or any other direct or indirect parent of the Borrower or net cash proceeds of an issuance of qualified equity interests of the Borrower, or any other direct or indirect parent of the Borrower,

(g)	any net income or loss attributable to the early extinguishment of indebtedness or any write-off or forgiveness of indebtedness,

(h)
effects of any adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof,

(i)	accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP,

(j)
any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or obligations (including any losses with respect to obligations of customers, account debtors and suppliers in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case, pursuant to GAAP,

(k)
any net gain or loss resulting from currency translation gains or losses related to currency re-measurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses, and

(l)	any net unrealized gains and losses resulting from obligations under Rate Contracts and the application of GAAP.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include (A) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption and (B) reimbursements of any expenses and charges to the extent reducing Consolidated Net Income that are actually received and covered by indemnification or other reimbursement provisions or, so long as the Borrower has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such 365 day period), in the case of clause (B) in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.
“Consolidated Working Capital” means, at any date, the excess of (a) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries at such date over (b) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, but excluding, without duplication, (A) the current portion of any Funded Debt, (B) all Indebtedness consisting of Revolving Loans, Swing Loans and Letter of Credit Obligations to the extent otherwise included therein, (C) the current portion of interest of any Funded Debt, (D) the current portion of current and deferred income taxes, (E) the current portion of any Capital Lease Obligations, (F) deferred revenue arising from cash receipts that are earmarked for specific projects, (G) the current portion of deferred acquisition costs and (H) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).
“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any credit agreement, indenture, instrument or other undertaking evidencing Indebtedness to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.
“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
“Co-Syndication Agents” means each of Capital One, National Association and Keybanc Capital Markets Inc., in its capacity as co-syndication agents under this Agreement.
“Credit Parties” means, collectively, the Borrower and each other Guarantor.
“Debt Fund Affiliate” means an Affiliate of the Sponsor (other than the Borrower, any of its Subsidiaries or a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of such natural Person)) that is a bona fide debt fund or investment vehicle primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of its business and (i) whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to the Borrower or the Sponsor and (ii) with respect to which none of the Borrower, the Sponsor or any of their Affiliates that is not a bona fide debt fund or investment vehicle primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of its business makes investment decisions or has the power, directly or indirectly, to cause the direction of such Affiliate’s investment decisions.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirement of Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the expiration of any cure period, or both, in each case as set forth in Section 7.1, would become an Event of Default.
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Disposition pursuant to Section 5.5(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of equity interests) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Persons” means (i) those banks, financial institutions or other persons separately identified in writing by the Borrower to the Agent prior to February 23, 2018, (ii) competitors (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds) of the Borrower and its Subsidiaries prior to or after the Closing Date and that is identified by name in writing to the Agent in a written supplement to the DQ List, and (iii) any Affiliate of Persons described in clause (i) or (ii) above solely to the extent such Person has the name of the disqualified institution in its legal name (and is not a bona fide fixed income investor, bank (or similar financial institution) or debt fund); provided that (x) no Person described in clause (ii) or clause (iii) shall be or become a “Disqualified Person” hereunder until the third (3rd) Business Day following the delivery of such writing and shall be a “Disqualified Person” hereunder only on a prospective basis and shall not apply retroactively to disqualify any Person that has previously acquired a Commitment or Loan or a participation interest in any Loan and (y) for the avoidance of doubt, any supplements to the DQ List after a relevant trade date shall not retroactively disqualify a Lender that was not a Disqualified Person on such trade date; provided further that “Disqualified Persons” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Person” by written notice delivered to Agent and the Lenders from time to time.
“Disqualified Stock” means any Stock and Stock Equivalent which, by its terms (or by the terms of any security or other Stock and Stock Equivalent into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock and Stock Equivalents that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided however, that in no event will any Stock or Stock Equivalents constituting the 8.00% Series A Convertible Preferred Stock of the Borrower (f/k/a Accretive Health, Inc.) constitute Disqualified Stock.
“Dollars”, “dollars” and “$” each mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.
“Eligible Assignee” means any assignee permitted by and consented to in accordance with Section 9.9.
“Engagement Letter” means that certain the Amended and Restated Engagement Letter, dated May 30, 2019, by and among the Lead Arrangers (other than Capital One, National Association) and the Borrower.
“Environment” means ambient air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any and all Requirements of Law relating to pollution, the protection of the environment or natural resources or, to the extent relating to exposure to Hazardous Materials, human health, including all those relating to the manufacture, generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities and any costs of environmental consultants and Attorneys’ Costs) of any Credit Party or any of its respective Restricted Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other legally binding consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Credit Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Credit Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of

ERISA or that is in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Plan or Pension Plan maintained or contributed to by any Credit Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Credit Party.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excess Cash Flow” means, for any period, an amount equal to (without duplication):
(a)    Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such period (but (i) excluding any amounts of Acquired EBITDA added to such Consolidated EBITDA pursuant to clause (f) of the definition of Consolidated EBITDA for any portion of the relevant period prior to the acquisition of the relevant Acquired Entity or Business and (ii) including any amounts of Disposed EBITDA deducted from such Consolidated EBITDA pursuant to clause (g) of the definition of Consolidated EBITDA for any portion of the relevant period prior to the disposition of such Sold Entity or Business); plus
(b)    decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting); less
(c)    Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries (less interest income) and fees, commissions, discounts, make-whole payments, penalties and premiums incurred in connection with Indebtedness, in each case, to the extent paid in cash during such period; less
(d)    an amount equal to the amount of all non-cash credits to the extent included in calculating Consolidated Net Income but not deducted in arriving at such Consolidated EBITDA; less
(e)    the amount of cash taxes paid or tax reserves set aside or payable by the Borrower and its Restricted Subsidiaries (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; less
(f)    all director’s fees and expenses and indemnification obligations with respect to directors and insurance premiums paid on behalf of directors, in each case, to the extent paid in cash during such period and permitted to be paid in accordance with this Agreement; less
(g)    without duplication of amounts deducted pursuant to clause (o) below in prior Fiscal Years and without duplication of clause (h) below, the amount of Capital Expenditures made in cash during such period, to the extent that such Capital Expenditures were financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries; less
(h)    all fees, costs and expenses paid in cash by the Borrower and its Restricted Subsidiaries during such period in connection with Permitted Acquisitions, Capital Expenditures and Investments permitted hereunder; less
(i)    the aggregate amount of all (x) scheduled principal payments of Indebtedness of Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Leases and (B) the amount of repayments of Term Loans pursuant to Section 1.8(a) (or any amortization provision with respect to any Extended Term Loans, Incremental Term Loans and Incremental Equivalent Indebtedness) paid in cash during such period, (y) mandatory prepayment of Term Loans pursuant to Section 1.8(c) (or any similar provision with respect to any Extended Term Loans, Incremental Term Loans and Incremental Equivalent Indebtedness) to the extent required due to a Disposition or Event of Loss that resulted in an increase to Consolidated Net Income (and not in excess of the amount of such increase) made during such period and (z) all mandatory prepayments of other Indebtedness that is secured by a lien on the Collateral ranking pari passu with the lien on the Collateral securing the Initial Term Loans (except to the extent such prepayments are funded with the proceeds of an asset disposition which gave rise to such mandatory prepayment) (but excluding (X) all other prepayments of Term Loans, (Y) all prepayments of Revolving Loans, except, in the case of clause (Y), to the extent there is an equivalent permanent reduction in Revolving Loan Commitments thereunder and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder, in each case, made during such period); less
(j)    the amount of Restricted Payments paid during such period pursuant to Section 5.6(f), (h), (i), (j) or (n)) to the extent such Restricted Payments were financed with Internally Generated Cash of Borrower and its Restricted Subsidiaries; less
(k)    without duplication of any other clause of this definition, other cash items or charges incurred by Borrower and its Restricted Subsidiaries to the extent added back to Consolidated EBITDA (or excluded in the calculation of Consolidated Net Income) for such period; less
(l)    without duplication of amounts deducted pursuant to clause (o) below in prior Fiscal Years, the amount of Investments permitted and Permitted Acquisitions made during such period to the extent that such Investments and Permitted Acquisitions were financed with Internally Generated Cash of Borrower and its Restricted Subsidiaries (and including, with respect to any Investment and Permitted Acquisition, the amount of any working capital and other purchase price adjustments made, and other deferred purchase consideration paid, during such period to the extent such adjustments and consideration were financed with Internally Generated Cash of the Borrower and its Restricted Subsidiaries); less
(m)    the aggregate amount of all payments and charges in connection with any repurchases pursuant to Section 5.6(g), to the extent made using Internally Generated Cash; less
(n)    increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting); less
(o)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of working capital adjustments and all permitted earn-out obligations incurred, and all other consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries (without duplication of amounts deducted from Excess Cash Flow pursuant to clause (g) or (l) above for such period), pursuant to binding contracts or binding commitments entered into prior to or during such period relating to Permitted Acquisitions, permitted Investments or Capital Expenditures to the extent paid in cash during such period and financed with Internally Generated Cash of Borrower and its Restricted Subsidiaries; less
(p)    any expenses or charges paid in cash on account of an item for which a non-cash charge was taken, and added back to such Consolidated EBITDA, in the same or in a prior period; less
(q)    the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and did not reduce Consolidated EBITDA in a prior period, except to the extent such expenditures were financed with the proceeds of the incurrence of Indebtedness (other than Revolving Loans or extensions of credit under any other revolving credit facility or similar facility or other short term Indebtedness) by the Borrower or any of its Restricted Subsidiaries.
Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Account” means any (i) payroll accounts, (ii) employee benefit accounts, 401(k) accounts and pension fund accounts, (iii) tax withholding accounts, (iv) fiduciary and trust accounts, including those accounts primarily holding cash of any customer of the Credit Parties, (v) accounts holding deposits in connection with Liens permitted under Section 5.1(e), (f) or (x) and (vi) each individual account in which the Credit Parties customarily maintain less than $500,000; provided that in the event all accounts described in clause (vi) customarily hold an aggregate amount in excess of $1,500,000, then the accounts holding the largest average balance will cease to be “Excluded Accounts” pursuant to clause (vi) (with such accounts continuing in descending order until such aggregate threshold is no longer exceeded).
“Excluded Contribution” means the amount of capital contributions to the Borrower or Net Cash Proceeds from the sale or issuance of Qualified Stock of the Borrower , in each case to the extent actually received in cash by the Borrower (or cash received from issuances of debt securities that have been converted into or exchanged for any such Stock or Stock Equivalents) (other than any amount designated as a Specified Equity Contribution or included for purposes of determining the Available Amount) and designated by the Borrower to Agent as an Excluded Contribution before or promptly after such capital contributions is made or such equity interests are sold or issued, less amounts used for (a) Investments under Section 5.2(x), (b) Restricted Payments under Section 5.6(l) and (c) payments under Section 5.8(b). For the avoidance of doubt, proceeds of any Excluded Contribution shall be used only for the purposes set forth in the immediately preceding sentence and for no other purpose.
“Excluded Pledged Subsidiary” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.
“Excluded Property” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.
“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Subsidiary” means (a) any Subsidiary that is a (i) CFC or (ii) a Foreign Holdco (and any Domestic Subsidiary owned by any CFC or Foreign Holdco), (b) any Immaterial Subsidiary, (c) any captive insurance companies, (d) any not-for-profit Subsidiaries, (e) any special purpose entities (so long as such special purpose entity is not created in contemplation of circumventing the guarantee obligations), (f) any JV Entity, (g) to the extent a Guarantee could result in material adverse tax consequences (as determined by Borrower in its reasonable discretion in consultation with the Agent) and (h) any other Subsidiary with respect to which, in the reasonable judgment of Agent and the Borrower, the cost, burden or other consequences of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
“Excluded Tax” means with respect to any Recipient: (a) Taxes imposed on or measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Recipient as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) United States federal withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Recipient under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office (other than pursuant to Section 9.22 or Section 10.1(g)), except in each case to the extent such Person is a direct or indirect assignee of any other Recipient that was entitled immediately before the assignment to such Person became effective, or to the extent such Lender was entitled immediately before it changed its lending office, to receive additional amounts under Section 10.1(b); (c) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Recipient to comply with Section 10.1(h); and (d) any United States federal withholding Taxes imposed under FATCA.
“E-Fax” means any system used to receive or transmit faxes electronically.
“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission, in each case to the extent such process is pursuant to a procedure approved by Agent.
“E-System” means any electronic system approved by Agent in its reasonable judgment, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of May 8, 2018, by and among, the Borrower, the other Credit Parties from time to time party thereto, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto.
“Facility Termination Date” means the date on which (a) the Commitments have terminated, (b) all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents, and all Cash Management Obligations and Obligations arising under Secured Rate Contracts that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, have been paid and satisfied in full, and (c) there shall have been deposited cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, Agent shall have received a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted).
“Fair Market Value” means, with respect to any asset or Property on any date of determination, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower) at such date of determination.
“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FDA” means the Food and Drug Administration of the United States and any comparable agencies in foreign countries, together in each case, with any successor agencies.
“Federal Health Care Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent; and (c) if such rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letters” means that each of ‘Fee Letters’ defined in the Engagement Letter and the Agency Fee Letter.
“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“Financial Covenants” means, collectively, the covenants set forth in Sections 6.1 and 6.2.
“First Lien Net Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four Fiscal Quarter period for which financial statements are available.
“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on December 31, March 31, June 30 and September 30 of each year.
“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.
“Foreign Holdco” means any direct or indirect Domestic Subsidiary which has no material assets other than capital stock and, if applicable, debt of CFCs or Foreign Holdcos.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Credit Party or any Restricted Subsidiary with respect to employees outside the United States.
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Non-Funding Lender, (a) with respect to any L/C Issuer, such Non-Funding Lender’s Commitment Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Non-Funding Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Non-Funding Lender’s Commitment Percentage of Swing Loans other than Swing Loans as to which such Non-Funding Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.5(a).
“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), including, without limitation, quasi-governmental entities established to perform the functions of any such agency, branch of government or Person, and any agency, branch or other governmental body (federal or state) charged with the responsibility, or vested with the authority to administer or enforce, any Health Care Laws.
“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the Ordinary Course of Business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”
“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower in its sole discretion may cause any Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Subsidiary to execute a joinder to the Guaranty in the form of the related exhibit thereto, and any such Subsidiary shall be a Guarantor, Credit Party and Subsidiary Guarantor hereunder for all purposes.
“Guaranty” means, collectively, (a) that certain Guaranty, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrower, made by the Guarantors in favor of Agent, for the benefit of the Secured Parties, and (b) each other guaranty and guaranty supplement delivered pursuant to Section 4.10, in each case, as the same may be amended, restated and/or modified from time to time.
“Hazardous Material” means all explosive or radioactive substances or wastes, and all other hazardous or toxic chemicals, pollutants, contaminants, compounds, substances or wastes of any nature regulated pursuant to any applicable Environmental Law due to their dangerous or deleterious properties or characteristics, including, without limitation, petroleum or petroleum distillates, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, and infectious wastes.

“Health Care Laws” means all federal and state laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to (a) the federal Anti‑Kickback Statute (42 U.S.C. §1320a‑7b(b)), Sections 1320a‑7 and 1320a‑7a of Title 42 of the United States Code, the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§1395nn and 1396b), the civil False Claims Act (31 U.S.C. §3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), or any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations, (b) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104‑191) and the regulations promulgated thereunder and similar state or local statutes or regulations governing the privacy or security of patient information, (c) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, (d) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder as well as comparable state Medicaid statutes and regulations, (e) TRICARE (10 U.S.C. Section 1071 et seq.) and the regulations promulgated thereunder, (f) quality and safety laws, rules or regulations relating to the regulation, storage, provision or administration of, or payment, billing, coding, documentation or submission of claims or accounts receivable for, healthcare products or services, (e.g., Federal Food, Drug & Cosmetics Act (21 U.S.C. §§ 301 et seq.), the Public Health Service Act, (42 U.S.C. §§ 201 et seq.)) and (g) licensure laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare items, services or goods and the ownership or operation of medical equipment, supplies or accessories, including laws relating the so-called “corporate practice of medicine”, and fee splitting, each of (a) through (g) as amended from time to time.
“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.
“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that has been designated by the Borrower in writing to Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not re-designated as a Material Subsidiary as provided below); provided that (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries (other than Foreign Subsidiaries) at the last day of the most recently ended Test Period equal or exceed 5% of the total assets of the Borrower and its Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries (other than Foreign Subsidiaries) equal or exceed 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not re-designated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower shall re-designate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to Agent, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided further that the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Impacted Lender” means any Lender that (i) fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender (provided that such Lender shall cease to be an Impacted Lender upon receipt by the Agent of such assurance), (ii) has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets other than in connection with an Undisclosed Administration, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender or (iii) becomes the subject of a Bail-In Action. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate. Any determination by Agent that a Lender is an Impacted Lender, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be an Impacted Lender as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower, each L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.
“Incremental Percentage” means, with respect to any Permitted Acquisition or Investment permitted hereunder, the percentage of the aggregate purchase consideration for such Permitted Acquisition or Investment, as applicable, that is financed with the proceeds of an Incremental Facility or Incremental Equivalent Indebtedness.
“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts (other than trade payables, accounts payable and accrued operating expenses, in each case, incurred or entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds (excluding, for the avoidance of doubt, surety bonds, appeal bonds, and similar instruments), debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (j) net obligations of such Person under any Swap Obligations; and (k) all Guarantee Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.
For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company)

in which such Person is a general partner or joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net obligation under any Swap Obligation on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (i) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Tax” means (a) any Tax, other than an Excluded Tax, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.
“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period more than three (3) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of more than three (3) months), the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the last day of each calendar quarter.
“Interest Coverage Ratio” means, on any date of determination, the ratio of (without duplication) (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four Fiscal Quarter period for which financial statements are available, to (b) Consolidated Cash Interest Expense of Borrower and its Restricted Subsidiaries for such period.
“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three, or six, or, if available to all applicable Lenders, such other period that is twelve months or less thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
(a)    if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)    no Interest Period for a Term Loan or any portion thereof shall extend beyond the last scheduled payment date therefor and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date; and
(d)    no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.
“Internally Generated Cash” means, with respect to any Person, funds of such Person and its Restricted Subsidiaries generated by the business operations of such Person, and expressly excluding (to the extent received by such Person or any of its Restricted Subsidiaries) proceeds of (a) the incurrence of Indebtedness (other than Revolving Loans or other Indebtedness incurred under a revolving credit facility), (b) the issuance of Stock, (c) any capital contribution, (d) any casualty or condemnation event, or (e) any other event (including Dispositions) to the extent such proceeds would not be included in Consolidated EBITDA.
“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.
“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrower and its Restricted Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s or such Restricted Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Stock or Stock Equivalents or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the Ordinary Course of Business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the Property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.
“Issuer Documents” means with respect to any Letter of Credit, the L/C Request, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Credit Party) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Junior Indebtedness” means any Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is (x) secured by a Lien that is junior in priority to the Lien securing the Obligations, (y) by its terms subordinated in right and time of payment to all or any portion of the Obligations or (z) unsecured.
“Junior Indebtedness Documents” means any agreement, indenture and instrument pursuant to which any Junior Indebtedness is issued, in each case as amended to the extent permitted under the Loan Documents.
“JV Entity” means (a) any joint venture and (b) any non-Wholly Owned Subsidiary of the Borrower.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Revolving Loan Commitment, Revolving Loan, any Incremental Term Loan Commitment, any Incremental Revolving Loan or any Incremental Revolving Loan Commitment, in each case as extended in accordance with this Agreement from time to time.
“L/C Issuer” means (i)  Bank of America and (ii) any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, designated by the Borrower after the Closing Date and approved by Agent (such approval not to be unreasonably withheld), in such Person’s capacity as an issuer of Letters of Credit hereunder.
“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the applicable L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.
“Lead Arranger” means each of BofA Securities, Inc., JPMorgan Chase Bank, N.A., Wells Fargo, National Association and Capital One, National Association, each in their respective capacities as a joint lead arranger under this Agreement.
“Lender” has the meaning specified in the preamble hereto and, as the context requires, includes the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.
“Letter of Credit” means standby and trade letters of credit Issued for the account of the Borrower or a Subsidiary of the Borrower by L/C Issuers for which Agent and Lenders have incurred Letter of Credit Obligations. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“LIBOR” means, for each Interest Period, the higher of (a) zero percent (0.00%) per annum, and (b) a rate equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time) at approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination; provided that to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by Agent.
“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by Agent from time to time).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Agent determines in consultation with the Borrower).
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Financing” means any incurrence of Indebtedness related to, and identified at the time of, any Limited Condition Transaction.
“Limited Condition Transaction” means any Permitted Acquisition by one or more of the Borrower or any of the Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement to be financed by, but whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Loan” means any loan made or deemed made by any Lender hereunder (including any Initial Term Loans, Incremental Term Loans, additional Term Loans, Extended Term Loans, any Term Loans subject to a Permitted Repricing Amendment, and any extensions of credit under any Revolving Loan Commitment, Incremental Revolving Loan Commitment or Extended Revolving Loan Commitment).
“Loan Documents” means this Agreement (including, for the avoidance of doubt, any Permitted Repricing Amendment, Extension, Extension Offer or any amendment entered into in connection with an Incremental Facility incurred under the Loan Documents), the Fee Letters, the Collateral Documents, the Guaranty, any intercreditor or subordination agreement entered into in connection with Indebtedness permitted pursuant to Section 5.3(t) and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Material Adverse Effect” means any event, change or condition that individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies of Agent and the Lenders under the Loan Documents, or (iii) the ability of the Borrower and the other Credit Parties (taken as a whole) to perform their payment and performance obligations under the Loan Documents.
“Material Environmental Liabilities” means Environmental Liabilities exceeding $10,000,000 in the aggregate.
“Material Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Subsidiary that has been designated as a

Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).
“Maturity Date” means (a) with respect to the Revolving Loan, the Revolving Termination Date and (b) with respect to Initial Term Loans, the fifth anniversary of the Closing Date (or, with respect to any Incremental Term Loans, additional Term Loans, Extended Term Loans or any Term Loans subject to a Permitted Repricing Amendment, such date or any later date that is the maturity date applicable thereto); provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or to which any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).
“Net Cash Proceeds” means:
(a)    with respect to the Disposition of any asset by the Borrower or any of its Restricted Subsidiaries or any Event of Loss, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Event of Loss (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Event of Loss, any insurance proceeds or condemnation awards in respect of such Event of Loss actually received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Event of Loss and that is required to be repaid (and is timely repaid) in connection with such Disposition or Event of Loss (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Event of Loss, (C) Taxes (or distributions in respect of Taxes) paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any withholding Taxes payable as a result of the distribution of such proceeds to the Borrower), and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrower or any of its Restricted Subsidiaries in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Event of Loss, the amount of such reserve; and
(b)    with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-

of-pocket expenses and other customary expenses incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance.
“Non-Credit Party” means any Subsidiary of the Borrower that is not a Credit Party.
“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it to Agent, any L/C Issuer, the Swingline Lender or any other Lender hereunder (including in respect of its participation in Letters of Credit or Swing Loans) and under the other Loan Documents within two (2) Business Days after any such payment is due, (b) given written notice (and Agent has not received a revocation in writing), to the Borrower, Agent, any Swingline Lender, or any L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed to fund, and not cured, all or any portion of its Loans or participations hereunder within two (2) Business Days of the date such Loans or participation were required to be funded hereunder unless such Lender notifies Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (d) has failed, within three (3) Business Days after written request by Agent or the Borrower, to confirm in writing to Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Non-Funding Lender pursuant to this clause (d) upon receipt of such written confirmation by Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Non-Funding Lender solely by virtue of the ownership or acquisition of any Stock or Stock Equivalents in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Non-Funding Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Non-Funding Lender as of the date established therefor by Agent in a written notice of such determination, which shall be delivered by Agent to the Borrower, each L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.
“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Note” means any Revolving Note, Swingline Note or Term Note and “Notes” means all such Notes.
“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto, or such other form as may be approved by Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of Prepayment” means a notice of prepayment with respect to a Loan or commitment reduction pursuant Section 1.7, which shall be substantially in the form of Exhibit 1.7 hereto, or such other form as may be approved by Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Agent), appropriately completed and signed by a Responsible Officer.
“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations (including, without limitation, Cash Management Obligations), covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider, Cash Management Bank or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment or assumption), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including all interest, fees or expenses, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed or allowable in any such proceeding; provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than any such connection arising solely from the Recipient having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document.
“Other Taxes” has the meaning set forth in Section 10.1(d).
“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (USA Patriot Act).
“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years, or to which any Credit Party or any ERISA Affiliate has any liability (contingent or otherwise).
“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 5.3, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 5.3(f), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (excluding the effects of minimal amortization and any voluntary prepayments of Indebtedness), (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 5.3(f), at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent permitted by Section 1.8, such Indebtedness may participate on a pro rata basis or on less than a pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder and shall not require any mandatory prepayments in addition to those under this Agreement and (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 5.3(r), (i) such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended (f) any Permitted Refinancing that is junior to the Facilities with respect to security shall be subject to a customary intercreditor agreement reasonably satisfactory to the Agent and the Borrower, (g) such indebtedness is not guaranteed by any guarantors other than the Guarantors and (h) to the extent secured, such indebtedness is not secured by property or assets other than the Collateral.
“Permitted Reorganizations” means re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, (i) neither the value of the security interest of the collateral agent and the Lenders in the Collateral (including as to the perfection and priority thereof), nor the value of the Guarantee, taken as a whole, is materially impaired, (ii) such reorganization or activities would not result in a taxable event for the Lenders and (iii) no Default or Event of Default has occurred and is continuing or would result immediately therefrom.
“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of its Restricted Subsidiaries after the Closing Date; provided that (a) any such Sale Leaseback that is not between (i) a Credit Party and another Credit Party or (ii) a Subsidiary that is not a Credit Party and another Subsidiary that is not a Credit Party must be, in each case, consummated for fair market value as determined at the time of consummation in good faith by (x) the Borrower or such Subsidiary and (y) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $10,000,000, the board of managers or directors or sole member, as applicable, of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback) and (b) the net cash proceeds resulting from any such Sale Leaseback shall be applied to the prepayment of the Loans in order set forth in Section 1.8(f) unless otherwise reinvested in accordance with Section 1.8(c).
“Permitted Surviving Debt” means (i) purchase money indebtedness, capital leases and equipment financings of the Borrower and its Restricted Subsidiaries that will remain outstanding following the Closing Date and (ii) intercompany indebtedness among the Borrower and its Restricted Subsidiaries.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Credit Party or any Restricted Subsidiary or, with respect to any such employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Products” means any item or any service that is prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by, managed, performed, or otherwise used, offered, or handled by or on behalf of the Credit Parties.
“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any financial performance test hereunder for an applicable period of measurement as of any applicable calculation date, in respect of any Specified Transaction, the making of such calculation after giving effect, on a pro forma basis, to:
(a)    the consummation of such Specified Transaction as of the first day of the applicable calculation period, as if such Specified Transaction had been consummated on the first day of such calculation period, giving effect (without duplication) to any operating expense reductions and cost savings that would be permitted to be added back to Consolidated EBITDA pursuant to clauses (a)(vii) and (a)(xii) of the definition thereof, but only to the extent that such operating expense reductions and cost savings are so certified by the Borrower;

(b)    the assumption, incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries (including any person which becomes a Restricted Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such calculation period (with any such Indebtedness bearing interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period); and
(c)    the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by the Borrower or any of its Restricted Subsidiaries (including any person which becomes a Restricted Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such calculation period;
with clauses (a) through (c) calculated in a manner consistent with GAAP; provided that the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Stock” means any Stock or Stock Equivalents that are not Disqualified Stock.
“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) designed to provide protection against fluctuations in interest or currency exchange rates and any other agreements or arrangements designed to provide such protection.
“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Restricted Subsidiary of any Credit Party.
“Recipient” means Agent, each Lender (including each Swingline Lender), each L/C Issuer, each other Indemnitee and any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, including each Secured Swap Provider and each Cash Management Bank. “Refinancing” shall have meaning set forth in the recitals.
“Related Persons” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.
“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Release of Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Release of Hazardous Material.
“Reportable Event” means, with respect to any Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder.
“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect plus the aggregate unpaid principal balance of the Term Loans then outstanding, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, that if there are two or more Lenders that are not Affiliates of one another, then Required Lenders shall include at least two Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).
“Required Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, that if there are two or more Revolving Lenders that are not Affiliates of one another, then Required Revolving Lenders shall include at least two such Revolving Lenders (Revolving Lenders that are Affiliates of one another being considered as one Revolving Lender for purposes of this proviso).
“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 2.1(a)(iii) on the Closing Date, any secretary or assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article I, any other officer of the applicable Credit Party so designated by any of the foregoing officers in a notice to Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Stock or Stock Equivalent of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Stock or Stock Equivalent by the issuer or an affiliate thereof, or on account of any return of capital to the holders of the Stock or Stock Equivalents of such Person, or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Loan Commitments at such time.
“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans or Letter of Credit Obligations).
“Revolving Loan” means a Loan made or deemed to have been made pursuant to Section 1.1(b), Section 1.1(c)(vi)(B), Section 1.1(d)(iii)(B) or pursuant to Incremental Revolving Loan Commitments or Extended Revolving Loan Commitments. For the avoidance of doubt, the term “Revolving Loan” shall include any Revolving Loans subject to a Permitted Repricing Amendment.
“Revolving Loan Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and acquire interests in Letter of Credit Obligations and Swing Loans, which initial commitments are set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitments”, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Revolving Lender pursuant to an Assignment, (ii) an amendment or joinder agreement with respect to an Incremental Revolving Loan Commitment or (iii) an Extension with respect to Extended Revolving Loan Commitments. For the avoidance of doubt, the term “Revolving Loan Commitment” shall include any Revolving Loan Commitments subject to a Permitted Repricing Amendment.
“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.
“Revolving Termination Date” means the earlier to occur of: (a) the fifth anniversary of the Closing Date; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement; provided that the reference to Revolving Termination Date with respect to Incremental Revolving Loan Commitments whose maturity has been established pursuant to Section 1.1(e), Extended Revolving Loan Commitments whose maturity has been established pursuant to Section 9.1(f), as applicable, shall be the date to which such Revolving Termination Date shall have been so extended or such maturity date as so established; provided further that if any such day is not a Business Day, the Revolving Termination Date shall be the Business Day immediately preceding such day.
“S&P” means Standard & Poor’s Rating Services.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any Property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold, transferred or disposed.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider and each Cash Management Bank.
“Secured Rate Contract” means any Rate Contract between the Borrower or any of its Restricted Subsidiaries and the counterparty thereto, (i) where said counterparty is (or was at the time such Rate Contract was entered into) Agent or a Lender or an Affiliate of Agent or a Lender, or (ii) which Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.
“Secured Swap Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with the Borrower or any of its Restricted Subsidiaries.
“Securities Act” means the Securities Act of 1933.
“Security Agreement” means that certain Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrower, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.
“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured, (ii) the sum of the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured, (iii) such Person and its Subsidiaries, on a consolidated basis, have not incurred debts or other liabilities, including current obligations, beyond their ability to pay such debts of other liabilities as they become due (whether at maturity or otherwise) and (iv) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all of the facts and circumstances known to such Person, represents the amount that would reasonably be expected to become an actual and matured liability.
“Specified Event of Default” means an Event of Default under Section 7.1(a) or Section 7.1(f).

“Specified Transaction” means any Investment (including any Acquisition), Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan, or Incremental Revolving Loan Commitments that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that any increase in the Revolving Loan Commitment, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.
“Sponsor” means collectively: (i) TowerBrook Capital Partners L.P. (“TCP”) and any of its Affiliates, including any investment fund managed or advised, directly or indirectly, by TCP or any of its Affiliates (each, a “TowerBrook Fund”), (ii) any Affiliate of any TowerBrook Fund, but excluding, in any case, any portfolio company of any such fund, other than TCP-ASC ACHI Series LLP or any other entity through which any such fund, directly or indirectly, owns, beneficially or of record, an equity interest in the Borrower; and (iii) Ascension Health Alliance and any of its Affiliates.
“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.
“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
“Subordinated Notes” means the notes issued pursuant to the Subordination Note Agreement.
“Subordinated Note Agreement” means that certain Subordinated Note Purchase Agreement dated as of the date hereof, by and among the Borrower, each other Obligor (as defined therein) and the Subordinated Lenders.
“Subordinated Lenders” means TI IV ACHI Holdings, LP, Ascension Health Alliance D/B/A Ascension, IHC HEALTH SERVICES, INC. and the other purchasers party to the Subordinated Notes Indebtedness Documents from time to time.
“Subordinated Notes Indebtedness Documents” means the Subordinated Note Agreement, the Subordinated Notes and each of the other “Note Documents” as defined under the Subordinated Note Agreement any agreement, in each case as amended to the extent permitted under the Loan Documents.
“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Obligation, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Obligations, (a) for any date on or after the date such Swap Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Obligations (which may include a Lender or any Affiliate of a Lender).
“Swingline Commitment” means $5,000,000.
“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, Bank of America or, upon the resignation of Bank of America as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.
“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Affiliate” means, (a) Borrower and each of its Subsidiaries. (b) each other Credit Party and (c) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary Tax returns.
“Term Loan” means any term loan made hereunder pursuant to Section 1.1(a), any Incremental Term Loan, any Extended Term Loan, and any Term Loan subject to a Permitted Repricing Amendment, as the context requires.
“Term Loan Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, any Incremental Term Loan Commitment of such Lender as set forth in any amendment under Section 9.1(e), any commitment to extend Term Loans of such Lender under Section 9.1(f) and any commitment to extend Term Loans of such Lender as set forth in any Permitted Repricing Amendment, as applicable, in each case, as amended to reflect Assignments and as such amount may be reduced or increased pursuant to this Agreement. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Loan Commitments, and any Commitment in respect of Term Loans subject to a Permitted Repricing Amendment.
“Term Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 11.1(f) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loans made to the Borrower by such Lender or its predecessor(s).
“Test Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 4.1(a) or (b) (or, for any date of determination prior to any such delivery, for the period of four consecutive Fiscal Quarters of the Borrower ended March 31, 2019).
“Threshold Amount” means $10,000,000.
“Total Net Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four Fiscal Quarter period ending on such date.
“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade dress, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
“Transactions” means, collectively, (a) the funding of the Initial Term Loans and any Revolving Loans on the Closing Date, (b) the consummation of the Refinancing, (c) the consummation of any other transactions in connection with the foregoing on or about the Closing Date and (d) the payment of the Transaction Expenses.
“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Restricted Subsidiaries in connection with the Transactions, this Agreement, the other Loan Documents and the transactions contemplated hereby.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.
“Undisclosed Administration” means, in relation to a Lender or any Person that directly or indirectly controls a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“United States” and “U.S.” each means the United States of America.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 4.16 subsequent to the date hereof until such Person ceases to be an Unrestricted Subsidiary in accordance with the terms hereof.
“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.
“Wholly-Owned Subsidiary” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Stock or Stock Equivalents of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Requirements of Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
11.2    Other Interpretive Provisions.
(a)    Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.
(b)    The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
(c)    Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”
(d)    Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to New York time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
(e)    Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
(f)    Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
11.3    Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP; provided that notwithstanding the foregoing or anything to the contrary herein, all leases of the Borrower and its restricted subsidiaries that are treated as operating leases for purposes of GAAP on the Closing Date shall continue to be accounted for as operating leases regardless of any change in, or in the application of, GAAP following such date that would otherwise require such leases to be treated as capital leases. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent. (a) For purposes of determining pro forma compliance with any financial covenant as of any date prior to September 30, 2019, such provision shall assume that the relevant Test Period is the Test Period ending on September 30, 2019, and the level of any such financial covenant shall be deemed to be the covenant level for the Test Period ending September 30, 2019, and (b) if the availability of Indebtedness under this Agreement, or other incurrence of Indebtedness in compliance with this Agreement, is subject to a maximum leverage ratio, then, solely for the purposes of determining such availability or compliance, the cash proceeds of such Indebtedness shall not be included in the calculation, if applicable, of cash or cash equivalents included in the determination of such leverage ratio; provided that, to the extent the proceeds of any such Indebtedness are to be used to repay other Indebtedness, the foregoing shall not limit the Borrower’s ability to give Pro Forma Effect to such repayment of Indebtedness and all other appropriate pro forma adjustments. Notwithstanding anything to the contrary contained herein, any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP as in effect and implemented on the Closing Date shall not be treated as a Capital Lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.
11.4    Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.
11.5    Limited Condition Transactions. For purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the First Lien Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default (other than with respect to Events of Default under Section 7.1(g) or 7.1(f), which condition shall in any event be satisfied at the time any such Limited Condition Transaction is consummated) or (iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA) (excluding with respect to the incurrence of Revolving Loans, but including with respect to the incurrence of debt under the Incremental Facilities or Incremental Equivalent Indebtedness pursuant to Section 1.1(e), subject to the conditions applicable thereto), in each case, in connection with a Limited Condition Transaction and any Limited Condition Financing and the related use of baskets in connection therewith, that may be consummated thereafter, at the irrevocable option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such Limited Condition Transaction is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction, any Limited Condition Financing and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recently ended Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that, notwithstanding anything to the contrary herein and other than solely with respect to the incurrence test under which such Limited Condition Transaction is being made, the Consolidated EBITDA, assets and consolidated net income of any target of such Limited Condition Transaction can only be used in the determination of the relevant ratios and baskets for usages other than in connection with the applicable transaction pertaining to such Limited Condition Transaction if and when such acquisition has closed. The Borrower shall make the LCT Election on or prior to the LCT Test Date. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.

11.6    Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
CREDIT PARTIES:
R1 RCM INC., as Borrower
By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

Signature page to Credit Agreement

ADVANCED DATA PROCESSING, INC.,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

INTERMEDIX ANALYTICS, LLC,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

INTERMEDIX ARM, LLC,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

INTERMEDIX CORPORATION,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

INTERMEDIX HOLDINGS INC.,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

Signature page to Credit Agreement

MEDICAL CONSULTANTS, INC.,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

PRACTICE SUPPORT RESOURCES, LLC,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

ROVER16, INC,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

THE DEZONIA GROUP, INC.,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

Signature page to Credit Agreement

INTERMEDIX MIDCO, INC.,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

INTERMEDIX OFFICE BASED, LLC,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

INTERMEDIX PHYSICIAN SERVICES, LLC,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

INTERMEDIX STAFFING, INC.,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

MED MEDIA, INC.,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

Signature page to Credit Agreement

PROJECT LINKS PARENT, INC.,
as a Credit Party

By: /s/ Christopher Ricaurte
Name: Christopher Ricaurte
Title: Chief Financial Officer

Signature page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
BANK OF AMERICA, N.A.,
as Agent
By: /s/ Mary Lawrence
Name: Mary Lawrence
Title: AVP; Agency Management Officer

Signature page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

BANK OF AMERICA, N.A.,
as L/C Issuer and a Lender

By: /s/ Heath B. Lipson
Name: Heath B. Lipson
Title: Senior Vice President

Signature page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Krys Szremski
Name: Krys Szremski
Title: Executive Director

Signature page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

PNC BANK,
NATIONAL ASSOCIATION,
as a Lender

By: /s/ Santiago Caraballo
Name: Santiago Caraballo
Title: Senior Vice President/Managing Director

Signature page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Suzannah Valdivia
Name: SUZANNAH VALDIVIA
Title: SENIOR VICE PRESIDENT

Signature page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Geoffrey Billingsley
Name: Geoffrey Billingsley
Title: Vice President

Signature page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

CAPITAL ONE,
NATIONAL ASSOCIATION,
as a Lender

By: /s/ Anuj Dhingra
Name: Anuj Dhingra
Title: Duly Authorized Signatory

Signature page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as a Lender

By: /s/ Lindsey Stuckey
Name: Lindsey Stuckey
Title: Vice President

Signature page to Credit Agreement